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As filed with the Securities and Exchange Commission on November 1, 2004

Registration No. 333-119224

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Polypore, Inc.
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact name of co-registrants as specified in their charters)

Polypore, Inc.

Delaware
(State or other jurisdiction of incorporation or organization)

3999
(Primary Standard Industrial Classification Code Number)

57-1006871
(I.R.S. Employer Identification No.)

13800 South Lakes Drive
Charlotte, N.C. 28273
(704) 587-8409
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Frank Nasisi
Polypore, Inc.
President and Chief Executive Officer
13800 South Lakes Drive
Charlotte, NC 28273
(704) 587-8409
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven J. Gartner, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

Approximate date of commencement of proposed sale of securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Schedule A
Subsidiary Guarantors

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices

Daramic, LLC	Delaware	57-1006869	13800 South Lakes Drive Charlotte, N.C. 28273 (704) 587-8409
Celgard, LLC	Delaware	56-2169137	13800 South Lakes Drive Charlotte, N.C. 28273 (704) 587-8409
Daramic International, Inc.	Delaware	57-1010462	13800 South Lakes Drive Charlotte, N.C. 28273 (704) 587-8409

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 1, 2004

Preliminary Prospectus

Offers to Exchange

$225.0 million principal amount of its 8 3/4% senior subordinated dollar notes due 2012, which have been registered under the Securities Act of 1933, for any and all of its outstanding 8 3/4% senior subordinated dollar notes due 2012.

€150.0 million principal amount of its 8 3/4% senior subordinated euro notes due 2012, which have been registered under the Securities Act of 1933, for any and all of its outstanding 8 3/4% senior subordinated euro notes due 2012.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 6, 2004, UNLESS EXTENDED.

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We are offering to exchange registered 8 3/4% senior subordinated dollar notes due 2012, which we refer to herein as the "dollar notes", for any or all of our outstanding unregistered 8 3/4% senior subordinated dollar notes, and we are offering to exchange registered 8 3/4% senior subordinated euro notes due 2012, which we refer to as the "euro notes", for any or all of our outstanding 8 3/4% senior subordinated euro notes. We refer herein to the unregistered dollar notes and the unregistered euro notes as the "original notes." We refer herein to the registered dollar notes and the registered euro notes as the "exchange notes." We refer herein to the exchange notes and the original notes, collectively, as the "notes."

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The exchange offer expire at 5:00 p.m., New York City time, on December 6, 2004, unless extended. We do not currently intend to extend the expiration date.

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The exchange offer is subject to customary conditions that may be waived by us.

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All original notes outstanding that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

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Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

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The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes.

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We will not receive any proceeds from the exchange offer.

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The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

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If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

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There is no established trading market for the dollar notes. Although we have applied to list the euro exchange notes on the Luxembourg Stock Exchange, we do not intend to apply for listing of the dollar exchange notes on any securities exchange or market quotation system.

See "Risk factors" beginning on page 17 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2004.

Table of contents

Prospectus summary	1
Summary historical and pro forma consolidated financial data	13
Risk factors	17
Use of proceeds	31
The exchange offer	32
Capitalization	44
Unaudited pro forma consolidated financial information	45
Selected historical consolidated financial data	50
Management's discussion and analysis of financial condition and results of operations	53
Business	69
Management	86
Principal stockholders	93
Certain relationships	94
Description of other indebtedness	96
Description of the exchange notes	100
Material United States federal income tax considerations	167
Plan of distribution	168
Legal matters	169
Experts	169
Where you can find more information	169
Index to Financial Statements	F-1

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Chief Financial Officer, Polypore, Inc., 13800 South Lakes Drive, Charlotte, NC 28273, telephone number (704) 587-8409. In order to ensure timely delivery of this information, any request should be made by November 29, 2004, five business days prior to the expiration date of the exchange offer.

In this prospectus, the words "Polypore," the "Company," "we," "us" and "our" refer to Polypore, Inc. together with its subsidiaries unless the context indicates otherwise. References to "fiscal year" mean the 52 or 53 week period ending on the Saturday that is closest to December 31. The fiscal year ended January 3, 2004, or "fiscal 2003," included 53 weeks. The fiscal years ended December 28, 2002, or "fiscal 2002," December 29, 2001, or "fiscal 2001," December 30, 2000, or "fiscal 2000," and January 1, 2000, or "fiscal 1999," included 52 weeks.

The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to herein as the "Securities Act." This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were

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acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of distribution."

Forward-looking statements

This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about Polypore's plans, objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of Polypore and its subsidiaries. We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. These forward-looking statements may be contained under the captions "Prospectus summary," "Risk factors," "Unaudited pro forma consolidated financial information," "Management's discussion and analysis of financial condition and results of operations" and "Business." These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk factors," will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to Polypore, the following, among other things:

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the highly competitive nature of the markets in which we sell our products;

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the failure to continue developing innovative products;

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the increased use of synthetic hemodialysis filtration membranes by our customers;

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the loss of our customers;

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the vertical integration by our customers of the production of our products into their own manufacturing process;

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increases in prices for raw materials or the loss of key supplier contracts;

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employee slowdowns, strikes or similar actions;

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product liability claims exposure;

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any risks in connection with our operations outside the United States;

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the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws;

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the failure in protecting our intellectual property;

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the failure to replace lost senior management;

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the incurrence of additional debt, contingent liabilities and expenses in connection of future acquisitions;

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the failure to effectively integrate newly acquired operations; and

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absence of expected returns from the amount of intangible assets we have recorded.

Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on Polypore's results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update these forward-looking statements or the risk factors contained in this prospectus to reflect new information, future events or otherwise, except as may be required under federal securities laws.

Selling Restrictions

Italy

The exchange offer is not being made in the Republic of Italy ("Italy") and has not been submitted to the clearance procedure of the Commissione Nazionale per le Societá e la Borsa pursuant to Italian laws and regulations and may not be used in Italy in connection with the solicitation of offers to sell. Accordingly, holders of original notes are hereby notified that, to the extent such holders are Italian residents, the exchange offer is not available to them and, as such, any requests to exchange original notes from such persons shall be void and neither this exchange offer nor any other material relating to this exchange offer may be distributed or made available in Italy.

Under no circumstances shall this exchange offer constitute the solicitation of an invitation or offer to exchange the original notes from Italian residents.

United Kingdom

This document is only for circulation to persons outside the United Kingdom, persons within the United Kingdom falling within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Order") or other persons to whom it may lawfully be communicated in accordance with the Order.

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Prospectus summary

This summary may not contain all of the information that may be important to you. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes included elsewhere herein, before you decide to participate in this exchange offer.

Overview

We are a leading worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes in terms of market share. Our products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with such materials ranging in size from microscopic to those visible to the human eye. We manage our operations under two business segments: energy storage and separations media. The energy storage segment, which accounts for approximately two-thirds of our total sales, produces different types of membranes that function as separators in lead-acid batteries used in transportation and industrial applications and lithium batteries used in electronics applications. The separations media segment, which accounts for approximately one-third of our total sales, produces membranes used in various healthcare and industrial applications, including hemodialysis, blood oxygenation, ultrapure water filtration, degasification and other specialty applications.

We serve our customers globally with strategically located manufacturing facilities in the major geographic markets of North America, Europe and Asia. In fiscal 2003, we generated total sales of $441.1 million, net income of $45.3 million and EBITDA of $124.3 million. For the twelve months ended July 3, 2004, we generated total sales of $499.1 million and EBITDA of $148.0 million.

Energy storage (67% of sales for fiscal 2003)

Our separators in the energy storage segment are used in lead-acid and lithium batteries to separate the positive and negative electrodes and control the flow of ions between them. These separators require specialized technical engineering and must be manufactured to extremely demanding requirements including thickness, porosity, mechanical strength, and chemical and electrical resistance. While separators in both lead-acid and lithium batteries are a critical component for proper functioning of the battery, they are a small portion of the battery's overall cost.

Transportation and industrial applications.    We develop, manufacture and market a complete line of polyethylene and other resin separators for use in lead-acid batteries. Approximately 80% of our lead-acid battery separators are used in starting, lighting and ignition, or "SLI," batteries for automobiles and other motor vehicles and approximately 20% are used in batteries for industrial applications such as forklifts, marine applications and stationary applications such as backup power systems. As a result of the short replacement cycle for automotive batteries (industry analysts estimate that the average battery is replaced every three to four years) and the large number of motor vehicles worldwide, we estimate that approximately 80% of automotive and other SLI batteries are used as replacement batteries in the aftermarket. This aftermarket creates stable and recurring demand for our separators, which is largely driven by the size of the worldwide vehicle fleet rather than motor vehicle OEM build rates. Furthermore, our separator market is growing due to the increasing size of the worldwide fleet of motor vehicles (estimated by Ward's Motor Vehicles Facts and Figures to be growing by approximately 3% per year), amplified by the worldwide trend of conversion from alternative separator materials such as PVC, cellulose and rubber to the superior performing polyethylene-based separators.

Electronics applications.    We also develop, manufacture and market a complete line of polypropylene and polyethylene monolayer and proprietary multilayer separators used for rechargeable (Li2) and disposable (Li1) lithium batteries. Approximately 80% of the lithium battery separators we sell are used in rechargeable lithium batteries and approximately 20% are used in disposable lithium batteries. Rechargeable lithium batteries are used in consumer electronic products such as laptop computers, mobile phones, camcorders and PDAs. Disposable lithium batteries are primarily used in cameras, portable stereos and military applications. Demand for consumer electronic products has been growing rapidly and, as a result, we have experienced significant increases in demand for our lithium battery separators. According to industry analysts, sales of Li2 batteries grew at a compound annual growth rate of approximately 22% from 1996 to 2001 and are expected to grow at a compound annual growth rate of 16% through 2011.

Separations media (33% of sales for fiscal 2003)

We produce a variety of membranes and modules that provide specific fluid separation and filtration functions within our customers' products. These membranes contain the enabling technology that performs the critical role of separating desired elements from undesired elements in fluids.

Healthcare applications.    We produce highly engineered membranes for use by our customers in healthcare applications including hemodialysis, blood oxygenation and plasmapheresis. Within healthcare, hemodialysis membranes are our largest product offering. Our hemodialysis membranes are the critical component of dialyzers, which are consumable items for kidney disease treatment for end-stage renal disease, or "ESRD", patients. Our membranes perform a filtering function similar to that of a healthy kidney by removing blood toxins from patients with ESRD. Demand for dialyzers and dialyzer membranes is driven by the aging population in developed countries, increased ESRD incidence, longer life-expectancy of treated ESRD patients, improving access to treatment in developing countries, and the trend in the United States towards single-use rather than multiple use of dialyzers. According to the European Renal Association-European Dialysis and Transplant Association, the number of worldwide ESRD patients has been growing 7% per year over the last twenty years. ESRD patients generally receive three dialysis treatments per week, creating stable and recurring demand for dialyzers and our membranes. Before our customers' products are introduced into the market, our membranes, as a component of the dialyzer, must undergo rigorous testing, including clinical studies and regulatory approval. Many of the end-products in the healthcare industry for which we supply membranes require several years of development and qualification to reach the market.

Industrial and specialty applications.    We produce a wide range of membranes and modules for use in industrial and specialty applications, including liquid filtration, purification and degasification. These membranes and modules are used in a variety of end-markets, including semiconductor and microelectronics manufacturing, food and beverage processing and water purification. For example, Liqui-Cel® membrane contactors, a modular product incorporating hydrophobic hollow fiber membranes, are used in a wide variety of industries including semiconductor and microelectronics manufacturing, beverages and pharmaceuticals. We have also developed products, such as our hollow fiber, ultrafiltration polyethersulfone membrane, UltraPES®, for use in the filtration of drinking water and municipal city wastewater and the separation of oil content from industrial process water streams. In addition, we have been working closely with leading developers of next generation fuel cells in developing products, including effective-rate control membranes for direct methanol fuel cells, or "DMFCs."

Competitive strengths

Leading market positions

We believe we are number one or number two globally in most of our product lines in terms of market share.

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In the lead-acid battery separator market, we supply four out of the top five lead-acid battery manufacturers in the world, and we estimate our 2003 global market share at approximately 62%.

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In the lithium battery separator market, we supply more separators for rechargeable and disposable lithium batteries than any other supplier, and we estimate our 2003 global market share at approximately 34%.

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In the healthcare market, we are one of the largest producers of hemodialysis membranes, and we estimate our 2003 global market share at approximately 19%.

Strong customer relationships with leading manufacturers

We have cultivated strong collaborative relationships with a diverse base of customers who are among the leaders in their respective industries. Our research and development team works closely with our customers and we often enter into joint agreements in which we partner with our customers on product development and end-use testing. As a result, many of our products have been customized to our customers' manufacturing and end-use specifications. In addition, we are often selected as a customer's exclusive supplier for our microporous membrane products.

Attractive end-markets

We produce a variety of separation and filtration products addressing attractive niche end-markets. Our transportation and industrial end-markets to which we sell our products provide us with a stable and recurring revenue base, while our electronics battery, hemodialysis and specialty filtration end-markets provide us with strong growth potential.

Proven technical expertise and product innovation

We believe we have built our leading market positions through our demonstrated commitment to innovation, our proven technical expertise and high level of customer service. Our research and development effort is supported by over 150 engineers, scientists, PhDs and other personnel, representing approximately 8% of our workforce. These personnel work closely with our manufacturing and marketing groups to commercialize innovative products that address market needs.

We have leveraged our established filtration and separation technology and membrane expertise to supply a broad portfolio of membranes based on flat sheet, tubular and capillary technology. We are able to draw upon our experiences across multiple end-markets and various membrane technologies to offer our customers innovative solutions. For example, we have used process technologies developed specifically for industrial and healthcare applications and scientific know-how from our lithium battery separator development team to produce an effective rate control membrane for DMFCs. In addition, our technologies provide separation and filtration functionality across a broad spectrum of the filtration market, ranging from nanofiltration of microscopic substances to the filtration of materials visible to the human eye. This broad technology platform allows us to target new niche applications in addition to our existing markets.

Global presence

We manufacture, market and service our products in 11 facilities throughout the world. We maintain manufacturing sites in North America, Europe and Asia. By strategically positioning our manufacturing, sales and marketing and technical service personnel near our customers, we can respond to their needs more effectively and provide a higher level of service. We believe many of our customers also value this proximity because it reduces distribution costs and delivery and response times. This global presence enables us to participate in the faster growth markets in developing regions of the world. In fiscal 2003, we generated approximately 72.3% of our revenues from customers outside the United States.

State-of-the-art manufacturing facilities

We believe we have state-of-the-art manufacturing facilities and capabilities. Our equipment and manufacturing techniques have been developed over many years with significant intellectual property and capital investments. We believe our wide range of manufacturing processes enables us to produce specialized products that are difficult and costly to replicate in the market. In addition, we recently completed a significant multi-year expansion program that increased our production capacity for our lead-acid battery separators, lithium battery separators and hemodialysis membranes.

Business strategy

We intend to:

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leverage our existing products and technology base to remain our customers' supplier of choice;

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pursue new, high value-added, growing and attractive niche markets; and

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continue to enhance profitability and cash flow by aggressively managing costs.

Recent developments

On May 13, 2004, a subsidiary of our parent Polpore International, Inc. purchased all of the outstanding shares of capital stock of Polypore. The acquisition was financed by a cash equity investment by Warburg Pincus and our senior management and borrowings by Polypore, which included the issuance of the original notes. References to the "Transactions" in this prospectus mean the acquisition and related transactions and financings, including the issuance of the original notes. References to "Warburg Pincus" in this prospectus mean Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. See "Certain relationships—The Transactions."

Corporate information

Polypore, Inc. is a Delaware corporation. Our principal executive offices are located at 13800 South Lakes Drive, Charlotte, NC 28273 and our telephone number is (704) 587-8409. Our website address is http://www.polypore.net. Our website and the information contained on our website are not part of this prospectus.

The exchange offer

On May 13, 2004, we completed an offering of $225.0 million aggregate principal amount of 8 3/4% senior subordinated dollar notes due 2012 and €150.0 million aggregate principal amount of 8 3/4% senior subordinated euro notes due 2012, which we collectively refer to herein as the "original notes," in a transaction exempt from registration under the Securities Act. In connection with the offering of the original notes, we entered into a registration rights agreement, dated as of May 13, 2004, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to offer our new 8 3/4% senior subordinated dollar notes due 2012 and 8 3/4% senior subordinated euro notes due 2012, which will be registered under the Securities Act, and which we collectively refer to herein as the "exchange notes," in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. In this prospectus, we refer to the original notes and the exchange notes as the "notes." You should read the discussions under the headings "—Summary of the terms of the exchange notes" and "Description of the exchange notes" for information regarding the exchange notes.

The exchange offer	We are offering to exchange:
	•	registered dollar notes for any and all of our unregistered dollar notes; and
	•	registered euro notes for any and all of our unregistered euro notes.
You may only exchange outstanding notes in integral multiples of $1,000 in the case of the outstanding dollar notes and €1,000 in the case of the outstanding euro notes. The exchange notes are substantially identical to the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.
Resale	Based upon interpretations by the staff of the Securities and Exchange Commission (the "SEC") set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
	•	acquire the exchange notes in the ordinary course of your business;
	•	are not and do not intend to become engaged in a distribution of the exchange notes;
	•	are not an "affiliate" (within the meaning of the Securities Act) of ours;
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

• are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.
If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See "The exchange offer—Purpose of the exchange offer."
Registration rights agreement	Under the registration rights agreement, we have agreed to use our reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, liquidated damages will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See "The exchange offer—Liquidated damages."
Minimum condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the exchange offer.
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on December 6, 2004, unless we extend it. We do not currently intend to extend the expiration date.
Exchange date	We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.
Conditions to the exchange offer	Our obligation to complete the exchange offer is subject to certain conditions. We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events. See "The exchange offer—Conditions to the exchange offer."
Withdrawal rights	You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for tendering original notes	Except as discussed below, if you wish to participate in the exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.
If you hold original notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, which will send an agent's message by which you will agree to be bound by the letter of transmittal.
If you hold original notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, S.A. ("Clearstream Banking"), you must arrange for Euroclear or Clearstream Banking to transmit required information, including an agent's message, to the exchange agent in connection with a book-entry transfer. If an agent's message is not transmitted, a letter of transmittal must be mailed or otherwise delivered to the exchange agent as discussed above.
By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
	•	you are not our affiliate within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;
	•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
	•	you are acquiring the exchange notes in the ordinary course of your business; and
	•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

United States federal income tax consequences	The exchange of the original notes for the exchange notes will not be a taxable exchange for United States federal income tax purposes, and holders will not recognize any taxable gain or loss as a result of such exchange. See "Material United States federal income tax considerations."
Effect on holders of original notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "The exchange offer—Other."
Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted, original notes will continue to be subject to the transfer restrictions provided for in the original notes and the indenture governing the original notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "Risk factors—Risks associated with the exchange offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer," "—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer," and "The exchange offer—Other."
Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Exchange agent	The Bank of New York, the trustee under the indenture governing the notes, is serving as the exchange agent in connection with the exchange offer.

Summary of the terms of the exchange notes

Issuer	Polypore, Inc.
Securities offered	$225.0 million senior subordinated dollar notes due 2012 bearing interest at 8 3/4%.
€150.0 million senior subordinated euro notes due 2012 bearing interest at 8 3/4%.
Maturity date	May 15, 2012.
Interest payment dates	May 15 and November 15, commencing on November 15, 2004.
Optional redemption
The exchange notes will be redeemable at our option, in whole or in part, at any time on or after May 15, 2008, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to May 15, 2007, we may redeem up to 35% of the aggregate principal amount of the dollar notes at a redemption price of 108.75% of the principal amount of the dollar notes, and up to 35% of the aggregate principal amount of the euro notes at a redemption price of 108.75% of the principal amount of the euro notes, in each case, together with accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings of our common stock.

Additionally, we may redeem some or all of the exchange notes at any time prior to May 15, 2008 at a price equal to 100% of the principal amount of the exchange notes plus a "make-whole" premium set forth under "Description of the exchange notes—Redemption."
Change of control
If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any. We might not be able to pay you the required price of the exchange notes you present to us at the time of a change of control because our senior secured credit facilities may prohibit payment or we might not have enough funds at that time. See "Description of the exchange notes—Change of control."
Guarantees
The exchange notes will be guaranteed on a senior subordinated basis by most of our existing and future domestic subsidiaries, subject to certain exceptions. For more information, see "Description of the exchange notes—Guarantees." The guarantees will be senior subordinated indebtedness of the guarantors and will have the same ranking with respect to indebtedness of the guarantors as the exchange notes will have with respect to our indebtedness.

Ranking	The exchange notes will:
	•	be our senior subordinated obligations;
	•	rank equally in right of payment with all of our and the guarantors' existing and future senior subordinated indebtedness;
	•	be junior to all of our and the guarantors' existing and future senior indebtedness, including indebtedness under our senior secured credit facilities;
	•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the exchange notes; and
	•	be senior in right of payment to all of our and the guarantors' existing and future subordinated indebtedness.
As of July 3, 2004:
	•	we had approximately $413.8 million of senior secured indebtedness under our senior secured credit facilities;
	•	the guarantors had approximately $413.8 million of senior indebtedness, all of which consists of their guarantees of our indebtedness under our senior secured credit facilities;
	•	our foreign subsidiaries, which are not guarantors, had approximately $4.6 million of senior indebtedness and availability under lines of credit of approximately $14.0 million; and
	•	we had availability of approximately $90.0 million for borrowing of senior indebtedness under the revolving loan facility.
As of July 3, 2004, our foreign subsidiaries, which will not guarantee the exchange notes, had assets and liabilities of approximately $547.3 million and $199.7 million, respectively.

Covenants	We will issue the exchange notes under an indenture with The Bank of New York, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness and guarantees;
	•	pay dividends and repurchase our capital stock;
	•	make other restricted payments including investments and the purchase or redemption of subordinated obligations prior to maturity;
•
permit restriction on the ability of restricted subsidiaries to pay dividends on their capital stock, make loans or advances or to repay indebtedness, or transfer property to us or our other restricted subsidiaries;
	•	create liens;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into transactions with our affiliates;
	•	enter into mergers, consolidations or sales of substantially all our assets;
	•	engage in other business activities; and
	•	guarantee indebtedness.
These covenants will be subject to a number of important exceptions and qualifications. For more information, see "Description of the exchange notes—Certain covenants."
Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Trustee	The Bank of New York is the trustee for the holders of the exchange notes.
Governing law	The exchange notes, the indenture and the other documents for the offering of the exchange notes are governed by the laws of the State of New York.

For additional information about the exchange notes, see the section of this prospectus entitled "Description of the exchange notes."

Regulatory approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Appraisal rights

Holders of original notes do not have appraisal or dissenters' rights under applicable law or the indenture governing the original notes as a result of the exchange offer. See "The exchange offer—Appraisal rights".

Risk factors

Investment in the notes involves certain risks. You should carefully consider the information under "Risk factors" and all other information included in this prospectus before participating in the exchange offer.

Summary historical and pro forma consolidated
financial data

The following table presents summary historical financial data of Polypore. Our summary historical consolidated statement of operations data has been derived from (i) the audited consolidated financial statements for fiscal 2003, fiscal 2002 and fiscal 2001 and (ii) the unaudited consolidated financial statements for the periods from January 4, 2004 through May 1, 2004 (pre-Transactions) and May 2, 2004 through July 3, 2004 (post-Transactions) and the six months ended June 28, 2003.

The pro forma statement of operations data for fiscal 2003 gives effect to the Transactions as if they were consummated on December 29, 2002, the first day of Polypore's most recently completed fiscal year. The pro forma statement of operations data for the six months ended July 3, 2004 gives effect to the Transactions as if they were consummated on January 4, 2004, the first day of such six-month period. See "Certain relationships—The Transactions." The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the dates indicated above. We cannot assure you that assumptions used in the preparation of the pro forma financial data will prove to be correct.

On May 13, 2004, Polypore and its stockholders consummated the stock purchase agreement with PP Acquisition Corporation, a wholly owned subsidiary of our parent, Polypore International, Inc., pursuant to which PP Acquisition Corporation acquired 100% of the outstanding common stock of Polypore. At the time of the closing of the acquisition, PP Acquisition Corporation merged with and into Polypore, with Polypore as the surviving corporation.

On February 28, 2002, we acquired all of the outstanding shares of Membrana GmbH for an aggregate cash purchase price, including acquisition related costs, of approximately $117.0 million. On November 16, 2001, we acquired all of the outstanding shares of Separatorenerzeugung GmbH, or "Jungfer," for an aggregate cash purchase price of approximately $10.2 million and the assumption of approximately $5.9 million in debt. The following table includes financial information in respect of Membrana GmbH and Jungfer from the dates of acquisition. See Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

You should read the summary financial and other data set forth below along with the sections in this prospectus entitled "Management's discussion and analysis of financial condition and results of operations" and "Unaudited pro forma consolidated financial information" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Historical						Pro Forma (1)
	Fiscal Year			Pre-Transactions		Post- Trans- actions	Fiscal Year	Six Months Ended
(in millions)	2001	2002	2003	Six Months Ended June 28, 2003	January 4, 2004 through May 1, 2004	May 2, 2004 through July 3, 2004	2003	July 3, 2004

Statement of operations data:
Net sales	$245.7	$345.4	$441.1	$210.0	$179.3	$88.7	$441.1	$268.0
Gross profit	91.3	102.0	155.4	71.1	69.2	30.6	166.0	114.2
Selling, general and administrative expenses	33.5	48.9	69.7	32.8	24.9	12.6	84.8	42.4
In process research and development	—	—	—	—	—	5.3	—	—

Operating income	57.8	53.2	85.7	38.3	44.3	12.7	81.2	71.8
Other (income) expense:
Interest expense, net	14.1	20.9	21.5	10.6	6.1	8.4	55.9	26.8
Foreign currency and other	1.0	1.5	2.4	0.5	(1.0)	0.4	2.4	(0.6)
Unrealized (gain) loss on derivative instrument	3.1	2.5	(2.3)	(0.1)	(1.3)	—	—	—

Income before income taxes and cumulative effect of change in accounting principles	39.6	28.2	64.1	27.3	40.5	3.9	22.9	45.6
Income taxes	16.0	11.4	18.8	10.9	13.7	1.3	8.7	17.4
Cumulative effect of change in accounting principles, net	1.2	—	—	—	—	—	—	—

Net income	$22.4	$16.8	$45.3	$16.4	$26.8	$2.6	$14.2	$28.2

Other financial data:
EBITDA (2)	$69.3	$79.9	$124.3	$57.5	$61.8	$19.4	$122.0	$93.8
Depreciation and amortization	16.7	30.8	38.7	19.6	15.2	7.1	43.2	21.4
Capital expenditures	26.3	28.8	33.8	24.9	5.5	2.2	33.8	7.7
Ratio of earnings to fixed charges (3)	3.6x	2.3x	3.8x	3.4x	7.2x	1.5x	1.4x	2.7x

	Fiscal Year			Post- Transactions
(in millions)	2001	2002	2003	July 3, 2004

Balance sheet data (at end of period):
Total assets	$360.4	$633.1	$730.6	$1,477.1
Total debt, including current portion	187.7	311.0	284.1	825.8
Redeemable preferred stock and cumulative dividends payable	46.8	15.0	16.2	—
Shareholders' equity	$60.6	$97.6	$189.8	329.0

(1)    The pro forma 2003 statement of operations data reflects our results of operations as if the Transactions had occurred on December 29, 2002. The pro forma statement of operations data for the six months ended July 3, 2004 reflects our results of operations as if the Transactions had occurred on January 4, 2004. The data reflects the impact of purchase accounting and increased interest expense, as well as the related impact of taxes.

(2)    EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.

	Historical							Pro Forma
	Fiscal Year			Pre-Transactions		Post- Trans- actions	Twelve Months Ended (a)	Fiscal Year	Six Months Ended
(in millions, except per share data)	2001	2002	2003	Six Months Ended June 28, 2003	January 4, 2004 through May 1, 2004	May 2, 2004 through July 3, 2004	July 3, 2004	2003	July 3, 2004

Statement of operations data:
Net Income	$22.4	$16.8	$45.3	$16.4	$26.8	$2.6	$58.3	$14.2	$28.2
Add:
Depreciation and amortization	16.7	30.8	38.7	19.6	15.2	7.1	41.4	43.2	21.4
Interest expense, net	14.1	20.9	21.5	10.6	6.1	8.4	25.4	55.9	26.8
Provision for income taxes	16.0	11.4	18.8	10.9	13.7	1.3	22.9	8.7	17.4

EBITDA	69.3	79.9	124.3	57.5	61.8	19.4	148.0	122.0	93.8

  (a)
  Statement of operations data presented for the twelve months ended July 3, 2004 represents the combination of historical operating results for the six months ended January 3, 2004 (fiscal 2003 less six months ended June 28, 2003) and the periods from January 4, 2004 through May 1, 2004 and May 2, 2004 through July 3, 2004.

This calculation of EBITDA reflects the deduction of certain items that are added back in the calculation of EBITDA for the purpose of determining compliance with the minimum interest coverage ratio and maximum total leverage ratio covenants under our senior secured credit facilities. See "Description of other indebtedness—Senior secured credit facilities" for a description of these and other covenants under our senior secured credit facilities. These items include non-cash charges, impairments and expenses other than depreciation and amortization, cash charges resulting from the Transactions that arise within six months of the closing of the Transactions, restructuring and acquisition integration costs and certain salary and bonus payments made to former officers of Polypore prior to the closing of the Transactions, who are no longer affiliated with us as a result of the Transactions. The salary and bonus payments represented compensation in connection with the former officer's management of the business of Polypore that are not indicative in nature or magnitude of salary and bonus payments we anticipate making in the future. Our inability to comply with the minimum interest coverage ratio and maximum total leverage ratio covenants could result in a default under our senior secured credit facilities or our notes.

For purposes of determining covenant compliance regarding minimum interest coverage and maximum total leverage, (i) to calculate EBITDA for fiscal 2003, a foreign currency loss of

$2.6 million, salary and bonus paid to former officers of $5.5 million, costs relating to the Transactions of $0.6 and a non-cash loss on disposal of property, plant and equipment of $0.2 million would be added to, and a non-cash hedging gain of $2.3 million would be subtracted from the EBITDA calculation presented above for fiscal 2003, (ii) to calculate EBITDA for the six-month period ended July 3, 2004, a foreign currency loss of $0.8 million, the salary and bonus paid to former officers of $0.4 million, a one-time charge for purchased in-process research and development of $5.3 million, the write-off of the inventory purchase accounting adjustment for inventory that was sold during the period of $8.5 million and costs relating to the Transactions of $0.7 would be added to, and a non-recurring net gain on disposal of property, plant and equipment of $1.5 million and a non-cash hedging gain of $1.3 million would be subtracted from, the EBITDA calculation presented above for the six-month period ended July 3, 2004 and (iii) to calculate EBITDA for the twelve months ended July 3, 2004, a foreign currency loss of $2.7 million, the salary and bonus paid to former officers of $2.9 million, one-time charge for purchased in-process research and development of $5.3 million, write-off of the inventory purchase accounting adjustment for inventory that was sold during the period of $8.5 million, and costs related to the Transactions of $1.3 million would be added to, and a non-recurring net gain on disposal of property, plant and equipment of $1.4 million and the non-cash hedging gain of $3.4 million would be subtracted from, the EBITDA calculation presented above for the twelve month period ended July 3, 2004.

(3)    For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense that management believes is representative of the interest component of rental expense.

Risk factors

Participating in the exchange offer involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision whether to participate in the exchange offer.

Risks relating to the exchange notes

Our substantial indebtedness could harm our ability to react to changes to our business and prevent us from fulfilling our obligations under our indebtedness, including our exchange notes.

As a result of the Transactions, we have a significant amount of indebtedness. As of July 3, 2004, our consolidated indebtedness outstanding was approximately $825.8 million, excluding unused commitments of $90.0 million under our revolving loan facility, and our other liabilities were approximately $322.4 million. For fiscal 2003, on a pro forma basis, after giving effect to the Transactions, our interest expense would have been $55.9 million.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial debt could also have other important consequences. For example, it could:

•
increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

•
require us to dedicate all or a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•
limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•
place us at a competitive disadvantage compared to competitors that have less debt;

•
limit our ability to raise additional financing on satisfactory terms or at all; and

•
make it more difficult for us to satisfy our financial obligations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Although we may have interest rate hedge arrangements in effect from time to time, our interest expense could increase if interest rates increase, because our debt under the credit agreement governing our senior secured credit facilities, which includes a $370.0 million term loan facility, a €36.0 million term loan facility and a revolving loan facility of $90.0 million, may not be fully hedged and will bear interest at floating rates, generally adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. The alternate base rate is the higher of (i) JPMorgan Chase Bank's prime rate and (ii) the Federal Funds Effective Rate plus 0.50%. A 1% increase in the interest rate on our variable rate loans would cost us approximately $4.1 million per year in incremental interest expense.

Our earnings may not be sufficient to allow us to pay principal and interest on our debt, including our exchange notes, and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund our operations will depend on our ability to generate cash in the future, which is subject in part to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Our annual debt service obligations are currently comprised of payment of 1.0% of the outstanding principal on our senior secured credit facility, current maturities on other debt, plus interest. After giving effect to the Transactions and assuming no changes in the LIBO rate and repayments, principal and interest payments for the twelve months ending July 2, 2005 will be approximately $4.2 million and $52.6 million, respectively. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any of these actions may not be effected on commercially reasonable terms, or at all. In addition, the indenture for the exchange notes and the credit agreement for our senior secured credit facilities may restrict us from adopting any of these alternatives.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could increase the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. We have a $90.0 million revolving loan facility which may be drawn at any time. Furthermore, the indenture for the notes allows us to incur additional bank debt. Any additional borrowings could be senior to the exchange notes and the related guarantees. If we incur additional debt above the levels in effect upon the closing of the Transactions, the risks associated with our substantial leverage would increase.

See "Capitalization," "Selected historical consolidated financial data," "Description of other indebtedness—Senior secured credit facilities" and "Description of the exchange notes."

The terms of our senior secured credit facilities and the indenture relating to the notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our senior secured credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Our senior secured credit facilities include covenants restricting, among other things, our ability to:

•
incur, assume or permit to exist additional indebtedness or guarantees;

•
incur liens and engage in sale leaseback transactions;

•
make capital expenditures;

•
make loans and investments;

•
declare dividends, make payments on or redeem or repurchase capital stock;

•
engage in mergers, acquisitions and other business combinations;

•
prepay, redeem or purchase certain indebtedness, including the notes;

•
amend or otherwise alter terms of our indebtedness, including the notes, and other material agreements;

•
sell assets;

•
engage in transactions with affiliates; and

•
alter the business that we conduct.

The indenture relating to the notes also contains numerous operating and financial covenants including, among other things, restrictions on our ability to:

•
incur or guarantee additional debt;

•
issue preferred stock of restricted subsidiaries;

•
pay dividends or make other equity distributions;

•
purchase or redeem capital stock;

•
make certain investments;

•
enter into arrangements that restrict dividends from restricted subsidiaries;

•
engage in transactions with affiliates;

•
sell or otherwise dispose of assets; and

•
merge or consolidate with another entity.

Our senior secured credit facilities also include financial covenants, including requirements that we maintain a minimum interest coverage ratio and a maximum leverage ratio. In addition, these financial covenants include a requirement that we not exceed certain maximum aggregate capital expenditures. These financial covenants will become more restrictive over time. Our ability to meet those financial ratios and test can be affected by events beyond our control and, over time, we may not satisfy those tests.

A breach of any of these covenants or the inability to comply with the required financial covenants could result in a default under our senior secured credit facilities or the exchange notes. If any such default occurs, the lenders under our senior secured credit facilities and the holders of the exchange notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under our senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under our senior secured credit facilities, the lenders under these facilities will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash, and they will also have the right to prevent us from making debt service payments on the exchange notes. If the debt under our senior secured credit facilities or the exchange notes were to be accelerated, our assets may be insufficient to repay in full our senior subordinated notes and our other debt.

Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and if that occurs, you may not receive any payments on the exchange notes.

Our issuance of the exchange notes and the issuance of the guarantees by the guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors. While the relevant laws vary from state to state, under such laws the issuance of the exchange notes and the guarantees and the application of the proceeds therefrom will be a fraudulent conveyance if (i) we issued the exchange notes and the guarantees with the intent of hindering, delaying or defrauding creditors or (ii) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or a guarantee, and, in the case of (ii) only, one of the following is true:

•
we or any of the guarantors were insolvent, or rendered insolvent, by reason of such transactions;

•
we or any of the guarantors were engaged in a business or transaction for which our or the applicable guarantor's assets constituted unreasonably small capital; or

•
we or any of the guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such guarantee or subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or of the applicable guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•
the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities, including contingent liabilities, as they become due; or

•
it cannot pay its debts as they become due.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes. Each guarantee contains a provision intended to limit the subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Your right to receive payments on the exchange notes is subordinated to the borrowings under our senior secured credit facilities and possibly all of our future borrowings. Further, the guarantees of the exchange notes are junior to all of the guarantors' existing senior indebtedness and possibly to all of the guarantors' future borrowings.

The exchange notes and the guarantees rank behind all of our and our guarantors' existing senior indebtedness, including the senior secured credit facilities, and will rank behind all of our and the guarantors' future borrowings, in each case, except any future indebtedness that expressly provides that it ranks equal with, or junior in right of payment to, the exchange notes and the guarantees, as applicable. As of July 3, 2004, the notes and the guarantees were subordinated to approximately $418.4 million of senior debt. In addition, our senior secured credit facilities and the indenture for the notes permit us to incur substantial additional indebtedness, including senior indebtedness, in the future.

As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the exchange notes or the guarantees.

All payments on the exchange notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on designated senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with the trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior secured indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the exchange notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the exchange notes may receive less, ratably, than the holders of senior indebtedness.

The exchange notes are not secured by our assets nor those of our guarantors, and the lenders under our senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

In addition to being subordinated to all of our existing and future senior debt, the exchange notes and the guarantees are not secured by any of our assets. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of all our common stock, substantially all our assets and substantially all the assets of certain of the guarantors. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other senior debt). Upon the occurrence of any default under our senior secured credit facilities (and even without accelerating the indebtedness under our senior secured credit facilities), the lenders may be able to prohibit the payment of the exchange notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the exchange notes. See "Description of other indebtedness" and "Description of the exchange notes."

You may face foreign exchange risks by investing in the euro exchange notes.

A portion of the exchange notes will be denominated and payable in euros. If you are a United States investor, an investment in the euro exchange notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the United States dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the United States dollar could cause a decrease in the effective yield of the euro exchange notes below their stated coupon rates and could result in a loss to you on a United States dollar basis.

You cannot be sure that an active trading market will develop or be sustained for these notes.

The exchange notes are a new issue of securities. There is no established trading market for the dollar notes. Although we have applied to list the euro exchange notes on the Luxembourg Stock Exchange, we do not intend to apply for listing of the dollar exchange notes on any securities exchange or market quotation system. As a result of this and the other factors listed below, an active trading market for the exchange notes may not develop, in which case the market price and liquidity of the exchange notes may be adversely affected.

In addition, you may not be able to sell your exchange notes at a particular time or at a price favorable to you. Future trading prices of the exchange notes will depend on many factors, including:

•
our operating performance and financial condition;

•
our prospects or the prospects for companies in our industry generally;

•
our ability to complete the exchange offer or to register the notes for resale;

•
the interest of securities dealers in making a market in the exchange notes;

•
the market for similar securities; and

•
prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of these securities. It is possible that the market for the exchange notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the exchange notes, regardless of our prospects or performance.

Although the initial purchasers have advised us that they intend to make a market in the exchange notes, they are not obligated to do so. The initial purchasers may also discontinue any market making activities, at any time without notice, in their sole discretion, which could further negatively impact your ability to sell the exchange notes or the prevailing market price at the time you choose to sell. Therefore, we cannot assure you that an active market for the exchange notes will develop, or if developed, that it will continue.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

Upon the occurrence of any change of control (as defined in the indenture for the notes), we will be required to make a change of control offer to repurchase the exchange notes. Any change of control also would constitute a default under our senior secured credit facilities. Therefore, upon the occurrence of such a change of control, the lenders under our senior secured credit facilities would have the right to accelerate their loans, and we would be required to repay all of our outstanding obligations under our senior secured credit facilities. Also, as our senior secured credit facilities generally prohibits us from purchasing any exchange notes, if we do not repay all borrowings under our senior secured credit facilities first or obtain the consent of the lenders under our senior secured credit facilities, we will be prohibited from purchasing the exchange notes upon a change of control.

In addition, if a change of control occurs, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the exchange notes. See"Description of the exchange notes—Events of default."

Risks associated with the exchange offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

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registered under the Securities Act;

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offered or sold under an exemption from the Securities Act and applicable state securities laws; or

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offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their original notes may be deemed to be underwriters.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See "The exchange offer."

Risks relating to our business

Because markets in which we sell our products are highly competitive, we may have difficulty growing our business year after year.

The markets in which we sell our products are highly competitive. In each of these markets, we compete against a small number of competitors. Generally, product innovation and performance, quality, service, utility and cost are the primary competitive factors, with technical support being highly valued by our largest customers. Some of our competitors have greater economic resources than we do and are well established as suppliers to the markets that we serve.

We sell a number of our products into selected specialized markets. These specialized markets may attract additional competitors that could have greater financial, technological, manufacturing and marketing resources than we do. In addition, we intend to offer new products that we have under development in markets in which we do not currently compete. We may not be able to compete successfully in those new markets.

Competition in the market for separators used in battery applications is intense and a reduction in overall demand would likely further increase competition between us and other producers of membranes. This increased competition could cause us to reduce our prices, which could lower our profit margins.

We must continue developing innovative products in order to maintain a competitive edge.

Our continued success depends in part upon our ability to maintain technological capabilities and to continue to identify, develop and commercialize innovative products. In particular, products for some consumer electronics applications have a short lifecycle and require constant development. If we fail to continue to develop products for those markets or to keep pace with technological developments by our competitors generally, we may lose market share.

Increased use of synthetic hemodialysis filtration membranes by our customers could reduce our market share.

Hemodialysis filtration membranes are fabricated from two classes of materials: cellulosic and synthetic. Historically, most filtration membranes for dialyzers have been manufactured with cellulosic materials, but in recent years, use of synthetic materials has been growing faster than cellulosic. While most of the hemodialysis membranes we have sold historically have been manufactured with cellulosic material, we have recently expanded our production capabilities to support the launch of synthetic products. However, if the market for hemodialysis membranes shifts from cellulosic to synthetic more quickly than we can sell our production capacity, we may lose market share.

The loss of our customers could reduce our revenues and profits.

We sell a large volume of our products to several customers. A decrease in business from, or the loss of, any such large volume customer could reduce our revenues and our profits. One of our customers, Exide Technologies, represented approximately 16% of our sales in fiscal 2003.

In addition, a smaller customer, representing approximately 5% of our sales in fiscal 2003, has decided to outsource the production of dialyzers of which our filtration membranes are a component. The company to which this customer's dialyzer production will be outsourced currently purchases filtration membranes from another supplier.

In addition, our future revenues will depend in part upon the commercial success of our customers and their continued willingness to purchase our products. Any significant downturn in the business of customers could cause them to reduce or discontinue their purchases from us.

Vertical integration by our customers of the production of our products into their own manufacturing processes could reduce our revenues and our profits.

Our future revenues and profits will also depend to a significant extent upon whether our customers choose in the future to manufacture the separation and filtration membranes used in their products instead of purchasing these components from us. For example, in the healthcare industry, many of the filtration membranes used in dialyzers are produced by the manufacturers of the dialyzers themselves. If any of our existing customers choose to vertically integrate the production of their products in such a manner, the loss of sales to these customers could reduce our revenues and our profits.

Increases in prices for raw materials or the loss of key supplier contracts could reduce our profit margins.

The primary raw materials we use in the manufacture of most of our products are polyethylene and polypropylene resins, silica, paper and oil. In fiscal 2003, raw materials accounted for approximately 38% of our cost of sales. Although our major customer contracts generally allow us to pass increased costs on to our customers, we may not be able to pass on all raw material price increases to our customers in each case or without delay. The loss of any of our key suppliers could disrupt our business until we secure alternative supply arrangements. Furthermore, any new supply agreement we enter into may not have terms as favorable as those contained in our current supply arrangements.

Employee slowdowns, strikes or similar actions could disrupt our business.

Approximately 68% of our employees are represented under collective bargaining agreements. A majority of those employees are located in Italy, France or Germany and are represented under industry-wide agreements that are subject to national and local government regulations and must be renewed annually. Labor unions also represent our employees in Owensboro, Kentucky and Corydon, Indiana. The collective bargaining agreement covering workers at the Owensboro facility expires in April 2005 and the agreement covering the workers at the Corydon facility expires in January 2007. We may not be able to maintain constructive relationships with these labor unions and we may not be able to successfully negotiate new collective bargaining agreements on satisfactory terms in the future. A prolonged labor dispute could disrupt our business.

Product liability claims exposure could be significant.

We face exposure to product liability claims in the event that the failure of our products, particularly those used in the healthcare industry, results, or is alleged to result, in bodily injury and/or death. We may experience material product liability losses in the future and we may incur significant costs to defend these claims. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a recall involving those products. Moreover, end-users of our products may look to us for contribution when faced with product recalls, product liability or warranty claims. The future costs associated with providing product warranties could be material. A successful product liability claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall could reduce our profits or impair our financial condition. For the periods reported in this prospectus, expenses relating to product liability claims were not material to net income.

Our operations outside the United States pose risks to our business that are not present with our domestic business.

Our manufacturing facilities in North America accounted for 42% of total sales for fiscal 2003, with facilities in Europe accounting for 56% and facilities in Asia accounting for 2%. Typically, we sell our products in the currency of the country where the manufacturing facility that produced the products is located. In addition, as part of our growth and acquisition strategy, we may manufacture products or otherwise conduct operations in these or other foreign countries. Our foreign operations are, and any future foreign operations will be, subject to certain risks that could reduce or impair our sales, profits, cash flows and financial position.

These risks include fluctuations in foreign currency exchange rates, inflation, economic or political instability, shipping delays, changes in applicable laws and regulatory policies and various trade restrictions, all of which could have a significant impact on our ability to deliver products on a competitive and timely basis. The future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions could also increase our costs and reduce our profits.

We could incur substantial costs to comply with environmental requirements; violations of, and liabilities under, environmental laws and regulations may increase our costs or require us to change certain business practices.

We are subject to a broad range of federal, state, local and foreign environmental laws and regulations which govern, among other things, air emissions, wastewater discharges and the handling, storage disposal and release of wastes and hazardous substances. Such laws and regulations can be complex and change often. We incur costs to comply with environmental requirements, and such costs could increase significantly to comply with changes in the requirements or their interpretation or enforcement. Some of our facilities have been the subject of actions to enforce environmental requirements. We could incur substantial costs, including clean-up costs, fines and sanctions and third-party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, relevant common law, or the environmental permits required for our operations. Failure to comply with environmental requirements could also result in enforcement actions that materially limit or otherwise affect the operations of the facilities involved. For the periods reported in this prospectus, these expenses were not material to net income.

Pursuant to certain environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials also may be held liable for such costs at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Contaminants have been detected at some of our present sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We are unaware of material offsite contamination at any of the sites. The costs of investigating and remediating environmental conditions at some of our facilities may be substantial. Although we believe we are entitled to contractual indemnification for a portion of these costs, if we do not receive expected indemnification payments, or if our costs are higher than expected, our exposure to these costs would increase. We anticipate additional investigations and cleanups of onsite contamination under regulatory supervision or voluntarily at some of our sites. In addition, the imposition of more stringent cleanup requirements, the discovery of additional contaminants, or the discovery of material offsite contamination at or from one or more of our facilities could result in significant additional costs to us.

If we are unable to adequately protect our intellectual property, we could lose a significant competitive advantage.

Our success with our products depends, in part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours. We may not receive patents for any of our patent applications and our existing or future patents that we receive or license may not provide competitive advantages for our products. Our competitors may challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.

The loss of our senior management could disrupt our business.

Our senior management is important to the success of our business. There is significant competition for these kinds of personnel in the separation and filtration membrane industry. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract additional senior management personnel. The loss of any member of our senior management without retaining a replacement (either from inside or outside our existing management team) could disrupt our business.

We are currently negotiating the terms of an employment agreement with our chief executive officer. We do not have employment agreements or non-compete agreements with any other executive officers. All of our executive officers are free to pursue other business opportunities (other than our chief executive officer, who is bound by a non-compete agreement), including those that may compete with us.

We may pursue future acquisitions. If we incur additional debt that becomes difficult to service or if we incur contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations, your investment may decline in value.

A significant portion of our historical growth has occurred through acquisitions and we may enter into acquisitions in the future. Acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. Future acquisitions would likely result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

We may not be able to integrate successfully any business we acquire into our existing business and any acquired businesses may not be profitable or as profitable as we had expected. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight. Our inability to complete the integration of new businesses in a timely and orderly manner could increase costs, lower profit and ultimately decrease the value of your investment.

We have recorded a significant amount of intangible assets, which may never generate the returns we expect.

Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Identifiable intangible assets, which include trademarks and trade names, license agreements and technology acquired in acquisitions, were approximately $248.4 million at July 3, 2004, representing approximately 16.8% of our total assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $518.5 million at July 3, 2004, representing approximately 35.1% of our total assets. Both goodwill and identifiable intangible assets increased substantially as a result of the Transactions.

Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition and, under Financial Accounting Standards Board Statement No. 142, are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. The amount of any impairment must be written off. We may never realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets would reduce our profits for the fiscal period in which the write-off occurs.

As a result of annual shutdowns of our European production facilities, our results of operations may be subject to seasonal fluctuations.

Operations at our European production facilities are subject to shutdowns during the month of August each year. As a result, revenues and net income during the third quarter of fiscal 2004 or any fiscal year in the future may be lower than revenues and net income in other quarters during the same fiscal year. In view of the seasonal fluctuations, we believe that comparisons of our operating results for the third quarter of any fiscal year with those of the other quarters during the same fiscal year may be of limited relevance in predicting our future financial performance.

Warburg Pincus controls us.

Affiliates and designees of Warburg Pincus control Polypore. Warburg Pincus is able to cause the election of all of the members of our board of directors, cause the appointment of new management and cause the approval of any action requiring the approval of our stockholders, including amendment of our certificate of incorporation and mergers or sales of substantially all of our assets. The directors elected by Warburg Pincus are able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. Our interests and the interests of our affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, Warburg Pincus may in the future own businesses that directly compete with ours. For information concerning the composition of our management team, see "Management."

Use of proceeds

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

The net proceeds of the original notes were approximately $396.0 million after deducting the initial purchasers' discount and fees and expenses related to the issuance of the original notes. The net proceeds from the sale of the original notes were used to pay the consideration to Polypore's then existing common and preferred stockholders, to repay all of our then existing indebtedness and to pay related fees and expenses.

The exchange offer

Purpose of the exchange offer

On May 13, 2004, we issued the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to a registration rights agreement with the initial purchasers of the original notes, we and the guarantors agreed, for the benefit of holders of the original notes, to:

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use our reasonable best efforts to file a registration statement with the SEC with respect to a registered offer to exchange the original notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions and will not have registration rights;

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use our reasonable best efforts to have the exchange offer registration statement remain effective under the Securities Act until the earlier of 180 days after the closing date of the exchange offer and the date on which the initial purchasers of the original notes and broker-dealers that receive exchange notes for their own account in exchange for original notes, where such original notes were acquired by such broker-dealers as a result of market-making activities or other trading activities, which broker-dealers we refer to herein as the "Participating Broker-Dealers", have sold all exchange notes held by them;

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promptly after the effectiveness of the exchange offer registration statement, offer the exchange notes in exchange for surrender of the original notes; and

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complete the exchange offer no later than January 18, 2005.

For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor, or, if no interest has been paid on such original note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that Participating Broker-Dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Shelf registration statement

In the event that:

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applicable law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

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for any other reason we do not consummate the exchange offer by January 18, 2005; or

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an initial purchaser so requests following consummation of the exchange offer in connection with original notes that are not eligible to be exchanged for exchange notes in the exchange offer, then, we will, subject to certain exceptions,

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use reasonable best efforts to cause to be filed and declared effective a shelf registration statement with the SEC covering resales of the original notes or the exchange notes, as the case may be; and

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keep the shelf registration statement effective until the earliest of (i) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144(k) and (ii) the date on which all notes registered thereunder are disposed of in accordance therewith.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be. A holder selling such original notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Liquidated damages

We will pay additional cash interest on the original notes and exchange notes, subject to certain exceptions, in the event that either:

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The exchange offer registration statement filed with the SEC is not declared effective or the shelf registration statement, if required by the registration rights agreement, is not declared effective on or prior to November 9, 2004; or

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after the exchange offer registration statement is declared effective, the exchange offer is not consummated on or before January 18, 2005.

Upon the occurrence of any such event, the interest rate on the original notes will be increased by 1.00% per annum over the rate otherwise in effect in each case, until the exchange offer registration statement or the shelf registration statement, if required, is declared effective by the SEC or the exchange offer is completed or the securities become freely tradeable under the Securities Act. Additionally, if the shelf registration statement is declared effective and thereafter either ceases to be effective or the prospectus contained therein ceases to be usable and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any twelve-month period, then the interest rate on the notes will be increased by 1.00% per annum over the rate otherwise in effect commencing upon the 31st day in such twelve-month period and ending on such date that the shelf registration statement has been declared effective or the prospectus becomes usable.

We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the original notes and the exchange notes.

We will be entitled to consummate the exchange offer on the expiration date, provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on December 6, 2004, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

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terminate the exchange offer and not accept for exchange any original notes if any of the events set forth below under "—Conditions to the exchange offer" shall have occurred and shall not have been waived by us; and

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amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

Subject to compliance with Rule 14e-1(b) of the Exchange Act, if we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Terms of the exchange offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to accept for exchange in the applicable exchange offer any outstanding original notes that are validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions to the exchange offer." Outstanding notes may only be tendered in multiples of $1,000 in the case of dollar notes and €1,000 in the case of euro notes. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the applicable exchange offer in the case of dollar notes and €1,000 principal amount of exchange notes in exchange for each €1,000 principal amount of outstanding notes surrendered in the applicable exchange offer in the case of euro notes. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered original notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of October 29, 2004, $416.1 million in aggregate principal amount of the original notes were outstanding. Solely for reasons of administration, we have fixed the close of business on October 29, 2004 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder's legal representative or attorney-in-fact, whose ownership is reflected in the records of The Bank of New York, as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of original notes is our "affiliate," as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered original notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Solicitation of tenders; Expenses" for more information about the costs of the exchange offer.

We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to tender

The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures:    Issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent at its address set forth on the inside back cover of this prospectus prior to the expiration date of:

•
certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a "Book-Entry Confirmation", pursuant to the procedure described below);

•
a duly executed letter of transmittal or, in the case of a book-entry transfer, a properly transmitted agent's message, as defined below under "—Book-Entry Transfer", as applicable; and

•
all other documents required by the letter of transmittal.

If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an "Eligible Institution", that is a member of a recognized signature guarantee medallion program, which we refer to herein as an "Eligible Program", within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the original notes at DTC, Euroclear and Clearstream Banking each of which we refer to herein as a "Book-Entry Transfer Facility", for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the relevant Book-Entry Transfer Facility's systems may make book-entry delivery of original notes by causing such Book-Entry Transfer Facility to transfer such original notes into the exchange agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. In addition, such tendering participants must deliver a copy of the letter of transmittal unless an agent's message (defined below) is transmitted in lieu thereof.

DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. To tender outstanding dollar notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

The term "agent's message" means a message transmitted by a Book-Entry Transfer Facility to and received by the exchange agent. An agent's message forms a part of the book-entry confirmation, which states that the relevant Book Entry Transfer Facility has received an express acknowledgement from the participant or account holder, as the case may be, tendering the outstanding notes, which states that such participant or account holder, as applicable, has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to a guaranteed delivery, that such participant or account holder, as the case may be, has received and agrees to be bound by the applicable notice of guaranteed delivery), and that we may enforce such agreement against such participant or account holder, as the case may be. Delivery of an agent's message will also constitute an acknowledgement from the tendering Book-Entry Transfer Facility participant that the representations contained in the letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures.    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal (or an agent's message in lieu thereof) or the original notes (or a Book-Entry Confirmation) to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal or agent's message in lieu thereof and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal (or an agent's message in lieu thereof) accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (or agent's message in lieu thereof) (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularities in tenders of any particular holder, provided we waive similar defects or irregularities in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our reasonable interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and conditions of the letters of transmittal

The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer. The party tendering original notes for exchange, whom we refer to herein as the "Transferor", exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute, and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus. Any such notice of withdrawal must (i) specify the person named in the letter of transmittal as having tendered the original notes to be withdrawn, the certificate numbers of the original notes to be withdrawn, (ii) contain a description of the original notes to be withdrawn (including the certificate numbers shown on the particular certificates evidencing such original notes and the principal amount, which must be an authorized denomination, of original notes represented by such certificates, or in the case of original notes transferred by book-entry transfer, the name and number of the account at the relevant Book-Entry Transfer Facility to be credited), (iv) a statement that such holder is withdrawing his election to have such original notes exchanged, (v) the name of the registered holder of such original notes and (vi) be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of original notes for exchange; Delivery of exchange notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at the relevant Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the exchange offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•
any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer;

•
an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer;

•
there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer;

•
any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•
all governmental approvals necessary for the consummation of the exchange have not been obtained;

•
there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•
a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to the exchange offer regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time, or from time to time, prior to the expiration of the exchange offer, other than the receipt of necessary governmental approvals which may be waived after the expiration of the exchange offer, in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the exchange offer.

Any reasonable determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal rights

Holders of original notes do not have appraisal or dissenters' rights under applicable law or the indenture governing the original notes as a result of the exchange offer.

Federal income tax consequences

The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Material United States federal income tax considerations."

Regulatory approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purpose. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights, and limitations applicable thereto under the indenture governing the original notes, except for any such registration rights agreements, which by their terms, terminate or cease to have further effect as a result of the making of the exchange offer. See "Description of the exchange notes." All untendered original notes will continue to be subject to the restriction on transfer set forth in the indenture governing the original notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See "Risk factors—Risks associated with the exchange offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer."

We may in the future seek to acquire untendered original notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

Capitalization

The following table sets forth our cash and cash equivalents and the consolidated capitalization of Polypore as of July 3, 2004. It should be read in conjunction with the information contained in "Use of proceeds," "Selected historical consolidated financial data" and "Management's discussion and analysis of financial condition and results of operations" as well as the consolidated financial statements of Polypore and the notes thereto included elsewhere in this prospectus.

As of July 3, 2004 (in millions)

Cash and cash equivalents	$20.8

Debt (including current portion):
Senior secured credit facilities
Revolving loan facility (1)	$—
Term loan facility	413.8
Notes	407.4
Other	4.6

Total debt	825.8
Stockholders' Equity:
Common stock	—
Paid-in capital	321.4
Retained Earnings	2.7
Accumulated other comprehensive income	4.9

Total stockholders' equity	329.0

Total capitalization	$1,154.8

(1)
The revolving loan facility has total borrowing availability of $90.0 million, all of which was undrawn at July 3, 2004.

Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated statements of operations of Polypore have been derived by the application of pro forma adjustments to Polypore's historical consolidated statement of operations for fiscal 2003 and its unaudited condensed consolidated statement of operations for the period from January 4, 2004 through May 1, 2004 and the period from May 2, 2004 through July 3, 2004. The unaudited pro forma consolidated statement of operations for fiscal 2003 gives effect to the Transactions (see "Certain Relationships—The Transactions") as if they had been consummated on December 29, 2002, the first day of Polypore's most recently completed fiscal year. The unaudited pro forma consolidated statement of operations for the six-months ended July 3, 2004 gives effect to the Transactions as if they had occurred on January 4, 2004, the first day of Polypore's most recently completed six-month period. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this pro forma consolidated financial information.

The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the events listed above occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma consolidated statement of operations for the six months ended July 3, 2004 excludes certain non-recurring costs incurred in fiscal 2004 relating to the Transactions, including (i) $5.3 million of expense relating to the write-off of in-process research and development costs and (ii) $8.5 million of expense relating to the sale of inventory that had been written up as part of the purchase accounting for the Transactions. No adjustment has been made for salary and bonus of $5.5 million for fiscal 2003 and $0.4 million for the six months ended July 3, 2004 for certain members of management who have not been involved with Polypore subsequent to the Transactions. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated results of operations will prove to be correct. You should read the pro forma consolidated results of operations together with "Certain Relationships—The Transactions," "Management's discussion and analysis of financial condition and results of operations" and the consolidated historical financial statements of Polypore and the notes thereto, and other financial information included elsewhere in this prospectus.

The acquisition of Polypore by PP Acquisition Corporation was accounted for as a purchase in conformity with FASB Statement No. 141, Business Combinations ("FAS 141"), and FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"). The total cost of the merger of PP Acquisition Corporation with and into Polypore has been allocated as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of May 13, 2004, the date of the merger. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of independent appraisals and certain accruals to be recorded in connection with the Transactions. The actual allocation will be subject to the finalization of the valuation of our assets and liabilities and, therefore, such allocation and the resulting effect on income from operations may differ from the pro forma amounts included herein. In accordance with the provisions of FAS 142, no amortization of indefinite-lived intangible assets or goodwill will be recorded.

Polypore, Inc.
Unaudited pro forma consolidated statement of operations
Six months ended July 3, 2004

	Pre- Transactions	Post- Transactions	Combined
(Dollars in millions, except per share data)	January 4, 2004 through May 1, 2004	May 2, 2004 through July 3, 2004	Six Months Ended July 3, 2004	Pro Forma Transactions Adjustments		Pro Forma for Transactions

Net sales	$179.3	$88.7	$268.0	$—		$268.0
Cost of goods sold	110.1	58.1	168.2	(5.9	) (a)	153.8
				(8.5	) (b)

Gross profit	69.2	30.6	99.8	14.4		114.2
Selling, general and administrative expenses	24.9	12.6	37.5	4.9	(c)	42.4
In process research and development	—	5.3	5.3	(5.3	) (d)	—

Operating income	44.3	12.7	57.0	14.8		71.8
Other (income) expense:
Interest expense, net.	6.1	8.4	14.5	12.3	(e)	26.8
Foreign currency and other	(1.0)	0.4	(0.6)	—		(0.6)
Unrealized (gain) loss on derivative instrument.	(1.3)	—	(1.3)	1.3		—

Income before income taxes	40.5	3.9	44.4	1.2		45.6
Income taxes	13.7	1.3	15.0	2.4	(f)	17.4

Net income	$26.8	$2.6	$29.4	$(1.2)		$28.2

Net income per common share—basic	$170.29	$17.03	$187.32			$182.51

Net income per common share—diluted	$170.29	$17.03	$187.32			$182.51

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

Polypore, Inc.
Notes to unaudited pro forma consolidated statement of operations
Six months ended July 3, 2004

The pro forma transactions adjustments represent adjustments necessary to give effect to the Transactions. Adjustments (a) and (c) are based on a preliminary allocation of the purchase price, which is expected to be finalized within one year of the date of the Transactions.

  (a)
  This adjustment represents a decrease in depreciation expense due to purchase accounting adjustments to record Polypore's property, plant and equipment at fair value. The adjustment was computed using the straight-line method of depreciation at the estimated useful lives for the property, plant and equipment.

  (b)
  This adjustment represents the add back for the write-off of the inventory purchase accounting adjustment for inventory that was sold during the period May 2, 2004 through July 3, 2004.

  (c)
  This adjustment represents the change in amortization expense resulting from the amortization of identifiable intangible assets recorded in connection with the Transactions.

    No adjustment has been made for salary and bonus of $0.4 million for certain members of management who were not involved with Polypore subsequent to the Transactions. Had this adjustment been made, pro forma operating income would have been increased by $0.4 million to $72.2 million.

  (d)
  The adjustment represents the add back of the one time charge for purchased in-process research and development of $5.3 million in connection with the Transactions.

  (e)
  The adjustment to interest expense reflects the following:

(Dollars in millions)

Interest expense on existing indebtedness repaid in connection with the Transactions	$(5.8)
Interest expense on new term loan facility at 3.87%	5.3
Interest expense on 8.75% notes offered hereby	11.9
Amortization of debt issuance costs on new debt:
$9.3 million over 7.5 years	0.4
$10.1 million over 8 years	0.5

$12.3

  (f)
  This adjustment represents the tax effect of pro forma adjustments to income before income taxes and is based on Polypore's statutory tax rate of 38%.

Polypore, Inc.
Unaudited pro forma consolidated statement of operations
Year ended January 3, 2004

(Dollars in millions, except per share data)	Polypore, Inc. Historical	Pro Forma Transactions Adjustments		Pro Forma for Transactions

Net sales	$441.1	$—		$441.1
Cost of goods sold	285.7	(10.6	) (a)	275.1

Gross profit	155.4	10.6		166.0
Selling, general and administrative expenses	69.7	15.1	(b)	84.8

Operating income	85.7	(4.5)		81.2
Other (income) expense:
Interest expense, net	21.5	34.4	(c)	55.9
Foreign currency and other	2.4	—		2.4
Unrealized (gain) loss on derivative instrument	(2.3)	2.3		—

	21.6	36.7		58.3

Income before income taxes	64.1	(41.2)		22.9
Income taxes	18.8	(10.1	) (d)	8.7

Net income	$45.3	$(31.1)		$14.2

Net income per common share—basic	$284.06			$91.60

Net income per common share—diluted	$284.06			$91.60

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

Polypore, Inc.
Notes to unaudited pro forma consolidated statement of operations
Year ended January 3, 2004

  The pro forma transactions adjustments represent adjustments necessary to give effect to the Transactions. Adjustments (a) and (b) are based on a preliminary allocation of the purchase price, which is expected to be finalized within one year of the date of the Transactions.

  (a)
  This adjustment represents a decrease in depreciation expense due to purchase accounting adjustments to record Polypore's property, plant and equipment at fair value. The adjustment was computed using the straight-line method of depreciation at the estimated useful lives for the property, plant and equipment.

  (b)
  This adjustment represents the change in amortization expense resulting from the amortization of identifiable intangible assets recorded in connection with the Transactions.

    No adjustment has been made for salary and bonus of $5.5 million for certain members of management who were not involved with Polypore subsequent to the Transactions. Had this adjustment been made, pro forma operating income would have been increased by $5.5 million to $86.7 million.

  (c)
  The adjustment to interest expense reflects the following:

(Dollars in millions)

Interest expense on existing indebtedness repaid in connection with the Transactions	$(19.7)
Interest expense on new term loan facility at 3.87%	16.0
Interest expense on 8.75% notes offered hereby	35.6
Amortization of debt issuance costs on new debt:
$9.3 million over 7.5 years	1.2
$10.1 million over 8 years	1.3

$34.4

  (d)
  This adjustment represents the tax effect of pro forma adjustments to income before income taxes and is based on Polypore's statutory tax rate of 38%.

Selected historical consolidated financial data

The following table presents selected historical consolidated financial data of Polypore as of and for each of the five years ended January 3, 2004. The selected historical consolidated financial data for each of the five years in the five-year period ended January 3, 2004 has been derived from Polypore's audited consolidated financial statements. The audited consolidated financial statements as of and for each of fiscal 2003, fiscal 2002 and fiscal 2001 are included elsewhere in this prospectus.

The table also presents selected historical consolidated financial data of Polypore for the period from January 4, 2004 through May 1, 2004 and as of and for the period from May 2, 2004 through July 3, 2004 and the six-month period ended June 28, 2003. The selected historical consolidated financial data for these periods has been derived from Polypore's unaudited consolidated financial statements included elsewhere in this registration statement, which in the opinion of management includes all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows. The results for the periods from January 4, 2004 through May 1, 2004 and from May 2, 2004 through July 3, 2004 are not necessarily indicative of the results that may be expected for the entire year.

On May 13, 2004, Polypore and its stockholders consummated the stock purchase agreement with PP Acquisition Corporation, a wholly owned subsidiary of our parent, Polypore International, Inc., pursuant to which PP Acquisition Corporation acquired 100% of the outstanding common stock of Polypore. At the time of the closing of the acquisition, PP Acquisition merged with and into Polypore, with Polypore as the surviving corporation.

On December 15, 1999, we acquired the Celgard lithium battery separator business of Celanese A.G., or "Celgard," and Exide's Corydon, Indiana manufacturing facilities, or "Corydon." On November 16, 2001, we acquired all of the outstanding shares of Jungfer. On February 28, 2002, we acquired all of the outstanding shares of Membrana GmbH. All of these acquisitions were accounted for as purchases. The results of operations of Celgard, Corydon, Jungfer and Membrana GmbH are included in Polypore's consolidated financial statements from the date of each of the acquisitions.

The information presented below should be read together with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

						Period ended
						Pre- Transaction		Post- Transaction
	Fiscal Year						January 4, 2004 through May 1, 2004	May 2, 2004 through July 3, 2004
						Six months ended June 28, 2003
(in millions, except share and per share data)
	1999	2000	2001	2002	2003

Statement of operations data:
Net sales	$163.7	$256.8	$245.7	$345.4	$441.1	$210.0	$179.3	$88.7
Gross profit	45.9	91.9	91.3	102.0	155.4	71.1	69.2	30.6
Selling, general and administrative expenses	15.2	35.8	33.5	48.9	69.7	32.8	24.9	12.6
In process research and development	—	—	—	—	—	—	—	5.3
Pension curtailment loss	1.2	—	—	—	—	—	—	—

Operating income	29.5	56.2	57.8	53.2	85.7	38.3	44.3	12.7
Interest expense, net	10.1	18.2	14.1	20.9	21.5	10.6	6.1	8.4
Foreign currency and other	3.6	2.5	1.0	1.5	2.4	0.5	(1.0)	0.4
Unrealized (gain) loss on derivative interest	—	—	3.1	2.5	(2.3)	(0.1)	(1.3)	—

Income before income taxes, extraordinary item and cumulative effect of change in accounting principle	15.8	35.5	39.6	28.2	64.1	27.3	40.5	3.9
Income Taxes	6.3	14.1	16.0	11.4	18.8	10.9	13.7	1.3
Extraordinary item, net of tax benefit	0.9	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net	—	—	1.2	—	—	—	—	—

Net income	$8.6	$21.4	$22.4	$16.8	$45.3	$16.4	$26.8	$2.6

Net income per common share—basic	$134.41	$386.36	$152.40	$84.19	$284.06	$102.97	$170.29	$17.03

Net income per common share—diluted	$41.91	$118.12	$115.66	$80.67	$284.06	$102.97	$170.29	$17.03

Weighted average shares outstanding:
Basic	47,332	47,332	117,468	148,607	155,086	155,086	155,086	155,086
Diluted	155,086	155,086	155,086	155,086	155,086	155,086	155,086	155,086

	Fiscal Year
(in millions)	1999	2000	2001	2002	2003	July 3, 2004

Balance sheet data (at end of period):
Total assets	$313.0	$318.3	$360.4	$633.1	$730.6	$1,477.1
Total debt, including current portion	186.9	175.9	187.7	311.0	284.1	825.8
Redeemable preferred stock and cumulative dividends payable	43.8	45.1	46.8	15.0	16.2	—
Shareholders' equity	27.0	44.7	60.6	97.6	189.8	329.0

	Fiscal Year										Period ended
													Pre- Transaction		Post- Transaction
(in millions)	1999		2000		2001		2002		2003		Six months ended June 28, 2003		January 4, 2004 through May 1, 2004		May 2, 2004 through July 3, 2004

Other financial data:
Depreciation and amortization	$9.2		$15.6		$16.7		$30.8		$38.7		19.6		15.2		7.1
Capital expenditures	7.3		13.4		26.3		28.8		33.8		24.9		5.5		2.2
Net cash provided by (used in):
Operating activities	$21.7		$36.7		$29.4		$83.5		$56.5		20.4		28.9		4.2
Investing activities	(101.1)		(14.9)		(36.5)		(141.4)		(33.8)		(24.9)		(3.6)		(2.2)
Financing activities	78.0		(14.1)		3.9		83.0		(28.3)		(6.8)		(7.4)		(16.5)
Ratio of earnings to fixed charges (1)	2.6	x	2.8	x	3.6	x	2.3	x	3.8	x	3.4	x	7.2	x	1.5	x

(1)    For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense that management believes is representative of the interest component of rental expense.

Management's discussion and analysis of financial condition and results of operations

The following discussions of our financial condition and results of operations should be read together with the "Selected historical consolidated financial data," "Unaudited pro forma consolidated financial information" and our audited consolidated financial statements, unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview

We are a leading worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes in terms of market share. Our products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with such materials ranging in size from microscopic to those visible to the human eye. We manage our operations under two business segments: energy storage and separations media. The energy storage segment, which accounts for approximately two-thirds of our total sales, produces different types of membranes that function as separators in lead-acid batteries used in transportation and industrial applications and lithium batteries used in electronics applications. The separations media segment, which accounts for approximately one-third of our total sales, produces membranes used in various healthcare and industrial applications, including hemodialysis, blood oxygenation, ultrapure water filtration, degasification and other specialty applications.

We serve markets with an attractive mix of both stability and growth. Our lead-acid battery separators serve the stable and predictable market for transportation and industrial applications, with approximately 80% of sales for transportation applications coming from replacement products in the aftermarket. This replacement market is primarily driven by the growing size of the worldwide fleet of motor vehicles, which according to Ward's Motor Vehicles Facts and Figures, has been growing approximately 3% per year. According to industry analysts, sales in the rechargeable lithium battery market are expected to grow at a compound annual growth rate of approximately 16% through 2011, driven by growth in underlying markets for portable electronic products (primarily mobile phones and laptop computers) and the displacement of nickel-based battery technologies. In our primary healthcare end-market, hemodialysis, industry analysts estimate that the number of end-stage renal disease, or "ESRD," patients has been growing 7% per year over the last twenty years, while the frequent dialysis treatments required to treat the disease create a stable and recurring demand for dialyzers and our dialyzer membranes. In our industrial and specialty filtration markets, ever-increasing demand for higher-purity process streams is driving high growth rates in a variety of end-markets, including semiconductor and microelectronics manufacturing, food and beverage processing and water purification.

We believe we are the number one or number two provider, in terms of market share, of membrane products for use in our primary separation and filtration markets. Our markets are highly specialized and we generally compete with only a few other companies. We enjoy longstanding relationships and collaborative partnerships with a diverse base of customers who are among the leaders in their respective markets. These relationships are strengthened by our ability to develop highly technical membrane products that meet the precise and evolving needs of our customers. Most of our products require years of cooperative development with customers, extensive testing and, in some applications, regulatory approval prior to the introduction of our customers' products to the market. Although many of our products are critical functional components in our customers' end products, they typically represent a relatively small percentage of the final delivered cost. In many of our markets we are often selected as the customer's exclusive supplier.

We serve our customers globally with strategically located manufacturing facilities in the major geographic markets of North America, Europe and Asia.

Historically, our growth has been both organic and through acquisitions. In December 1999, we acquired Celgard, the lithium battery separator and separation membrane business of Celanese A.G., which gave us access to the fast-growing electronics and specialty filtration markets. In February 2002, we acquired Membrana GmbH, a German corporation, from Acordis A.G., or "Acordis," to expand our presence in attractive healthcare and specialty filtration markets. Almost every process stream has a filtration application, while many end products require materials possessing specialized filtration and separation functions. The large and extremely fragmented filtration and separation market presents an opportunity for further consolidation into our already diverse markets and leading platform of technologies.

Recent developments

On January 30, 2004, Polypore and its shareholders entered into a Stock Purchase Agreement with PP Acquisition Corporation. On May 13, 2004, Polypore and its stockholders consummated the stock purchase agreement with PP Acquisition, pursuant to which PP Acquisition purchased all of the outstanding shares of the Company's capital stock. The aggregate purchase price, including acquisition related costs, was approximately $1,150.1 million in cash. In connection with the Transactions, PP Acquisition obtained a new credit facility with initial borrowings of approximately $414.9 million, issued original notes with a face amount of $405.9 million and received equity contributions from its shareholders of $320.4 million. PP Acquisition used the net proceeds from the new credit facility, the issuance of senior subordinated debt and equity contributions to pay the net purchase price to the existing shareholders, repay all outstanding indebtedness under Polypore's existing credit facility and pay transaction related fees and expenses. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, with Polypore as the surviving corporation.

The acquisition of Polypore by PP Acquisition was accounted for as a purchase in conformity with FASB Statement No. 141, Business Combinations ("FAS 141") and FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"). The total cost of the merger of PP Acquisition with and into Polypore has been allocated as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of May 13, 2004, the date of the merger. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of independent appraisals and certain accruals to be recorded in connection with the Transactions. The excess of the purchase price over the fair value of the net assets purchased was approximately $518.5 million and was allocated to goodwill. The goodwill is not deductible for income tax purposes. For accounting purposes, the Transactions were accounted for as if they had occurred on the last day of Polypore's fiscal month ended May 2, 2004, which is the closest fiscal month end to May 13, 2004, the closing date of the Transactions.

In connection with our continued efforts to manage costs and in response to the decision of one of our customers to outsource its dialyzer production, we are currently evaluating a number of cost reduction measures relating to our separations media segment. Once finalized, these measures are expected to include employee layoffs, the relocation of certain research and development operations formerly conducted in a leased facility in Europe to facilities where the related manufacturing operation are conducted and other cost reductions. The timing and scope of these restructuring measures are subject to change as we further evaluate our business needs and costs. As a first step in these cost reduction efforts, on September 3, 2004, we announced a layoff of approximately 230 employees at our Wuppertal, Germany facility. We currently expect to record a charge to earnings relating to these layoffs in the third quarter of fiscal 2004 and to realize the related costs savings during fiscal 2005. We also expect to incur additional manufacturing variances during the third and fourth quarters of fiscal 2004, because the costs of the employees to be laid off will not be absorbed due to lower production volumes. In connection with our customer's outsourcing of its dialyzer production, we expect to record a loss on raw material purchase commitments in the third quarter of fiscal 2004. Finally, in connection with the relocation of our research and development operations, we expect to record a charge to earnings in the fourth quarter of fiscal 2004 or the first quarter of fiscal 2005. We do not expect to record any impairment to long-lived assets in connection with the relocation. While we cannot predict the exact timing or scope of these restructuring measures with certainty, we currently expect to record losses and charges to earnings relating to the restructuring of approximately €14.0 million (or $16.9 million, based on the U.S. dollar exchange rate in effect on July 3, 2004) in the third quarter of fiscal 2004 and of approximately €3.0 million to €5.0 million (or $3.6 million to $6.0 million, based on the U.S. dollar exchange rate in effect on July 3, 2004) in either the fourth quarter of fiscal 2004 or the first quarter of fiscal 2005. The costs of the restructuring (other than the additional manufacturing variances, which will not be known for any quarter until the quarter ends) are expected to be funded from cash generated from operations and, although the exact timing of cash requirements is not yet known, we expect to make payments for the restructuring during fiscal 2005.

Our recent growth in lithium battery separators has exceeded expected long-term market growth rates. While we believe there will be continued long-term growth in the market, we expect a near-term decline in ordering patterns as battery manufacturers decrease the level of inventory they maintain. We expect that our adjusted EBITDA for the twelve months ended October 2, 2004, will be approximately $161.0 million.

Critical accounting policies

Critical accounting policies are those accounting policies that can have a significant impact on the presentation of our financial condition and results of operations, and that require the use of complex and subjective estimates based on past experience and management's judgment. Because of uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies that we believe are critical to the understanding of our operating results and financial condition. For additional accounting policies, see Note 1 of the consolidated financial statements.

Allowance for doubtful accounts

Accounts receivable are primarily composed of amounts owed to us through our operating activities and are presented net of an allowance for doubtful accounts. We establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. We charge accounts receivables off against our allowance for doubtful accounts when we deem them to be uncollectible on a specific identification basis. The determination of the amount of the allowance for doubtful accounts is subject to judgment and estimation by management. If circumstances or economic conditions deteriorate, we may need to increase the allowance for doubtful accounts.

Pension and other postretirement benefits

Certain assumptions are used in the calculation of the actuarial valuation of our defined benefit pension plans and other post retirement benefits. These assumptions include the weighted-average discount rate, rates of increase in compensation levels, expected long-term rates of return on assets and increases or trends in healthcare costs. If actual results are less favorable than those projected by management, we may be required to recognize additional expense and liabilities.

Environmental matters

In connection with our acquisition of Membrana GmbH, we recorded a reserve for environmental obligations to provide for costs to remediate known environmental issues and operational upgrades which are required as a matter of good manufacturing practices or in order to remain in compliance with local regulations. We accrue for environmental obligations when such expenditures are probable and reasonably estimable. Accruals for estimated losses from environmental obligations are adjusted as further information develops or circumstances change. If actual results are less favorable than those projected by management, we may be required to recognize additional expense and liabilities.

We have indemnification agreements for certain environmental matters from Acordis and Akzo Nobel, or "Akzo," the prior owners of Membrana GmbH. Recoveries of environmental costs from other parties are recognized as assets when their receipt is deemed probable. We have recorded a receivable with regard to the Akzo indemnification agreement. If indemnification claims cannot be enforced against Acordis and Akzo, we may be required to reduce the amount of indemnification receivables recorded.

Results of operations

The Transactions resulted in a new basis of accounting for Polypore. The information presented below for the pro forma six months ended July 3, 2004 has been derived by combining the statement of operations for the period from January 4, 2004 through May 1, 2004 with the period from May 2, 2004 through July 3, 2004 and applying the pro forma adjustments for the Transactions. The pro forma statement of operations data should be read in conjunction with the "Unaudited pro forma consolidated financial information" included elsewhere in this prospectus.

The following table sets forth, for the periods indicated, certain historical operating data of Polypore in amount and as a percentage of net sales:

	Fiscal year			Six months ended
(in millions)	2001	2002	2003	June 28, 2003	July 3, 2004(1)

Net sales	$245.7	$345.4	$441.1	$210.0	$268.0

Gross profit	91.3	102.0	155.4	71.1	114.2
Selling, general and administrative expenses	33.5	48.9	69.7	32.8	42.4

Operating income	57.8	53.2	85.7	38.3	71.8
Interest expense, net	14.1	20.9	21.5	10.6	26.8
Foreign currency and other	1.0	1.5	2.4	.5	(0.6)
Unrealized (gain) loss on interest rate hedge	3.1	2.5	(2.3)	(.1)	—

Income before income taxes	39.6	28.2	64.1	27.3	45.6
Income taxes	16.0	11.4	18.8	10.9	17.4
Cumulative effect of change in accounting principle, net	1.2	—	—	—	—

Net income	$22.4	$16.8	$45.3	$16.4	$28.2

(1)   Unaudited pro forma financial information as if the Transactions had occurred on January 4, 2004, the first day of the six-month period ending July 3, 2004.

	Fiscal year			Six months ended
	2001	2002	2003	June 28, 2003	July 3, 2004(1)

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Gross profit	37.2%	29.5%	35.2%	33.9%	42.6%
Selling, general and administrative expenses	13.6%	14.1%	15.8%	15.6%	15.8%

Operating income	23.5%	15.4%	19.4%	18.2%	26.8%
Interest expense, net	5.7%	6.0%	4.9%	5.0%	10.0%
Foreign currency transaction and other	0.4%	0.4%	0.6%	.2%	(0.2%)
Unrealized (gain) loss on interest rate hedge	1.3%	0.7%	(0.5%)	(.1%)	—

Income before income taxes	16.1%	8.2%	14.5%	13.0%	17.0%
Income taxes	6.5%	3.3%	4.3%	5.2%	6.5%
Cumulative effect of change in accounting principle, net	0.5%	—	—	—	—

Net income	9.1%	4.9%	10.3%	7.8%	10.5%

(1)   Unaudited pro forma financial information as if the Transactions had occurred on January 4, 2004, the first day of the six-month period ending July 3, 2004.

Changes in results of operations

Pro forma six-month period ended July 3, 2004 compared with the six-month period ended June 28, 2003.

Net sales.    Pro forma net sales for the six-month period ended July 3, 2004 were $268.0 million, an increase of $58.0 million, or 27.6%, from the six-month period ended June 28, 2003. For the energy storage segment, pro forma net sales for the six-month period ended July 3, 2004 were $179.6 million, an increase of $44.8 million, or 33.2%, from the six-month period ended June 28, 2003. The increase in energy storage sales was due to higher sales for both the lithium and lead-acid battery markets. Lithium battery separator sales increased by $25.2 million for the six months ended July 3, 2004, as compared to the six months ended June 28, 2003, due to the completed expansion of Polypore's manufacturing capacity during fiscal 2003. Polypore's manufacturing capacity was expanded in fiscal 2003 in order to meet the increased demand for lithium battery separators, primarily in China, due to the continued growth in electronic battery applications for cell phones and laptop computers. As a result, our recent growth in lithium battery separators has exceeded expected long-term market growth rates. While we believe there will be continued long-term growth in the market, we expect near-term fluctuations in ordering patterns as battery manufacturers decrease the level of inventory they maintain. Lead-acid battery separator sales improved due to an increase in sales volume of $11.6 million associated with market growth, timing of customer orders and increased market share at a key account. Additionally, the positive impact of the dollar/euro exchange rate contributed $8.1 million to sales growth. For the separations media segment, pro forma net sales for the six-month period ended July 3, 2004 were $88.4 million, an increase of $13.2 million, or 17.6%, from the six-month period ended June 28, 2003. The increase in separations media sales was due to higher volume sales of hemodialysis separators, favorable customer and product mix and improved sales for specialty applications. Additionally, the positive impact of the dollar/euro exchange rate provided $7.7 million in sales growth for the separations media segment.

Gross profit.    Pro forma gross profit for the six-month period ended July 3, 2004 was $114.2 million, an increase of $43.1 million, or 60.6% from the six-month period ended June 28, 2003. Pro forma gross profit as a percent of sales for the six months ended July 3, 2004 increased to 42.6% from 33.9%. Pro forma gross profit in the energy storage segment for the six months ended July 3, 2004 was $77.5 million, an increase of $31.3 million, or 67.7% from the six months ended June 28, 2003. For the energy storage segment, pro forma gross profit as a percent of sales increased for the six months ended July 3, 2004 to 43.2% from 34.3%. The increase was the result of improved yields and production output of our proprietary trilayer products for lithium battery separators as a result of our recent capacity expansion and a decrease in depreciation expense of $3.9 million resulting from the purchase price allocation in connection with the Transactions. Pro forma gross profit in the separations media segment for the six months ended July 3, 2004 was $36.7 million, an increase of $11.8 million, or 47.6%, from the six months ended June 28, 2003. For the separations media segment, pro forma gross profit as a percent of sales increased for the six months ended July 3, 2004 to 41.5% from 33.1%. Separations media gross profit increased due to the higher volume sales of hemodialysis separators and a decrease in depreciation expense of $4.8 million resulting from the purchase price allocation in connection with the Transactions.

Selling, general and administrative expenses.    Pro forma selling, general and administrative expenses for the six months July 3, 2004 were $42.4 million, an increase of $9.6 million, or 29.3%, from the six months ended June 28, 2003. The primary factors for the increase were the higher average euro to U.S. dollar exchange rate for European operations, higher costs to support increased levels of business achieved and a non-cash $4.9 million increase in amortization expense associated with recording certain identified intangible assets in connection with the purchase price allocation for the Transactions, offset somewhat by a reduction in salary and bonus expense for certain members of management who are no longer involved with Polypore since the closing of the Transactions.

Interest expense, net.    Pro forma interest expense, net was $26.8 million for the six months ended July 3, 2004, an increase of $16.2 million from the six months ended June 28, 2003. The increase in interest expense on a pro forma basis is attributable to the increase in senior debt and issuance of the original notes in connection with the Transactions on May 13, 2004.

Income taxes.    Pro forma income tax expense as a percentage of income before income taxes for the six months ended July 3, 2004 was 38.0%, as compared to 40% for the six months ended June 28, 2003.

Fiscal 2003 compared with fiscal 2002

Net sales.    Net sales for fiscal 2003 were $441.1 million, an increase of approximately $95.7 million, or 27.7%, from fiscal 2002. Fiscal 2003 sales in the energy storage segment were $295.3 million, an increase of $59.5 million, or 25.2%, from fiscal 2002. This increase in energy storage sales was due to higher sales of battery separators for both the lithium and lead-acid battery markets. Lithium battery separator sales increased by $33.1 million due to continued growth in electronic battery applications, primarily cell phones and laptop computers. During fiscal 2003, we completed an expansion of our manufacturing capacity in order to meet the increased demand for lithium battery separators. Lead-acid battery separator sales improved $9.8 million due to an increase in sales volume due primarily to market growth. Sales were also positively impacted by $15.8 million due to changes in the euro/dollar exchange rate. Fiscal 2003 sales in the separations media segment were $145.8 million, an increase of $36.2 million, or 33.0%, from fiscal 2002. The increase in separations media sales was primarily the result of including a full year of operations for Membrana GmbH of $17.4 million, which was acquired in February 2002, the positive impact of the euro/dollar exchange rate of $13.5 million and organic growth of $5.1 million.

Gross profit.    Gross profit (net sales less cost of sales) for fiscal 2003 was $155.4 million, an increase of $53.4 million, or 52.3%, from fiscal 2002. Gross profit as a percent of sales for fiscal 2003 increased to 35.2% from 29.5%. Gross profit in the energy storage segment for fiscal 2003 was $106.7 million, an increase of $35.7 million, or 50.3%, from fiscal 2002. For the energy storage segment, gross profit as a percent of sales for fiscal 2003 increased to 36.1% from 30.1%. This increase was due primarily to improved yields and production output of our proprietary multilayer products for lithium battery separators as a result of our recent capacity expansion. The improvement was also due to one-time costs incurred in fiscal 2002 related to the bankruptcy of one of our customers where, among other things, we incurred yield losses due to the impact of fluctuating order patterns. Another source of one-time costs in 2002 was the start-up of our Thailand facility where we experienced a loss at the gross profit line for that facility of $2.1 million. Gross profit in the separations media segment for fiscal 2003 was $48.8 million, an increase of $17.7 million, or 56.9%, from fiscal 2002. For the separations media segment, gross profit as a percent of sales for fiscal 2003 increased to 33.5% from 28.4%. The improvement was primarily related to additional costs incurred in fiscal 2002 in connection with the Membrana GmbH acquisition and the impact of cost reductions in fiscal 2003 at the Membrana GmbH facility.

Selling, general and administrative expenses.    Selling, general and administrative expenses for fiscal 2003 were $69.7 million, an increase of $20.8 million, or 42.5%, from fiscal 2002. The primary factors contributing to the increase are a higher average euro to U.S. dollar exchange rate for European operations, increased employee incentive pay of $7.7 million due to better operating performance, full year of ownership of Membrana GmbH and higher costs to support increased levels of business achieved.

Interest expense, net.    Interest expense, net for fiscal 2003 was $21.5 million, an increase of $0.6 million, or 2.8%, from fiscal 2002. The increase was primarily due to the full year impact of the acquisition indebtedness incurred to finance the purchase of Membrana GmbH in February 2002.

Income taxes.    Income tax expense as a percentage of income before income taxes was 29.3% for fiscal 2003, as compared to the 40.3% effective tax rate for fiscal 2002. The primary drivers of the reduction in the effective tax rate were the following: (1) an increase in tax benefits generated by higher foreign sales; (2) utilization of approximately $1.0 million of foreign tax credits and net operating losses; and (3) reduced foreign taxes incurred as a benefit of a tax restructuring accomplished in conjunction with the acquisition of Membrana GmbH.

Fiscal 2002 compared with fiscal 2001

Net sales.    Net sales for fiscal 2002 were $345.4 million, an increase of $99.7 million, or 40.6%, from fiscal 2001. Fiscal 2002 sales in the energy storage segment were $235.8 million, an increase of $5.9 million, or 2.6%, from fiscal 2001. The increase in energy storage sales was due to higher sales volume for lead-acid battery separators, offset somewhat by lower sales of lithium battery separators. Sales of lithium battery separators were adversely impacted by a market shift to our trilayer product, which we had not yet developed the capacity to produce in sufficient quantities to meet market demand. Fiscal 2002 sales in the separations media segment were $109.7 million, an increase of $93.8 million from fiscal 2001. The increase in separations media sales was due primarily to the acquisition of Membrana GmbH in February 2002.

Gross profit.    Gross profit for fiscal 2002 was $102.0 million, an increase of $10.7 million, or 11.8%, from fiscal 2001. Gross profit as a percent of sales for fiscal 2002 decreased to 29.5% from 37.2%. Gross profit in the energy storage segment for fiscal 2002 was $70.9 million, a decrease of $10.6 million, or 14.9%, from fiscal 2001. For the energy storage segment, gross profit as a percent of sales decreased to 30.1% from 35.5%. This decrease was due to a substantial shortfall in capacity for our proprietary multilayer separators for lithium battery applications and the costs incurred to improve its multilayer production process in order to increase capacity. In addition, one-time costs were incurred in fiscal 2002 that were associated with the bankruptcy of one of our customers and the start-up of a plant in Thailand. Gross profit in the separations media segment for fiscal 2002 was $31.1 million, an increase of $21.4 million from fiscal 2001. For the separations media segment, gross profit, as a percent of sales for fiscal 2002 decreased to 28.4% from 61.7%. The increase in gross profit dollars and related decrease in gross profit as a percent of sales was due primarily to the acquisition of Membrana GmbH in February 2002.

Selling, general and administrative expenses.    Selling, general and administrative expenses for fiscal 2002 were $48.9 million, an increase of $15.4 million, or 45.9%, from fiscal 2001. The primary factors contributing to the increase were the acquisition of Membrana GmbH in February 2002 and related integration costs, one-time costs associated with the bankruptcy of a major customer and the start-up of a plant in Thailand.

Interest expense, net.    Interest expense, net for fiscal 2002 was $20.9 million, an increase of $6.8 million from fiscal 2001. The increase was primarily due to the borrowing of $160 million in term loans in February 2002 to consummate the acquisition of Membrana GmbH, redeem Class C Preferred Stock, pay accrued dividends and reduce outstanding indebtedness under our revolving credit facility.

Income taxes.    Income tax expense as a percentage of income before income taxes was 40.3% for fiscal 2002, as compared to the 40.4% effective tax rate for fiscal 2001.

Foreign operations

We manufacture our products at 11 strategically located facilities in North America, Europe and Asia. Pro forma net sales from the foreign locations were approximately $153.4 for the six months ended July 3, 2004, respectively, and $259.4 million, $199.1 million, and $82.8 million in fiscal 2003, fiscal 2002 and fiscal 2001, respectively. Typically, we sell our products in the currency of the country where the manufacturing facility that produces the product is located. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on our business or market opportunities within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Inflation

Many of our raw materials and operating expenses are sensitive to the effects of inflation, which could result in changing operating costs. The effects of inflation on our businesses during the six months ended July 3, 2004 and the fiscal years 2003, 2002 and 2001 were not significant.

Seasonality

Historically, our results of operations have not been materially affected by seasonal fluctuations. However, operations at our European production facilities are subject to shutdowns during the month of August each year. As a result, revenues and net income during the third quarter of fiscal 2004 or any fiscal year in the future may be lower than revenues and net income in other quarters during the same fiscal year. In view of the seasonal fluctuations, we believe that comparisons of our operating results for the third quarter of any fiscal year with those of the other quarters during the same fiscal year may be of limited relevance in predicting our future financial performance.

Liquidity and capital resources

Our financing requirements have been funded primarily through cash generated by operating activities and borrowings under our revolving senior credit facility. From time to time, we have also raised additional funds through debt offerings.

The information presented below for the pro forma six months ended July 3, 2004 has been derived by combining the cash flow activity of the Company for the period from January 4,

2004 through May 1, 2004 with the period from May 2, 2004 through July 3, 2004 and applying the pro forma adjustments for the Transactions.

Operating activities.    Pro forma net cash provided by operations was $33.1 million for the six months ended July 3, 2004, as compared to net cash provided by operations of $20.4 million for the six months ended June 28, 2003. The increase in operating cash flows is primarily the result of an increase in net income. Accounts receivable increased at July 3, 2004 due to higher sales principally due to the impact of our 2003 lithium battery separator and hemodialysis capacity expansion that generated a higher level of sales than previously experienced. Excluding the impact of purchase accounting, inventory levels decreased as a result of higher inventory turnover associated with the increase in sales volume.

Net cash provided by operations was $56.5 million in fiscal 2003, as compared to $83.5 million in fiscal 2002. The decrease in operating cash flows in 2003 is the result of an increase in working capital, partially offset by an increase in net income. Accounts receivable increased in 2003 due to higher sales, especially in fourth quarter 2003 as the impact of our lithium battery separator and hemodialysis capacity expansion generated a higher level of sales than previously experienced. In 2003, working capital was also adversely affected by a decrease in accounts payable and accrued liabilities as we paid amounts accrued in 2002 related to the lithium battery separator and hemodialysis capacity expansions that were completed in 2003.

Net cash provided by operations was $83.5 million in fiscal 2002, as compared to $29.4 million in fiscal 2001. The increase in operating cash flows in fiscal 2002 was due to the acquisition of Membrana GmbH in February 2002 and changes in working capital. During 2001 and 2002, the significant customer in our energy storage segment experienced liquidity problems. As a result, we experienced a significant increase in accounts receivable at the end of fiscal 2001. In 2002, a significant customer filed for reorganization under Chapter 11 of the United States Bankruptcy Code and began operating their business as debtors-in-possession. During fiscal 2002, we collected all pre-petition amounts outstanding at the end of fiscal 2001 that resulted in lower accounts receivable balances. Accounts payable and accrued liabilities in fiscal 2002 increased due to the lithium battery separator and hemodialysis capacity expansion projects.

Investing activities.    For the six months ended July 3, 2004, net cash used in investing activities was $5.8 million, as compared to $24.9 million in the six months ended June 28, 2003. Capital expenditures for the six months ended July 3, 2004 were $7.7 million, a decrease from the capital expenditures from the same period last year that included capital expenditures related to the new production lines for lithium battery separators and synthetic hemodialysis membranes.

In fiscal 2003, net cash used in investing activities was $33.8 million, as compared to $141.4 million in fiscal 2002. Significant capital expenditures in fiscal 2003 related to the completion of new production lines for lithium battery separators and synthetic hemodialysis membranes that were started in 2002. We did not make any acquisitions in 2003.

In fiscal 2002, net cash used in investing activities was $141.4 million, as compared to $36.5 million in 2001. Significant capital expenditures in fiscal 2002 included beginning construction of new production lines for lithium battery separators and synthetic hemodialysis membranes. In fiscal 2001, capital expenditures consisted primarily of the construction of a new lead-acid battery separator facility in Thailand. In February 2002, we acquired Membrana GmbH for approximately $112.6 million (net of cash of $4.4 million). During fiscal 2001, we acquired a manufacturing plant for lead-acid battery separators in Europe for $10.2 million and the assumption of $5.9 million of debt.

Financing activities.    For the six months ended July 3, 2004, net cash used in financing activities was $23.9 million, as compared to $6.8 million in the six months ended June 28, 2003. In connection with the Transactions, we obtained a new credit facility with initial borrowings of $414.9 million, issued the original notes in the aggregate principle amount of $405.9 million and received equity contributions of $320.4 million. The net proceeds from the new credit facility, issuance of senior subordinated debt and equity contributions were used to pay the net purchase price to existing shareholders, repay all outstanding indebtedness under our existing credit facility and pay transaction related fees and expenses.

Cash used in financing activities in fiscal 2003 increased to $28.3 million as compared to $83.0 million in cash provided by financing activities in fiscal 2002. The cash used in financing activities in fiscal 2003 was primarily used for the repayment of existing indebtedness under our existing senior credit facility. The cash provided by financing activities in fiscal 2002 was from new borrowings under our existing senior credit facility to fund the purchase of Membrana GmbH, redeem certain preferred stock and pay accrued dividends. During fiscal 2001, cash provided by financing activities amounted to $3.9 million.

We intend to fund our ongoing operations through cash generated by operations and availability under our senior secured revolving credit facility. As part of the Transactions, we incurred substantial debt under our senior secured credit facilities and from the issuance of the original notes, with interest payments on this indebtedness substantially increasing our liquidity requirements. See "Risk factors—Risks relating to our business."

Our senior secured credit facilities are comprised of a $370.0 million term loan facility and a €36.0 million term loan facility each due in 2011 and a $90.0 million revolving credit facility due in 2010 (all of which remains unfunded). Our senior secured term facility permits us to incur additional senior secured debt at the option of participating lenders, subject to the satisfaction of certain conditions.

Borrowings under our senior secured credit facilities bear interest at our choice of the Eurodollar rate or adjusted base rate, or "ABR," in each case, plus an applicable margin, subject to adjustment based on a pricing grid. In addition, subject to adjustment if we borrow an additional $50 million, the term loan facility provides for quarterly principal payments of approximately $1.0 million beginning in October 2004 with the balance of the facility to be repaid at maturity in 2011. As of July 3, 2004, our cash interest requirements for the next 12 months are expected to be approximately $50.7 million.

Our senior secured credit facilities require us to meet a minimum interest coverage ratio, a maximum leverage ratio and a maximum capital expenditures limitation. Under our senior secured credit facilities, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of adjusted EBITDA in which certain items are added back to EBITDA.

Adjusted EBITDA is calculated as follows:

	Fiscal Year Ended
		Six Months Ended	Twelve Months Ended
	January 3, 2004
		July 3, 2004 (1)	July 3, 2004 (2)

Net income	$45.3	$29.4	$58.3
Add:
Depreciation and amortization	38.7	22.3	41.4
Interest expense, net	21.5	14.5	25.4
Provision for income taxes	18.8	15.0	22.9

EBITDA	124.3	81.2	148.0
Add/(Subtract):
Foreign currency (gain) loss	2.6	0.8	2.7
Unrealized hedging gain (3)	(2.3)	(1.3)	(3.4)
Salary and bonus paid to former officers (4)	5.5	0.4	2.9
Inventory purchase accounting adjustments (5)	—	8.5	8.5
In-process research and development (6)	—	5.3	5.3
Transaction costs (7)	0.6	0.7	1.3
(Gain) loss on disposal of property, plant, and equipment	0.2	(1.5)	(1.4)

Adjusted EBITDA	$130.9	$94.1	$163.9

(1)
Statement of operations data presented for the six months ended July 3, 2004 represents the combination of historical results for the periods from January 4, 2004 through May 1, 2004 and May 2, 2004 through July 3, 2004.

(2)
Statement of operations data presented for the twelve months ended July 3, 2004 represents the combination of historical results for the six months ended January 3, 2004 (fiscal 2003 less six months ended June 28, 2003) and the periods from January 4, 2004 through May 1, 2004 and May 2, 2004 through July 3, 2004.

(3)
Represents the non-cash hedging gain for changes in the fair value of the derivative instruments used to manage interest rate risk as required by Polypore's former credit agreement.

(4)
Represents the salary and bonus for former owners who are not involved with Polypore subsequent to the Transactions.

(5)
Represents the write-off of the inventory purchase accounting adjustment for inventory that was sold during the period.

(6)
Represents the one-time charge for purchased in-process research and development

(7)
Represents non-recurring costs incurred in connection with the Transactions.

In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. The facilities also contain certain customary events of defaults, subject to grace periods, as appropriate.

Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under our senior secured revolving credit facilities and future refinancing of our debt.

We believe we have sufficient liquidity to meet our cash requirements over both the short (next twelve months) and long term (in relation to our debt service requirements). In evaluating the sufficiency of our liquidity for both the shorter and longer term, we considered the expected cash flow to be generated by our operations and the available borrowings under our senior secured credit facilities compared to our anticipated cash requirements for debt service, working capital, cash taxes, and capital expenditures as well as funding requirements for long-term liabilities. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk factors."

Our original notes will mature in 2012 and are guaranteed by most of our existing and future domestic restricted subsidiaries, subject to certain exceptions. Except under certain circumstances, such notes do not require principal payments prior to their maturity in 2012. Interest on the original notes will be payable semi-annually in cash. The original notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make investments. See "Description of the exchange notes."

We expect to spend an aggregate of approximately $32.5 million for capital expenditures in fiscal 2004. We believe that annual capital expenditure limitations imposed by our senior secured credit facilities will not significantly inhibit us from meeting our ongoing capital expenditure needs.

We anticipate that our operating cash flow, together with borrowings under our senior secured revolving credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due for at least the next twelve months. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk factors."

From time to time, we may explore additional financing methods and other means to lower our cost of capital, which could include stock issuance or debt financing and the application of the proceeds therefrom to the repayment of bank debt or other indebtedness. In addition, in connection with any future acquisitions, we may require additional funding which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms.

Contractual obligations

Our contractual obligations as of July 3, 2004 would have been as follows:

	Payments due by period
(in millions)	Less than 1 year	1-3 years	4-5 years	After 5 years

Principal on long-term debt	$4.3	$10.4	$9.3	$394.4
Senior subordinated debt	—	—	—	407.4
Operating leases	4.7	5.5	3.8	3.0

Total	$9.0	$15.9	$13.1	$804.8

Quantitative and qualitative disclosures about market risk

We are exposed to various market risks, which are potential losses arising from adverse changes in market rates and prices, such as interest rates and foreign exchange fluctuations. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Interest rate risk

At July 3, 2004, we had fixed rate debt of approximately $407.4 million and variable rate debt of approximately $418.4 million. The pre-tax earnings and cash flow impact resulting from a 100 basis point increase in interest rates on variable rate debt, holding other variables constant and excluding the impact of hedging agreements described below, would be approximately $4.1 million per year. We currently are not a party to any interest rate hedging arrangements. Our hedging arrangements were terminated in connection with the closing of the Transactions. We may decide in the future to enter into interest rate hedging arrangements.

Prior to the closing of the Transactions, we used an interest rate swap as required by our then existing senior credit facility to reduce the risk of interest rate volatility. In March 2000, we entered into an interest rate hedge agreement with a major U.S. bank as required under our existing credit facilities. The hedge agreement contained a collar that provided a ceiling and a floor interest rate above or below which the interest rate on the hedged portion of the term debt would not vary. Upon adoption of FAS 133, we determined the interest rate hedge agreement did not qualify for hedge accounting as defined in FAS 133. Accordingly, the fair value of the financial instrument was recorded in the financial statements and subsequent changes in fair value were recorded in earnings in the period of change. At December 28, 2002, the fair value of the interest rate hedge agreement was approximately $7.6 million and was included in accrued liabilities. During 2001 and 2002, the three-month LIBO rate fell below the floor rate in the collar agreement and we made payments to the bank of approximately $1.1 million and $2.6 million, respectively.

On December 31, 2002, the interest rate hedge agreement expired and the bank exercised its option to enter into a swap agreement. The swap agreement effectively converted the variable interest rate on $57.2 million of the term debt to a fixed rate of 6.55%. The swap agreement did not qualify for hedge accounting treatment as defined in FAS 133. Accordingly, the fair value of the financial instrument was recorded as a liability and subsequent changes in fair value are recorded in earnings in the period of change. At January 3, 2004, the fair value of the swap agreement was approximately $5.4 million and is included in accrued liabilities. During the first six months of 2004 (prior to the Transactions) and fiscal year 2003, Polypore made payments to the bank of $0.9 million and $0.6 million, respectively, representing the difference between the fixed interest rate on the swap and the variable interest rate paid on the debt.

Use of hedging contracts would allow us to reduce our overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. We formally document all hedged transactions and hedging instruments, and assess, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that we would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties.

Currency risk

Outside of the United States, we maintain assets and operations in Europe and, to a much lesser extent, Asia. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, we are exposed to foreign currency gains and losses. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency. Our subsidiaries and affiliates also purchase and sell products and services in various currencies. As a result, we may be exposed to cost increases relative to the local currencies in the markets in which we sell. Because a different percentage of our revenues are in foreign currency than our costs, a change in the relative value of the U.S. dollar could have a disproportionate impact on our revenues compared to our costs, which could impact our margins.

A portion of our assets are based in our foreign locations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected in other comprehensive income (loss). Accordingly, our consolidated shareholders' equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency, primarily the euro. The dollar/euro exchange rates used in our financial statements for the periods ended as set forth below were as follows:

	Fiscal		Six months ended
	2002	2003	June 28, 2003	July 3, 2004

Period end rate	1.0487	1.2630	1.1699	1.2087
Period average rate	.9358	1.1179	1.0854	1.2347

Our strategy for management of currency risk relies primarily on conducting our operations in a country's respective currency and may, from time to time, involve currency derivatives. As of July 3, 2004, we did not have any foreign currency derivatives outstanding.

New accounting standards

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, or "FAS 150." FAS 150 clarifies the definition of a liability, as currently defined under FASB Concepts Statement No. 6, Elements of Financial Statements, as well as other items. The statement requires that financial instruments that embody an obligation of an issuer be classified as a liability. Furthermore, the standard provides guidance for the initial and subsequent measurement as well as disclosure requirements of these financial instruments. FAS 150 is effective for financial instruments entered into after May 31, 2003. The adoption of this statement did not have a material effect on our financial position or results from operations.

In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, or "FAS 149." This statement amends and clarifies the financial accounting and reporting requirements, as were originally established in FAS 133, for derivative instruments and hedging activities. FAS 149 provides greater clarification of the characteristics of a derivative instrument so that contracts with similar characteristics will be accounted for consistently. This statement is effective for contracts entered into or modified after June 30, 2003, as well as for hedging relationships designated after June 30, 2003, excluding certain implementation issues that were effective prior to this date under FAS 133. The adoption of this statement did not have an impact on our financial position or results from operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, or "FIN 46." This interpretation defines when a business enterprise must consolidate a variable interest entity. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to entities in which an enterprise holds a variable interest that was acquired before February 1, 2003. The adoption of this interpretation did not have an impact on our financial position or results of operations as we do not have any variable interest entities.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, or "FIN 45." This interpretation requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also enhances a guarantor's disclosure requirements to be made in its interim and annual financial statements about its obligations under certain guarantees it has issued. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have an impact on our financial position or results of operations.

In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, or "FAS 145," effective for fiscal years beginning or transactions occurring after May 15, 2002. This statement clarifies several accounting issues including the classification of gains and losses from the early extinguishment of debt and lease modifications that should be accounted for in a manner similar to a sales-leaseback transaction. The adoption of this statement did not have an impact on our financial position or results of operations.

In June 2001, the FASB issued Statement No. 141, Business Combinations, or "FAS 141." FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. The application of FAS 141 did not have an impact on our financial position or the results of operations.

Business

General

We are a leading worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes in terms of market share. Our products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with such materials ranging in size from microscopic to those visible to the human eye. We manage our operations under two business segments: energy storage and separations media. The energy storage segment, which accounts for approximately two-thirds of our total sales, produces different types of membranes that function as separators in lead-acid batteries used in transportation and industrial applications and lithium batteries used in electronics applications. The separations media segment, which accounts for approximately one-third of our total sales, produces membranes used in various healthcare and industrial applications, including hemodialysis, blood oxygenation, ultrapure water filtration, degasification and other specialty applications.

We serve markets with an attractive mix of both stability and growth. Our lead-acid battery separators serve the stable and predictable market for transportation and industrial applications, with approximately 80% of sales for transportation applications coming from replacement products in the aftermarket. This replacement market is primarily driven by the growing size of the worldwide fleet of motor vehicles, which, according to Ward's Motor Vehicles Facts and Figures, has been growing approximately 3% per year. According to industry analysts, sales in the rechargeable lithium battery market are expected to grow at a compound annual growth rate of approximately 16% through 2011, driven by growth in underlying markets for portable electronic products (primarily mobile phones and laptop computers) and the displacement of nickel-based battery technologies. In our primary healthcare end-market, hemodialysis, industry analysts estimate that the number of end-stage renal disease, or "ESRD," patients has been growing 7% per year over the last twenty years, while the frequent dialysis treatments required to treat the disease create a stable and recurring demand for dialyzers and our dialyzer membranes. In our industrial and specialty filtration markets, ever-increasing demand for higher-purity process streams is driving high growth rates in a variety of end-markets, including semiconductor and microelectronics manufacturing, food and beverage processing and water purification.

We believe we are the number one or number two provider, in terms of market share, of membrane products for use in our primary separation and filtration markets. Our markets are highly specialized and we generally compete with only a few other companies. We enjoy longstanding relationships and collaborative partnerships with a diverse base of customers who are among the leaders in their respective markets. These relationships are strengthened by our ability to develop highly technical membrane products that meet the precise and evolving needs of our customers. Most of our products require years of cooperative development with customers, extensive testing and, in some applications, regulatory approval prior to the introduction of our customers' products to the market. Although many of our products are critical functional components in our customers' end products, they typically represent a relatively small percentage of the final delivered cost. In many of our markets we are often selected as the customer's exclusive supplier.

We serve our customers globally with strategically located manufacturing facilities in the major geographic markets of North America, Europe and Asia. In fiscal 2003, we generated total sales of $441.1 million, net income of $45.3 million and Adjusted EBITDA of $130.9 million. For the twelve months ended July 3, 2004, we generated total sales of $499.1 million and Adjusted EBITDA of $163.9 million.

Historically, our growth has been both organic and through acquisitions. In December 1999, we acquired Celgard which gave us access to the fast-growing electronics and specialty filtration markets. In February 2002, we acquired Membrana GmbH, a German corporation, from Acordis to expand our presence in attractive healthcare and specialty filtration markets. Almost every process stream has a filtration application, while many end products require materials possessing specialized filtration and separation functions. The large and extremely fragmented filtration and separation market presents an opportunity for future consolidation into our already diverse markets and leading platform of technologies.

Competitive strengths

We have developed significant proprietary manufacturing know-how by producing specialized products over many years that, in certain cases, cannot be reproduced in the market and, in other cases, would be prohibitively expensive for a competitor to replicate. In addition, most of our products require years of development and extensive testing and, in the case of our healthcare products, regulatory approval prior to the marketing of our customers' products. Furthermore, we have continually improved manufacturing efficiency and expanded capacity through equipment modifications, process improvement and capital expenditures, particularly over the past three years. On this basis, we believe that we are well positioned in our end-markets.

Leading market positions

We believe we are number one or number two globally in most of our product lines. We believe that our leading market shares are the result of several factors, including the superior performance characteristics of our products, our well-known brands within the industries we serve and our ability to develop and manufacture new generations of value-added products at competitive costs.

•
In the lead-acid battery separator market, we supply four out of the top five lead-acid battery manufacturers in the world, and we estimate our 2003 global market share at approximately 62%.

•
In the lithium battery separator market, we supply more separators for rechargeable and disposable lithium batteries than any other supplier, and we estimate our 2003 global market share at approximately 34%.

•
In the healthcare market, we are one of the largest producers of hemodialysis membranes, and we estimate our 2003 global market share at approximately 19%.

Strong customer relationships with leading manufacturers

We have cultivated strong collaborative relationships with a diverse base of customers who are among the leaders in their respective industries. Our research and development team works closely with our customers and we often enter into joint agreements in which we partner with our customers on product development and end-use testing. As a result, many of our products have been customized to our customers' manufacturing and end-use specifications. In addition, we are often selected as a customer's exclusive supplier for our microporous membrane products.

Attractive end-markets

We produce a variety of separation and filtration products addressing attractive niche end-markets. Some of the end-markets to which we sell our products provide us with a stable and recurring revenue base, while other end-markets provide us with strong growth potential.

•
The primary end-market for our lead-acid battery separators is the automotive aftermarket. We estimate that approximately 80% of the separators we produce for the automotive industry and other SLI applications is used in replacement batteries, which provides us with a stable and recurring base of revenue. We have grown in excess of the underlying fleet of motor vehicles because of the worldwide conversion to polyethylene materials. This conversion is ongoing in developing regions, primarily China and India.

•
The primary end-market for our lithium battery separators is rechargeable lithium batteries used in the fast-growing portable consumer electronics industry. The rechargeable lithium battery market grew at a compound annual growth rate of approximately 22% from 1996 to 2001 and is expected to grow at a compound annual growth rate of approximately 16% through 2011 due to the growth of portable consumer electronics. This growth is driven by greater consumer mobility, greater power demands on portable devices to support increased functionality and increased purchases of backup batteries. These market drivers result in more demand for rechargeable batteries (and separators accordingly).

•
The largest end-market for our healthcare filtration membranes is the hemodialysis industry, which provides us with both a stable base of revenues and attractive growth prospects. The stable base of revenues is the result of the nature of the served patient population, which requires frequent and continuing treatments. The dialyzers in which our membranes are used are consumable items. In addition, we expect the number of ESRD patients globally to continue growing due to the aging population in developed countries, increased ESRD incidence, longer life-expectancy of treated ESRD patients and improving access to treatment in developing countries.

Proven technical expertise and product innovation

We believe we have built our leading market positions through our demonstrated commitment to innovation, our proven technical expertise and high level of customer service. We have introduced many of the major innovations in the market for separators for use in batteries, including the first polyethylene separator for lead-acid batteries and the first multilayer separator for lithium batteries. In addition, we have introduced major innovations within the healthcare market including the first membrane-based technology used for hemodialysis. Our research and development effort is supported by over 150 engineers, scientists, PhDs and other personnel, representing approximately 8% of our workforce. These personnel work closely with our manufacturing and marketing groups to commercialize innovative products that address market needs.

We have leveraged our established filtration and separation technology and membrane expertise to supply a broad portfolio of membranes based on flat sheet, tubular and capillary technology. We are able to draw upon our experiences across multiple end-markets and various membrane technologies to offer our customers innovative solutions. For example, we have used process technologies developed specifically for industrial and healthcare applications and scientific know-how from our lithium battery separator development team to produce an effective rate control membrane for direct methanol fuel cells. In addition, our technologies provide separation and filtration functionality across a broad spectrum of the filtration market, ranging from nanofiltration of microscopic substances to the filtration of materials visible to the human eye. This broad technology platform allows us to target new niche applications in addition to our existing markets.

Global presence

We manufacture, market and service our products in 11 facilities throughout the world. We maintain manufacturing sites in North America, Europe and Asia. By strategically positioning our manufacturing, sales and marketing and technical service personnel near our customers, we can respond to their needs more effectively and provide a higher level of service. We believe many of our customers also value this proximity because it reduces distribution costs and delivery and response times. In addition, we are able to capitalize on internal efficiencies by managing production schedules across many of our plants. This global presence enables us to participate in the faster growth markets in developing regions of the world. In fiscal 2003, we generated approximately 72.3% of our revenues from customers outside the United States. We typically sell our products in the currency of the country in which the products are manufactured rather than the local currency of our customers.

Our manufacturing facilities in North America accounted for 42% of total sales for fiscal 2003, with facilities in Europe accounting for 56% and facilities in Asia accounting for 2%. In addition, as part of our growth and acquisition strategy, we may manufacture products or otherwise conduct operations in these or other foreign countries. Our foreign operations are, and any future foreign operations will be, subject to certain risks that could materially affect our sales, profits, cash flows and financial position. These risks include fluctuations in foreign currency exchange rates, inflation, economic or political instability, shipping delays, changes in applicable laws and regulatory policies and various trade restrictions, all of which could have a significant impact on our ability to deliver products on a competitive and timely basis. The future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions could also have a material adverse effect on our business, financial condition and results of operations.

State-of-the-art manufacturing facilities

We believe we have state-of-the-art manufacturing facilities and capabilities. Our equipment and manufacturing techniques have been developed over many years with significant intellectual property and capital investments. We believe our wide range of manufacturing processes enables us to produce specialized products that are difficult and costly to replicate in the market. In addition, we recently completed a significant multi-year expansion program through construction of a new plant in Prachinburi, Thailand, the opening of a new facility in Shanghai, China and expansions of our Charlotte, North Carolina and Wuppertal, Germany plants. These expansions increased our production capacity for our lead-acid battery separators, lithium battery separators and hemodialysis membranes, respectively. Our facilities have plant-wide, real-time control and monitoring systems to ensure all products meet customer specifications.

Business strategy

Leverage our existing products and technology base

We believe we are well positioned to maintain our existing strong collaborative relationships with our customers and to continue meeting our customers' evolving needs. Our research and development team will continue to work closely with our customers on product development, resulting in products customized to our customers' manufacturing and end-use specifications. For example, as the power output requirement for rechargeable lithium batteries increases, we work closely with our customers to develop innovative separators, such as our proprietary trilayer separator, to meet the increased technical demands and specifications. Given our proven technical expertise and product innovation, our state-of-the-art manufacturing facilities and the lengthy product development process necessary to replace our customized products, we believe that our customers will continue to view us as a supplier of choice.

Pursue high value-added markets and growth opportunities

We believe significant opportunities exist for us to generate additional high margin business by focusing our efforts on attractive end-use market niches and geographic regions. Our product development expertise and broad technology base enable us to expand our products into adjacent markets and pursue new, developing niche end-markets. For example, we intend to expand our existing pipeline of products targeting future technology applications which currently includes fuel cells, hybrid electric vehicles and specialty filtration applications. In addition, we believe there are significant opportunities to grow our sales by expanding the geographical distribution of our existing products. Our newly-opened Thailand facility gives us a local presence to serve the fast-growing Asian automobile fleet.

Enhance profitability and cash flow

We are continually evaluating our business to identify opportunities to enhance our cost competitiveness. The following ongoing initiatives are focused on driving increased profitability through improved efficiencies:

•
productivity gains through improved and integrated business processes,

•
employee empowerment by encouraging quick decision-making at the lowest practical management levels, and

•
overhead reduction through continued cost focus and control.

End-market overview

The global market for separation and filtration membranes is large and extremely fragmented, with most suppliers producing products for separate and distinct niches. Almost every process stream has a filtration application, while many end products require materials possessing specialized filtration or separation functions. The membranes we manufacture provide these specialized functions for our customers, who use our membranes as a critical component within their own products. In each of our major product lines, we compete with only a few other companies. The end-markets in which our products are ultimately used have attractive characteristics in terms of both stability and growth.

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Industry analysts estimate that the annual global market for lead-acid batteries is approximately $30 billion, or 770 million units, of which approximately $25 billion, or 600 million units, are lead-acid batteries for SLI applications for motor vehicles. Although separators are a critical component within lead-acid batteries, they constitute a small portion of the overall cost. Accordingly, the size of the separator market is much smaller than the overall lead-acid battery market. We estimate that automobile lead-acid batteries are approximately 80% of our lead-acid battery separator revenue. The SLI lead-acid battery market is characterized by stable demand because of the relatively short replacement cycle for batteries in automobiles. For example, industry analysts estimate that the average battery is replaced every three to four years. As a result of this short replacement cycle and due to the large number of motor vehicles worldwide, we estimate that approximately 80% of automotive and other SLI lead-acid batteries is for the replacement market. The primary demand driver of the replacement market is the size of the worldwide fleet of motor vehicles, which, according to Ward's Motor Vehicles Facts and Figures, has been growing approximately 3% per year. Secondary drivers of the replacement market include weather patterns (hot summers and cold winters tend to shorten battery life), the longer average life of vehicles and the larger average size of engines. We believe that the market for our major product, polyethylene separators, has historically grown at a faster pace than the underlying lead-acid battery market because polyethylene separators have been taking market share from alternative materials such as PVC, cellulose and rubber. Major lead-acid battery manufacturers include Exide Technologies, Johnson Controls Inc., Delphi Energy & Engine Management Systems, East Penn Manufacturing Co., Inc. and Fiamm Group.

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According to industry analysts, the market for rechargeable lithium batteries used in electronic devices is over $3 billion and the market for disposable lithium batteries is approximately $700 million. As with lead-acid batteries, the size of the market for separators is considerably smaller than the overall market for lithium batteries. Approximately 80% of our unit volume of lithium battery separators is comprised of separators for rechargeable lithium batteries (Li2), while approximately 20% is comprised of separators for disposable lithium batteries (Li1). According to industry analysts, sales in the rechargeable lithium battery market grew at a compound annual growth rate of approximately 22% from 1996 to 2001 and are expected to grow at a compound annual growth rate of approximately 16% through 2011. Growth in the rechargeable lithium battery business has historically been driven by growth in the underlying markets for portable electronic products (primarily mobile phones and laptop computers) and the displacement of nickel-based battery technologies. The continuing market growth is being driven by the increasing mobility of consumers demanding portable electronic devices, the increasing number of consumers purchasing back-up batteries, and the increasing functionality and complexity of these devices requiring more battery power and more batteries per electronic device. Lithium-based batteries exhibit superior energy density and weight characteristics relative to other battery technologies such as nickel-based materials and have become the standard in the majority of consumer end-markets. For example, management believes that over 90% of new mobile phones and laptop computers contain rechargeable lithium batteries. Major lithium battery manufacturers include Sanyo Electric Company Limited, Matsushita Battery Industrial Company Limited (Panasonic brand), Sony Corporation, Samsung Electronics Co. Ltd., Duracell International Incorporated, BYD Company Limited, Tianjin Lishen Battery Joint-Stock Co., Ltd., LG Electronics, Inc. and Saft SA.

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We manufacture membranes that are the critical component of dialyzers, a consumable item for kidney dialysis treatment for ESRD patients. Demand for dialyzers is driven by the aging population in developed countries, increased ESRD incidence, longer life-expectancy of treated ESRD patients, improving access to treatment in developing countries and the trend in the United States toward single-use rather than multiple-use of dialyzers. According to the European Renal Association European Dialysis and Transplant Association, the number of worldwide ESRD patients has been growing 7% per year over the last twenty years to reach approximately 1.3 million ESRD patients globally in 2003. ESRD patients generally receive three kidney dialysis treatments per week, resulting in stable and recurring demand for dialyzers and our membranes.

Products, markets and customers

Our business segments are energy storage and separations media. Within each of these segments, we develop and produce products that relate to certain industrial and specialty technology end-use markets. The following table describes our key products and end-use markets served:

Segment	Applications	Major brands	End-uses and markets
Energy storage	Lead-acid batteries	Armorib® DARAK® Daramic®	Transportation and industrial batteries
		DAGA™	Enveloping machines and battery assembly line equipment
	Rechargeable and disposable lithium batteries	CELGARD®	Electronics products such as laptop computers, mobile phones, cameras and military equipment
Separations media	Hemodialysis	Cuprophan® DIAPES® Hemophan® SMC® Purema™	Hemodialysis dialyzers which replicate function of healthy kidneys
	Blood oxygenation	CELGARD® HEX PET® OXYPHAN® OXYPLUS®	Heart-lung machine oxygenation unit for open-heart surgical procedures
	Plasmapheresis	FractioPES® MicroPES® PLASMAPHAN®	Blood cell and plasma separation equipment
	Industrial and specialty applications	Accurel®	Microelectronics manufacturing/ chemical filtration

Accurel Systems®	Polymer additives carrier
Artisyn®	Printing media/graphic arts
Liqui-Cel®	Water degasification, semiconductor and microelectronics manufacturing, beverage processing and pharmaceutical production
MicroPES®	Water/chemical filtration for drinking water treatment and food and beverage processing
SuperPhobic®	Solvent/ink de-bubbling for ink jet printers and semiconductor manufacturing
UltraPES®	Prefiltration for reverse osmosis, water filtration

Energy storage

Our separators in the energy storage segment are used in lead-acid and lithium batteries to separate the positive and negative electrodes and control the flow of ions between them. These separators require specialized technical engineering and must be manufactured to extremely demanding requirements including thickness, porosity, mechanical strength, chemical and electrical resistance. During fiscal 2003, our energy storage businesses accounted for 67% of our sales.

Transportation and industrial applications

We develop, manufacture and market a complete line of polyethylene and other resin separators for use in lead-acid batteries. Approximately 80% of the lead-acid battery separators we sell are used in SLI batteries for automobiles and other motor vehicles and approximately 20% are used in batteries for industrial applications such as forklifts, marine applications and stationary applications such as backup power for telecom infrastructure and uninterruptible power supply systems. Based on our estimates, because approximately 80% of automobile and other SLI applications battery demand is for replacement batteries in the aftermarket, we believe demand for our lead-acid battery separators is stable and predictable. Furthermore, this market is experiencing consistent growth due to the growing size of the worldwide fleet of motor vehicles and the worldwide trend of conversion from alternative separator materials such as PVC, cellulose and rubber to the superior performing polyethylene-based separators.

Separators used in lead-acid batteries are among the most highly engineered and performance critical components of the battery, yet only represent a small portion of the battery's total cost. Our separators are designed to enhance battery performance and stability. We use polyethylene, polypropylene, and/or polyester mats to achieve product characteristics that satisfy highly engineered customer specifications. We have enhanced battery performance by constantly improving the balance between pore size and narrow pore distribution. Membrane pores must be large enough to allow ions to pass through, but small enough to prevent contamination from conductive particles, which cause short circuits. Our top five separator customers are Exide Technologies, Johnson Controls, Inc., East Penn Manufacturing Co., Inc., Fiamm Group and EnerSys, Inc., which we estimate have an aggregate market share of approximately 60% of the global transportation and industrial battery market.

Electronics applications

We also develop, manufacture and market a complete line of polypropylene and polyethylene monolayer and proprietary multilayer separators used for rechargeable (Li2) and disposable (Li1) lithium batteries. Approximately 80% of the lithium battery separators we sell are used in rechargeable lithium batteries and 20% are used for disposable lithium batteries. Rechargeable lithium batteries are used in consumer electronic products such as laptop computers, mobile phones, cameras and PDAs. Disposable lithium batteries are primarily used in cameras, portable stereos and military applications. Demand for consumer electronic products has been growing rapidly and, as a result, we have experienced significant increases in demand for our lithium battery separators. Our top lithium battery separator customers include Matsushita Battery Industrial Company Limited, BYD Company Limited, Tianjin Lishen Battery Joint-Stock Co., Ltd., E-One Moli Energy Corp., Duracell International Incorporated (a subsidiary of The Gillette Company) and Saft SA.

Separations media

In our separations media segment, we manufacture and market filtration membranes for use in hemodialysis, oxygenation and plasmapheresis machines in the healthcare industry as well as other industrial and specialty applications in the semiconductor, microelectronics, food and beverage and water purification industries. During fiscal 2003, our separations media business accounted for 33% of our sales.

Hemodialysis

We believe we are the world's leading independent developer, manufacturer and marketer of hemodialysis membranes which are a critical component of dialyzers, a consumable item for kidney dialysis. We estimate that in 2003 we had a 19% market share of hemodialysis membranes.

Dialysis is the artificial process that performs the function of a healthy kidney for ESRD patients. In a healthy person, the kidney carries out certain excretory and endocrine functions, including filtering toxins from the blood and controlling blood pressure. For an ESRD patient on dialysis, the membranes in the dialyzer perform these filtering functions. The membranes consist of thousands of fibers that resemble hollow straws slightly larger than a human hair. These fibers have micropores in their walls at a density of millions of holes per square inch. The size and distribution of these micropores trap harmful toxins while allowing healthy blood to pass through.

ESRD patients receive regular dialysis treatments, typically three times per week. Dialyzers are generally disposed of after every procedure, except in the United States, where the majority of the market remains multiple use. The management believes that the practice in the United States is currently transitioning to single-use, driven by market perceptions of improved patient outcomes.

Because dialyzers are designed to use specific membrane technology and require FDA approval, a dialyzer manufacturer's relationship with its membrane supplier is strategically important and the costs of changing suppliers are substantial. Switching to a membrane manufactured by a different supplier can involve two or three years of development costs. Because of the critical mission and integral role membranes play and the difficulty and expense involved in their substitution, the management believes that major membrane manufacturers will play an important role in the future structure of the dialyzer industry. Key customers of the Company's hemodialysis membranes include dialyzer manufacturers Gambro Dialysatoren GmbH & Co. KG, Haidylena for Advanced Medical Industries and Bellco S.p.A.

Hemodialysis filtration membranes are fabricated from two classes of materials: cellulosic and synthetic. Historically, most filtration membranes for dialyzers have been manufactured with cellulosic materials. In the last several years, membranes manufactured from synthetic materials have captured most of the market growth, while unit shipments of cellulosic materials have remained relatively flat. Since 2001, we have invested in developing and improving its own synthetic products and building new capacity to support its expected growth in this segment. Management believes that our next generation synthetic product, Purema™, which was first introduced at a trade show in May 2004, offers best-in-class technical performance relative to other membranes in the marketplace. The product is currently being evaluated by several potential customers.

Blood oxygenation

We believe we are the world's leading developer, manufacturer and marketer of membranes for use in blood oxygenators, with an estimated 85% global market share. A blood oxygenator is a device containing highly specialized separation media used to remove carbon dioxide from the blood while oxygen is diffused through the membrane and into the blood. Oxygenators are primarily sold to hospitals for use in heart-lung bypass surgical procedures. Because blood oxygenators are designed to utilize a specific membrane technology and require regulatory approval, an oxygenator manufacturer's relationship with its membrane supplier is vital and switching costs can be substantial. We sell our membranes to all major blood oxygenator producers, including Dideco S.p.A./Sorin/Cobe Group, Medtronic Inc. and Jostra AG.

Plasmapheresis

We believe we are the world's leading developer, manufacturer and marketer of extracorporeal therapeutic plasmapheresis membranes, with an estimated 57% market share. Plasmapheresis is the extracorporeal separation of blood cells and plasma from plasma proteins in different diseases. Therapeutic plasmapheresis is a new and growing field that is becoming accepted among the medical community. For example, the German government has recently authorized public insurance reimbursement for rheumatoid arthritis patients who receive therapeutic plasmapheresis treatments. Major manufacturers of plasmapheresis equipment include Dideco S.p.A., Fresenius Medical Care and Gambro.

Industrial and specialty applications

We develop, manufacture and market a number of industrial and specialty filtration and filtration-related products. Liquid filtration is a diverse and high growth market. Almost every process stream has a filtration application. We have leveraged our established filtration technology and membrane expertise to supply a broad portfolio of membranes based on flat sheet, tubular and capillary technology. Our industrial and specialty products are focused on the gas/liquid and solid/liquid separations sectors in a wide variety of processing end-markets including semiconductor and microelectronics manufacturing, food and beverage processing and water purification. In many of those end-markets, there is growing demand for ever-increasing purity levels in the manufacturing process. Our collaborative relationships with customers position us to develop new products using various media to address demanding customer liquid filtration and purification specifications. In addition, we have leveraged our knowledge of membranes, oxygenation and plastics to develop products that can be used in a multitude of applications. The control of dissolved gases in liquids is a key part of the manufacturing process in many industries. The same fibers used in our oxygenation products (CELGARD® and OXYPLUS®) are used in these degasification applications.

The following are descriptions of certain of our industrial and specialty products:

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MicroPES®. MicroPES® is a polyethersulfone flat sheet or hollow fiber microfiltration membrane with broad chemical and low protein binding characteristics, properties which are attractive to end-users who desire minimal absorption of their product. This membrane is primarily used in tap water filtration and miscellaneous food and beverage filtration applications.

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Accurel®. Accurel® is a polypropylene membrane which can be used in a wide range of pH conditions. This membrane is an economical choice for many applications compared to certain higher priced products, and is primarily used for chemical filtration in semiconductor processing applications.

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UltraPES®. UltraPES® is a hollow fiber, ultrafiltration polyethersulfone membrane used for reverse osmosis systems pretreatment, the filtration of drinking water and municipal city wastewater and the separation of oil content from industrial process water streams.

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Liqui-Cel®. Liqui-Cel® membrane contactors are modular products incorporating hydrophobic hollow fiber membranes and are used in a wide variety of industries including semiconductor and microelectronics manufacturing, beverages and pharmaceuticals. This purification technology is also used for flat panel display manufacturing and in power plants.

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SuperPhobic®. SuperPhobic® membrane contactors are a special type of membrane contactor which can treat liquids which otherwise penetrate the membrane pores of conventional Liqui-Cel® membrane contactors. Typical applications involve the elimination of microbubbles in liquids which, upon occurrence, negatively impact customer production processes, quality and yield. Some applications include the degassing of inks, paper coating solutions, photoemulsion and alcohol debubbling. This membrane is primarily used for ink degassing for ink jet delivery systems and semiconductor photoresist solutions.

We have also developed significant capability in the development of membrane applications for fuel cells. We have leveraged our technological expertise in electrochemistry and have established key technical alliances to develop membrane technology for fuel cell applications.

For several years, our technical staff has been working on development programs with most of the major fuel cell industry and institutional leaders. We have already developed several functional membranes for controlling moisture in fuel cell systems. In addition, we have filed several patent applications for membranes used in polymer electrolyte membrane type fuel cells, including novel concepts for the proton exchange film.

New product development

We continually work on developing new products that incorporate our filtration and separation membrane technologies. We have focused our research and development efforts on increasing production capacity and improving production processes, developing products for new markets based on existing technologies and developing new process technologies to enhance existing businesses and allow entry into new businesses. We spent approximately $13.4 million (3% of our net sales), $10.7 million (3% of our net sales) and $6.9 million (3% of our net sales) in fiscal 2003, 2002 and 2001, respectively, on research and development.

We have four research and development centers. Our separator product research is performed at technical centers at our plants in Owensboro, Kentucky; Norderstedt, Germany; and Charlotte, North Carolina. Our healthcare technical center is located in Obernberg, Germany.

The expertise of our research and development staff, which works very closely with our manufacturing and marketing personnel, has enabled us to develop innovative products, frequently in response to specific customer needs. In addition, we enter into collaborative partnerships with our customers to develop and manufacture next-generation products in response to our customers' changing needs. We believe that these developmental partnerships enhance customer relationships by ensuring that our products will continue to be incorporated into our customers' future products. We also utilize in-plant pilot lines that are installed in our research facilities in order to develop new products under real manufacturing conditions prior to commercialization. We currently have several projects in advanced stages of development that we believe will present the potential for substantial growth.

All of the products that we develop are subject to multiple levels of extensive and rigorous testing. The qualification of separators for use in industrial and automotive applications, for instance, may require one or more years of testing by our staff and battery manufacturers. Our strategy of partnering with our customers early in the development of membranes helps to ensure successful product development and qualification.

Sales and marketing

We sell our products and services to customers in both the domestic and international marketplace. We sell primarily to manufacturers and converters that incorporate our products into their finished goods. Our marketing strategy focuses on differentiating our products from our competitors by offering a full range of high quality products, as well as a complete package of services including technical, production and quality assurance support. This strategy has proven successful in developing close relationships with customers.

We employ a direct worldwide sales force and utilize approximately 90 experienced people who manage major customer relationships. A large number of our sales representatives are engineers who have advanced technical knowledge of our products and the applications for which they are used. Our sales representatives are active in new product development efforts and are strategically located in the major geographic regions in which our products are sold. In certain geographic areas, we use distributors or other agents.

We typically seek to enter into long-term supply contracts with our major customers. These contracts typically describe the volume and selling price and can last up to 10 years. In addition, these contracts reflect our close collaborative relationship with our customers, which is driven by our customers' need to develop new separators and membranes directly with us.

In fiscal 2003, net sales to our top five customers represented approximately 36% of our total net sales. Exide Technologies represented approximately 16% of our sales in fiscal 2003.

Manufacturing and operations

General

We manufacture our lead-acid separators at our facilities in Owensboro, Kentucky; Corydon, Indiana; Selestat, France; Norderstedt, Germany; Potenza, Italy; Prachinburi, Thailand; and Feistritz, Austria. We manufacture our lithium battery separators and industrial and specialty separation and filtration media products at our facilities in Charlotte, North Carolina. We have finishing operations at our facility in Shanghai, China. We manufacture our healthcare membranes at our facilities in Wuppertal, Germany and Charlotte, North Carolina.

Our competitive strengths include high-quality proprietary manufacturing processes and a broad range of process technologies, which allow us to offer our customers a broad product offering for various applications. We have made significant capital investments in technology and have developed proprietary equipment and manufacturing techniques. We have a wide range of manufacturing capabilities, many of which are patented, that allow us to produce specialized products that, in certain cases, cannot be reproduced in the market or would be prohibitively expensive for a competitor to replicate. Substantially all of our manufacturing sites have plant-wide real time control and monitoring systems that constantly monitor key process variables using a sophisticated closed loop system of computers, sensors, and custom software.

Manufacturing processes

All of our manufacturing processes, with the exception of our DAGA® equipment division in Potenza, Italy, involve an extrusion process. To produce Liqui-Cel® membrane contactors, hollow fibers are glued into a cartridge form by extruding either a polyolefin resin or an epoxy adhesive before final assembly into a finished module. To produce our flat sheet and hollow fiber membranes, we use one of three basic membrane processes that begin with an extrusion step. These include phase separation (thermally-induced, solvent-induced, or reaction-induced), "dry stretch" ("Celgard" process), and composite extrusion/extraction ("Daramic" process) processes. Each process, and their resulting product properties, is well suited to the various membrane requirements for our target markets.

Battery separators

We manufacture Daramic®, our principal lead-acid battery separator used in industrial and automotive applications, using a composite extrusion/extraction process. The process stages are fully automated, although the process requires some handling as material is transferred from stage to stage. Initially, an ultra-high molecular weight polyethylene is mixed with porous silica and oil, which are heated and extruded into a film. The film is passed through an extraction bath to remove the excess oil from the silica pores to create the proper microporosity and film stiffness prior to drying. We manufacture our Armorib® automotive battery separator using a paper customized to our specifications. We manufacture our DARAK® industrial separator using a patented manufacturing process that begins by saturating a polyester fleece with a modified phenolic resin, which is then cross-linked, washed, dried, cured and cut into single pieces in a continuous one-step process. The reaction step produces the final microporous structure.

Similar to our Daramic® product, we begin the manufacture of lithium battery separators with an extrusion step. However, no solvent or other additives are used in conjunction with the polymer at extrusion (hence the "dry" stretch process description). The same "Celgard" process is used for producing CELGARD® flat sheet monolayer and proprietary trilayer separators. After extrusion, we use a lamination step for the trilayer product, followed by annealing and stretching to produce a microporous film. Some special coated and non-woven laminate products are also manufactured for specialty battery and other applications.

Hemodialysis, blood oxygenation, and plasmapheresis membranes

Hollow fiber membranes produced for hemodialysis, blood oxygenation and plasmapheresis are mainly produced using phase separation processes. For these phase separation processes, the polymer spinning solution is prepared by dissolving the polymer in a solvent prior to extrusion. A porous membrane is formed by separating the solvent and polymer phases using temperature (thermally-induced), or a "non-solvent" (solvent-induced), then the solvent phase is extracted and the porous polymer membrane is dried. For the blood oxygenation market, hollow fiber and flat sheet membranes are also produced using our "dry stretch" ("Celgard") process. We rely on the molecular behavior of semi-crystalline polymers (polyolefins) to create the microporous structure. By controlling the extrusion process under which the film or fiber is formed, we create a crystalline structure that allows the formation of microvoids in a subsequent stretching step. Although we use different equipment for the flat sheet and fiber products, the operating conditions of temperature, stress, and line speed are similar for both. After extrusion, our products can be stored or immediately processed on annealing and stretching lines that create the final porous form.

Competition

Our markets are competitive. Our primary competitors in the market for separators used in industrial and automotive batteries are Entek International LLC in North America and Europe and Nippon Muki Co., Ltd. in Japan. In addition, we have a number of smaller competitors in South Korea, Indonesia and China. In the market for separators used in lithium batteries, we compete with Asahi Kasei Corporation, Tonen Corporation (a subsidiary of ExxonMobil), and Ube Industries Limited. In addition, we have a number of smaller competitors elsewhere in Asia. In the healthcare area, we compete with Fresenius Medical Care, Gambro, Asahi, Medical Corporation, Terumo Medical Corporation and Toyobo Co. Ltd. among others. Product innovation and performance, quality, service, utility and cost are the primary competitive factors, with technical support being highly valued by the largest customers.

Raw materials

We employ a global purchasing strategy to achieve pricing leverage on our purchases of major raw materials. The polyethylene and polypropylene resins we use are very specialized petroleum-based products that are less affected by commodity pricing cycles than other petroleum-based products. In the event of future price increases in the major raw materials, we believe that we will be able to pass these increases to our customers. Some current supply contracts with our major customers allow us to pass these costs to our customers.

The primary raw materials we use to manufacture most of our products are polyethylene and polypropylene resins, silica, paper, and oil. Our major supplier of polyethylene resins is Ticona LLC and our major suppliers of polypropylene resins are Exxon Chemical Company (a subsidiary of ExxonMobil) and Fina (a subsidiary of Total). Our major suppliers of silica are PPG Industries, Inc., Degussa A.G. and Acordis, while our major supplier of oil is Shell Chemical LP (a subsidiary of Royal Dutch/Shell).

We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us because other manufacturers with whom we conduct business or have conducted business in the past would be able to fulfill our requirements. However, the loss of one of our key suppliers could, in the short term, adversely affect our business until we secure alternative supply arrangements. In addition, we cannot assure you that any new supply arrangements we enter will have terms as favorable as those contained in current supply arrangements. We have never experienced any significant disruptions in supply as a result of shortages in raw materials.

Properties

Our manufacturing facilities are strategically located to serve our customers globally. Our plant in Norderstedt, Germany is QS 9000 certified. Our plants in Owensboro, Kentucky; Potenza, Italy; Obernberg, Germany; Charlotte, North Carolina; Corydon, Indiana; Prachinburi, Thailand and Feistritz, Austria are ISO 9001 certified. Our facilities located in Wuppertal, Germany and Selestat, France are ISO 14001 certified as well as ISO 9001 certified.

Management information systems

We use a combination of flexible computer systems to meet the ever-changing needs of our operations and customers. In our Selestat, Prachinburi, Norderstedt, Owensboro and Corydon plants, we use an integrated application that includes an Oracle-based financial system and a proprietary information system custom designed for our manufacturing, inventory purchasing and quality operations. The same solution suite is being implemented in our Potenza plant. In the Charlotte, North Carolina facility, we use the MAPICS SyteLine ERP system. In Wuppertal and Obernberg, Germany, we employ the SAP R/3 ERP System. These systems are bridged together for financial consolidation through the GEAC, Comshare Management Planning and Control application. The vast majority of all other applications are built on current Microsoft technology.

Employees

We currently employ approximately 2,000 people worldwide. We offer our full-time employees a complete package of benefits that varies by country and end-market focus and may include health and life insurance, medical and dental benefits and retirement plans. We believe that our compensation and benefits are competitive by industry standards. Hourly employees at eight of our 11 facilities are unionized and account for approximately 68% of our total employees. These facilities were unionized prior to our ownership; no facility has been unionized under our ownership. We have historically had good relationships with our unions with no occurrences of any work stoppages. The following summarizes those employees represented by unions as of January 3, 2004.

	Number of unionized employees	% of total	Date of contract renegotiation

Corydon	96	80	January 2007
Feistritz (Jüngfer)	48	79	Annual
Obernberg	42	74	Annual
Owensboro	154	71	April 2005
Potenza	142	100	Annual
Sélestat	135	79	Annual
Wuppertal	705	92	Annual
Norderstedt	73	84	Annual

Total	1,395

Environmental matters

We are subject to a broad range of federal, state, local and foreign environmental laws and regulations which govern, among other things, air emissions, wastewater discharges and the handling, storage disposal and release of wastes and hazardous substances. It is our policy to comply with applicable environmental requirements at all of our facilities. From time to time, we have identified environmental compliance issues at our facilities. The Kentucky Natural Resources and Environmental Protection Cabinet recently concluded an administrative enforcement action against us concerning our Owensboro, Kentucky facility, relating to certain air emissions requirements, pursuant to which we entered into an agreed order with the Cabinet obliging us to undertake certain remedial measures. We believe we have substantially complied with our obligations under the agreed order. If there are any outstanding violations of environmental requirements at Owensboro or any other of our facilities, we do not believe that such violations would disrupt operations at our facilities or would have a material adverse effect on our business.

We are also subject to laws, such as CERCLA, that may impose liability retroactively and without fault for releases or threatened releases of hazardous substances at on-site or off-site locations. We are not aware of any material off-site releases for which we may be liable under

CERCLA or any other environmental or health and safety law. We already have conducted some cleanup of the onsite releases at some facilities and we will be conducting additional cleanups of onsite contamination at other facilities under regulatory supervision or voluntarily. Costs for such work and related measures (such as eliminating sources of contamination) could be substantial, particularly at our Wuppertal, Germany and Potenza, Italy facilities. We have established reserves for environmental liabilities of approximately $25.1 million as of July 3, 2004. However, we do not anticipate that the cleanups will disrupt operations at our facilities or have a material adverse effect on our business. In addition, we have asserted claims under an indemnity from Akzo that will provide indemnification of up to €15.0 million, representing a substantial percentage of anticipated environmental costs at Wuppertal. To date we have not had any significant disagreement with Akzo over its environmental indemnity obligations to us.

Legal proceedings

We are currently a party to various claims and legal actions that arise in the ordinary course of business. We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition or results of operations.

Intellectual property rights

We consider our patents, patent licenses and trademarks, in the aggregate, to be important to our business and seek to protect this proprietary know-how in part through United States and foreign patent and trademark registrations. Certain of our patents are also important individually. In addition, we maintain certain trade secrets for which, in order to maintain the confidentiality of such trade secrets, we have not sought patent protection.

Management

Executive officers and directors

The following table sets forth certain information concerning our executive officers and directors:

Name	Age	Position

Frank Nasisi	64	President, Chief Executive Officer and Director
Lynn Amos	39	Chief Financial Officer
Stefan Geyler	47	General Manager, Membrana GmbH
Brad Reed	45	Vice President & General Manager, Celgard, Inc.
David A. Barr	40	Director
Michael Graff	52	Chairman of the Board of Directors
Kevin Kruse	34	Director

Frank Nasisi became our President, Chief Executive Officer and director effective upon the closing of the Transactions. From 1999 to the closing of the Transactions, Mr. Nasisi served as our Chief Operating Officer. From 1994 to 1999, Mr. Nasisi served as Vice President and General Manager. Prior to the acquisition of the Daramic® business in 1994, Mr. Nasisi held various positions with our predecessor subsidiary company including Worldwide Manufacturing Director. Mr. Nasisi has worked for us and our predecessor subsidiary company for the past 15 years. Mr. Nasisi served on the board of directors of Battery Council International, the worldwide trade group for battery suppliers. Mr. Nasisi holds a Degree in Mechanical and Civil Engineering from the Universita Messina (Messina, Italy).

Lynn Amos has served as our Chief Financial Officer since February 2002. Prior to his current role, Mr. Amos served as Director of Corporate Development and Corporate Controller at The InterTech Group since joining us in 1998. In these roles, Mr. Amos was directly involved in our financial and acquisition activities. Prior to joining The InterTech Group, Mr. Amos worked in a variety of financial roles at Umbro International, Reeves Industries, Inc. and Price Waterhouse. Mr. Amos holds a B.S. Degree from Western Carolina University and is a Certified Public Accountant.

Stefan Geyler has served as General Manager of Membrana GmbH since September 2002. Mr. Geyler has held various roles since joining Membrana GmbH in 1990, which include Area Sales Manager, Sales and Marketing Manager, Head of Sub-Business Unit Dialysis, and Vice President of Operations. Mr. Geyler graduated from the University of Mainz (Mainz, Germany).

Brad Reed has served as Vice President/General Manager of Celgard, Inc. since March 2000 where he has global business responsibility for Celgard, Inc. Prior to March 2000, he held several management positions of increasing responsibility in the Liqui-Cel® Membrane Contactor and CELGARD® Hollow Fiber product line areas. Mr. Reed has worked in the business currently known as Celgard, Inc. since 1988 after working for both Dow Chemical and Lithium Corporation. Mr. Reed holds a B.S. Degree in Chemical Engineering from Clemson University.

David A. Barr became a director in connection with the closing of the Transactions. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr was a managing director at Butler Capital where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of TransDigm Holding Company, TransDigm Inc. and Eagle Family Foods, Inc. and Wellman, Inc. He holds a B.A. Degree in Economics from Wesleyan University and an MBA from Harvard Business School.

Michael Graff became Chairman of our board of directors in connection with the closing of the Transactions. Mr. Graff has served as a managing director of Warburg Pincus LLC since October 2003 and has served as an advisor to Warburg Pincus LLC since July 2002. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, first as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London, and Pittsburgh offices. Mr. Graff is a director of TransDigm Holding Company and TransDigm Inc. Mr. Graff received an A.B. Degree in economics from Harvard College and an M.S. in Management from M.I.T.

Kevin Kruse became a director in connection with the closing of the Transactions. Mr. Kruse has been a Vice President of Warburg Pincus LLC since January 2003 and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc. where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Knoll, Inc., TransDigm Holding Company and TransDigm Inc. Mr. Kruse received an A.B. Degree in Government from Dartmouth College.

Term of executive officers and directors

Directors are elected at each annual meeting of our stockholders. We are wholly owned by Polypore International, Inc. Executive officers are appointed by the board of directors and serve at the discretion of the board of directors.

Board composition

According to a stockholders' agreement among Polypore International, Inc. and its stockholders (see "Certain relationships"), Warburg Pincus has the right to have certain individuals designated by it on our board of directors until Polypore International, Inc. completes its initial public offering. Currently, Warburg Pincus has designated David Barr, Michael Graff and Kevin Kruse. See "Certain relationships" for more information about this stockholders' agreement. Mr. Barr and Mr. Graff are currently managing directors of Warburg Pincus LLC and Mr. Barr is a partner of Warburg Pincus & Co., which is an affiliate of Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P., the principal stockholders of Polypore International, Inc. Mr. Kruse is currently a Vice President of Warburg Pincus LLC.

Director compensation

We will pay our outside directors, if any (which do not include Messrs. Nasisi, Lee, Barr, Graff or Kruse) a one time retainer fee of $25,000, plus $2,500 for each board meeting they attend. In addition, we will pay each of our outside directors $5,000 per year for each committee of our board of directors for which they act as chairperson. Other than outside directors, we do not compensate our directors for serving on our board of directors or any of its committees. We do, however, reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Board committees

Our board of directors has an audit committee and a compensation committee.

Audit committee

The audit committee of our board of directors will appoint, determine the compensation for and supervise our independent auditors, review our internal accounting procedures, systems of internal controls and financial statements, review and approve the services provided by our internal and independent auditors, including the results and scope of their audit, and resolve disagreements between management and our independent auditors. Currently, the audit committee consists of Messrs. Graff and Barr.

Compensation committee

The compensation committee of our board of directors will review and recommend to the board of directors the compensation and benefits of all of our executive officers, administer our equity incentive plans and establish and review general policies relating to compensation and benefits of our employees. Currently, the compensation committee consists of Messrs. Graff and Barr.

Compensation committee interlocks and insider participation

None of our executive officers serve as members of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

Executive compensation

The following table sets forth the aggregate compensation paid or accrued by us for services rendered during fiscal 2003, fiscal 2002 and fiscal 2001 to our Chief Executive Officer and each of our executive officers, who we refer to collectively as the "named executive officers".

Summary compensation table

Name and principal position	Fiscal year	Base	Bonus	Other annual compensation (1)	Other compensation (2)	Total

Jerry Zucker (3) Former President and Chief Executive Officer	2003 2002 2001	$334,720 312,480 312,000	$3,840,000 1,788,500 1,438,000		$15,991 15,977 13,580	$4,190,711 2,116,957 1,763,580
James Boyd (3) Former Secretary	2003 2002 2001	171,984 156,240 156,000	900,000 869,038 710,352		13,759 12,499 12,450	1,085,743 1,037,777 878,802
Frank Nasisi (4) President and Chief Executive Officer	2003 2002 2001	356,743 255,827 192,556	515,000 268,500 185,000	$ — 4,875 10,949	16,000 15,756 13,600	887,743 544,958 402,105
Lynn Amos (5) Chief Financial Officer, Treasurer and Secretary	2003 2002 2001	127,253 124,233 11,908	415,000 130,000 10,000	24,787 4,291 —	9,964 7,060 953	577,004 265,584 22,861
Stefan Geyler (6) General Manager, Membrana GmbH	2003 2002 2001	156,450 108,019 96,284	169,552 77,834 28,878	— — —	— — —	326,002 185,853 125,162
Brad Reed (7) Vice President and General Manager, Celgard, Inc.	2003 2002 2001	191,169 173,077 153,174	255,000 135,000 67,000	6,315 5,989 4,171	14,659 13,368 12,360	467,143 327,434 236,705

(1)    None of the executive officers received perquisites or personal benefits which totaled the lesser of $50,000 or 10% of their respective salary plus bonus payments. Amounts in this column represent relocation expenses or personal mileage amounts related to company-provided vehicles.

(2)    Consists of employer 401(k) contributions.

(3)    The employment of Messrs. Zucker and Boyd was terminated effective upon the closing of the Transactions.

(4)    Mr. Nasisi received a $465,000 bonus in connection with the closing of the Transactions.

(5)    Mr. Amos received a $465,000 bonus in connection with the closing of the Transactions.

(6)    Mr. Geyler received a $235,000 bonus in connection with the closing of the Transactions.

(7)    Mr. Reed received a $235,000 bonus in connection with the closing of the Transactions.

Other than the bonuses paid to the named executive officers in connection with the closing of the Transactions, we expect future compensation paid to our named executive officers to remain consistent with the compensation paid to them in fiscal 2003.

The table below sets forth the estimated pension benefit payable under a retirement plan relating to Stefan Geyler, the General Manager of our subsidiary, Membrana GmbH, assuming normal retirement at age 65. The table illustrates pension benefits payable under the plan determined on a straight life annuity basis. There is no offset in these pension benefits for United States Social Security benefits.

Pension table

	Years of Service
Annual Salary	15	25	30	35

$125,000	$1,695	$2,825	$3,390	$3,390
150,000	2,164	3,606	4,327	4,327
175,000	2,632	4,387	5,265	5,265
200,000	3,101	5,169	6,202	6,202
225,000	3,570	5,950	7,140	7,140
250,000	4,039	6,731	8,077	8,077
300,000	4,976	8,294	9,952	9,952
400,000	6,851	11,419	13,702	13,702
450,000	7,789	12,981	15,577	15,577
500,000	8,726	14,544	17,452	17,452

Calculations are based on information contained in the Summary Compensation Table. Mr. Geyler has served our subsidiary, Membrana GmbH since 1990.

Severance agreements

Fifteen of our employees, including each of the named executive officers (other than Messrs. Zucker and Boyd), have severance agreements with us providing for a lump sum payment equal to the employee's average bonus for the prior two years, plus 12 monthly payments of base salary. These severance payments are triggered by a termination of the employees' employment without cause (as defined in the agreements) following a change in control of Polypore. Consummation of the Transactions constituted a change in control for this purpose. The estimated payments required, in the event that the severance payments for each of these employees is triggered, is approximately $2.5 million.

Management investment

In connection with consummation of the Transactions, Frank Nasisi (our President and Chief Executive Officer), Lynn Amos (our Chief Financial Officer), Stefan Geyler (the General Manager of our subsidiary, Membrana GmbH) and Brad Reed (the Vice President & General Manager of our subsidiary, Celgard, LLC) each purchased Class A common units of PP Holding, LLC, representing an aggregate investment of $385,000, or 0.3% of the membership interests of PP Holding, LLC outstanding immediately following the closing of the Transactions. The proceeds were used by PP Holding, LLC to purchase shares of Polypore International, Inc. common stock. On June 4, 2004, Messrs. Nasisi, Amos and Reed purchased an additional 400

Class A units, bringing the aggregate investment of our named executive officers in PP Holding, LLC to 0.6% of its outstanding membership interests.

Indemnification agreements

We entered into director and officer indemnification agreements with certain of our directors and officers. The indemnification agreements provide that we will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of ours or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at our request (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of ours or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee's status as a current or former director, officer, employee or agent of ours or as a current or former director, officer, employee, member, manager, trustee or agent of ours or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by us prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee's service as a director and/or officer of ours and for a reasonable period of time thereafter, which such period may be determined by us in our sole discretion, we are obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of ours that is substantially comparable in scope and amount to that provided by our current policies of directors' and officers' liability insurance.

Stock plans

2004 Stock Option Plan

In connection with the Transactions, Polypore International, Inc. adopted the Polypore International, Inc. 2004 Stock Option Plan, which we refer to herein as the "2004 Plan." The 2004 Plan reserves 8,968 shares of Polypore International, Inc. common stock for issuance pursuant to stock options granted under the 2004 Plan. Stock options granted under the 2004 Plan are not intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The total number of shares of common stock reserved for grants of options represents approximately 5% of Polypore International, Inc.'s common stock on a fully-diluted basis. Stock options covering approximately 50% of shares reserved under the 2004 Plan have been granted as of the date hereof. All options granted under the 2004 Plan will vest based on satisfaction of certain performance criteria. In addition, all or a portion of the options was granted under the new stock option plan will vest upon a change in control of Polypore International, Inc. if equity investors receive predetermined rates of return on their investment.

Stock Incentive Plan

In July of 2004, Polypore International, Inc. adopted the Polypore International, Inc. Stock Incentive Plan, which we refer to herein as the "Incentive Plan." The Incentive Plan reserves 6 million shares of Polypore International, Inc. common stock for issuance pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards granted under the Incentive Plan. Stock options granted under the Incentive Plan are not intended to be "incentive stock options" within the meaning of Section 422 of the Code. The total number of shares of common stock reserved for grants of options represents approximately 10% of Polypore International, Inc.'s common stock on a fully-diluted basis. No awards have been granted under the Incentive Plan as of the date hereof. Awards granted under the Incentive Plan will be subject to vesting and other conditions as determined by the Polypore International, Inc. compensation committee at the time of grant.

In conjunction with adopting the stock plans, we have elected to follow SFAS No. 123, Accounting for Stock-Based Compensation. As a result, we will be expensing the fair value of the option grants over the expected life of the options.

Employment agreements

Frank Nasisi

We have entered into a binding term sheet with Mr. Nasisi pursuant to which Mr. Nasisi will serve as our President and Chief Executive Officer. The term sheet contains the material terms of Mr. Nasisi's employment, and we are in the process of negotiating with Mr. Nasisi a formal employment agreement incorporating such terms. The term sheet provides, among other things, for:

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An initial term of employment through the second anniversary of the closing of the Transactions subject to automatic renewal of one additional year unless either we or Mr. Nasisi elect not to renew the term;

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A base salary of $435,000 per year;

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Eligibility to receive an annual bonus based upon the achievement of certain performance criteria;

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Participation in our employee benefit plans;

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In the event of Mr. Nasisi's termination of employment by us without cause or by Mr. Nasisi with good reason, an entitlement to receive (i) his base salary for a period of 18 months following such termination, and (ii) payment of the cost of health continuation coverage for Mr. Nasisi and his dependents for such period; and

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During the term of employment and for a period of 18 months following the termination of Mr. Nasisi's employment for any reason, unless otherwise approved by our Board, a prohibition from engaging in competition with us.

Principal stockholders

All of our issued and outstanding shares of common stock is owned indirectly by Polypore International, Inc.. Warburg Pincus and management own, directly or indirectly, 100% of Polypore International, Inc.

Certain relationships

The Transactions

On January 30, 2004, Polypore and its shareholders entered into a Stock Purchase Agreement with PP Acquisition Corporation. On May 13, 2004, Polypore and its stockholders consummated the stock purchase agreement with PP Acquisition, pursuant to which PP Acquisition purchased all of the outstanding shares of the Company's capital stock. The aggregate purchase price, including acquisition related costs, was approximately $1,150.1 million in cash. In connection with the Transactions, PP Acquisition obtained a new credit facility with initial borrowings of approximately $414.9 million, issued original notes with a face amount of $405.9 million and received equity contributions from its shareholders of $320.4 million. PP Acquisition used the net proceeds from the new credit facility, the issuance of senior subordinated debt and equity contributions to pay the net purchase price to the existing shareholders, repay all outstanding indebtedness under Polypore's existing credit facility and pay transaction related fees and expenses. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, with Polypore as the surviving corporation.

Tax sharing agreement

We, our subsidiaries and Polypore International, Inc. have entered into a tax sharing agreement. Under the terms of the tax sharing agreement, we and each of our subsidiaries are obligated to make payments to us equal to the amount of the federal and state income taxes that such subsidiaries and their subsidiaries would have owed if we did not file our federal and state income tax returns on a consolidated or combined basis.

Management investments

In connection with the Transactions, Frank Nasisi, Lynn Amos, Stefan Geyler and Brad Reed purchased an aggregate of 385 Class A common units of PP Holding, LLC, one of the stockholders of our indirect parent, Polypore International, Inc. for an aggregate purchase price of $385,000. Subsequent to the closing of the Transactions, Messrs. Nasisi, Amos and Reed acquired an additional 400 Class A common units for an aggregate purchase price of $400,000. The 785 Class A common units held by Messrs. Nasisi, Amos, Geyler and Reed represent approximately 1% of the outstanding membership interests of PP Holding, LLC.

Operating agreement

In connection with the Transactions, Frank Nasisi, Lynn Amos, Stefan Geyler, Brad Reed (which we collectively refer to as the "management members"), Warburg Pincus and PP Holding, LLC entered into an operating agreement which will govern PP Holding, LLC.

The operating agreement provides that Warburg Pincus will be the managing members of PP Holding, LLC, which we refer to herein as the "managing members." Subject to certain customary exceptions, no management member may transfer any Class A common units or any interest therein unless the written consent of the managing members is obtained, and thereafter any proposed transfer by a management member will be subject to a right of first refusal running in favor of Warburg Pincus. The operating agreement provides that Warburg Pincus may transfer its Class A common units freely, provided that, in the event of certain types of transfers of Class A common units, the other members of PP Holding, LLC may participate in such transfers on a pro rata basis. The operating agreement further provides that, in the event of certain types of transfers by Warburg Pincus of our common stock directly owned by Warburg Pincus, PP Holding, LLC will have the right to, and the managing members will agree to cause PP Holding, LLC to, participate in such transfers on a pro rata basis and distribute the proceeds to the holders of Class A Common Units.

Pursuant to the terms of the operating agreement, without the consent of the management members, the managing members may authorize the issuance of additional units, including Class A common units. In the event the managing members authorize the issuance of additional Units, under certain circumstances, the managing members may permit the other members to participate in such proposed issuance. In the event Warburg Pincus desires to transfer its Class A common units to persons who are not affiliates of Warburg Pincus or PP Holding, LLC, the operating agreement permits Warburg Pincus to cause the other members of PP Holding, LLC to transfer their Class A common units for the same consideration proposed to be received by Warburg Pincus.

Stockholders' agreement

In connection with the Transactions, the stockholders of Polypore International, Inc., Warburg Pincus and PP Holding, LLC, entered into a stockholders' agreement which will govern the shares of capital stock of Polypore International, Inc.

The stockholders' agreement provides that, subject to certain customary exceptions, in the event Polypore International, Inc. proposes to issue equity securities, Warburg Pincus and PP Holding, LLC are entitled to participate in such proposed issuance on a pro rata basis. Those participation rights, and certain other rights granted under the stockholders' agreement, will terminate automatically upon the closing of an initial public offering. The stockholders agreement further provides that until the initial public offering of Polypore International, Inc., Warburg Pincus will have the right to designate a majority of our board of directors.

Stockholders' registration rights agreement

In connection with the Transactions, our stockholders and certain management investors entered into a stockholders' registration rights agreement, which granted such stockholders certain customary registration rights, including demand, piggy-back and Form S-3 registration rights.

Transition services

In connection with the closing of the Transactions, we entered into a transition services agreement with The InterTech Group, one of our former stockholders, pursuant to which InterTech will provide us with office space and certain administrative services for a period of up to two years from the closing of the Transactions. We will be permitted to terminate the agreement upon notice after December 31, 2004. We expect to make payments to InterTech under the agreement of approximately $596,000 during fiscal 2004. Prior to the closing of the Transactions, we leased the same office space and similar administrative services on a month to month basis, with no written agreement governing the relationship.

Description of other indebtedness

Summarized below are the principal terms of the agreements that govern our indebtedness. This summary is not a complete description of all the terms of such agreements.

Senior secured credit facilities

General

In connection with the Transactions, we entered into a new senior secured credit agreement with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our senior secured credit facilities.

Our senior secured credit facilities provide for senior secured financing of up to approximately $503.4 million, consisting of:

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a $370.0 million term loan facility and a €36.0 million term loan facility with maturities of 7.5 years that were drawn in full in connection with the consummation of the Transactions; and

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a $90.0 million revolving loan facility, including a letter of credit sub-facility of $50.0 million and a foreign currency sub-facility (available in euros) of $50.0 million, that will terminate in six years.

In addition, we have the right to request (but no lender is committed to provide) additional term loans under the facility, subject to the satisfaction of customary conditions, including our being in pro forma compliance with the financial covenants in the credit agreement after giving effect to any such incremental term loan borrowings.

All borrowings under our senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Proceeds of the initial $370.0 million and €36.0 million in term loans were used to finance the Transactions. The proceeds of the revolving loan will be used to provide financing for working capital and general corporate purposes.

Interest and fees

The interest rates per annum applicable to loans, other than swingline loans, under our senior secured credit facilities are, at our option, equal to either an alternate base rate (in the case of loans denominated in dollars) or an adjusted LIBO rate for one, two, three, six or, under certain circumstances, twelve-month interest periods chosen by us, in each case, plus an applicable margin percentage.

The alternate base rate is the greater of (i) JPMorgan Chase Bank prime rate or (ii) 50 basis points over the weighted average or rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. The applicable margin percentage is a percentage per annum equal to 1.25% for alternate base rate loans or 2.25% for adjusted LIBO rate loans. Beginning after we deliver our financial statements for the third quarter of fiscal 2004 to the agent under the senior credit facilities, and so long as no default has occurred and is continuing, the applicable margin percentage under the revolving loan facility will be subject to adjustments based on performance goals.

On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving loan facility.

Prepayments

Subject to exceptions, our senior secured credit facilities require mandatory prepayments of term loans based on certain percentage of excess cash flows and net cash proceeds from asset sales and recovery events or the issuance of certain debt securities.

Amortization of principal

Our senior secured credit facilities require scheduled quarterly payments of principal on the term loans at the end of each of our fiscal quarters beginning on October 2, 2004 in aggregate annual amounts equal to 1% of the original aggregate principal amount of the term loans during, with the balance payable at final maturity. All scheduled amortization payments will be ratably increased by the aggregate principal amount of incremental term loans, if any.

Collateral and guarantors

Indebtedness under our senior secured credit facilities is guaranteed by all of our current and future domestic subsidiaries (with certain agreed exceptions) and is secured by a first priority security interest in substantially all of the borrower's, and current and future domestic subsidiaries' existing and future property and assets (subject to exceptions to be agreed), including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property, owned cash and cash proceeds of the foregoing and first priority pledge of the capital stock of Polypore and the guarantor subsidiaries and 66% of the voting capital stock of our first tier foreign subsidiaries.

Restrictive covenants and other matters

Our senior secured credit facilities include negative covenants restricting or limiting our and our subsidiaries' ability to, among other things:

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incur, assume or permit to exist additional indebtedness or guarantees;

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incur liens and engage in sale leaseback transactions;

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make loans and investments;

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declare dividends, make payments on or redeem or repurchase capital stock;

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engage in mergers, acquisitions and other business combinations;

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prepay, redeem or purchase certain indebtedness;

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amend or otherwise alter terms of our material indebtedness and other material agreements;

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sell assets;

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transact with affiliates; and

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alter the business that we conduct.

Such negative covenants are subject to certain exceptions.

In addition, our senior secured credit facilities require that we comply with the following financial covenants:

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We are prohibited from making capital expenditures in any fiscal year in excess of the sum of $45.0 million plus half of the amount of any capital expenditures made by entities we acquire in acquisitions permitted under the senior secured credit facilities during the two fiscal years prior to the date of acquisition, with amounts unused in any year being carried over for use during the next two fiscal years.

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We are required to maintain a ratio of Adjusted EBITDA to interest expense for any four consecutive fiscal quarters ending during any of the following periods or on any of the following dates of at least the following ratios:

Date or Period	Ratio

October 2, 2004 through July 1, 2006	2.25 to 1.00
September 30, 2006 through January 3, 2009	2.50 to 1.00
April 4, 2009 through January 2, 2010	2.75 to 1.00
April 3, 2010 and each fiscal quarter thereafter	3.00 to 1.00
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We are required to maintain a ratio of total indebtedness to Adjusted EBITDA at the end of any quarter ending during any of the following periods or on any of the following dates of not more than the following ratios:

Date or Period	Ratio

October 2, 2004 through July 2, 2005	6.25 to 1.00
October 1, 2005	6.00 to 1.00
December 31, 2005 through July 1, 2006	5.75 to 1.00
September 30, 2006 through December 30, 2006	5.50 to 1.00
March 31, 2007 through June 30, 2007	5.25 to 1.00
September 29, 2007	5.00 to 1.00
December 29, 2007 through March 29, 2008	4.75 to 1.00
June 28, 2008 through September 27, 2008	4.50 to 1.00
January 3, 2009 through October 3, 2009	4.25 to 1.00
January 2, 2010 and each fiscal quarter thereafter	4.00 to 1.00

Our senior secured credit facilities contain certain customary representations and warranties, affirmative covenants and event of default, including payment defaults, breach of representations and warranties, covenant defaults (including the financial covenants referred to above), cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facilities to be in full force and effect and change of control. If such an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Foreign subsidiary indebtedness

As of July 3, 2004, our foreign subsidiaries had an aggregate of approximately $4.6 million of indebtedness outstanding under government grants, overdraft facilities and other lines of credit, with unused capacity of approximately $14.0 million. These grants, facilities and lines of credit are denominated in euros and bear interest at rates ranging from 0.5% to 4%. The outstanding balances and available capacities described above are based on the 1.2307 United States dollar/euro exchange rate in effect on July 2, 2004.

Description of the exchange notes

The original notes were, and the exchange notes will be, issued under the Indenture (the "Indenture") among Polypore (as the surviving corporation in the merger with PP Acquisition Corporation), the Guarantors and The Bank of New York, as trustee (the "Trustee"). The form and terms of the exchange notes are substantially identical to the form and terms of the original notes, except that the exchange notes:

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will be registered under the Securities Act; and

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will not bear any legends restricting transfer.

As used herein, references to the words "Exchange Notes" means new registered 8 3/4% Senior Subordinated Dollar Notes due 2012 and new registered 8 3/4% Senior Subordinated Euro Notes due 2012. As used herein, references to the words "Original Notes" means all of our outstanding unregistered 8 3/4% Senior Subordinated Dollar Notes due 2012 and all of our outstanding unregistered 8 3/4% Senior Subordinated Euro Notes due 2012. We refer to the Exchange Notes and the Original Notes collectively as the "Notes."

The Indenture is unlimited in aggregate principal amount, although the issuance of the Original Notes was limited to approximately $405.9 million, consisting of an aggregate principal amount of $225.0 million, with respect to the dollar notes and, an aggregate principal amount of €150.0 million, with respect to the euro notes. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

You will find the definitions of certain capitalized terms used in the following summary under the heading "Certain definitions." For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Polypore, Inc. and not to its Subsidiaries.

This description of the Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of the Notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

Brief description of the notes

The Notes:

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are unsecured senior subordinated obligations of the Company;

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are limited to an aggregate principal amount of approximately $405.9 million, consisting of an aggregate principal amount of $225.0 million, with respect to the exchange dollar notes, and an aggregate principal amount of €150.0 million, with respect to the exchange euro notes, subject to our ability to issue Additional Notes;

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mature on May 15, 2012;

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are subordinated in right of payment to all existing and future Senior Debt of the Company;

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are guaranteed on a senior subordinated basis by each Domestic Subsidiary (other than a Domestic Subsidiary that has Total Assets of $10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries) for so long as (i) the Company's Credit Facilities require a guarantee of any of the Domestic Subsidiaries or (ii) the Domestic Subsidiaries have, in the aggregate, $75.0 million or more of other then outstanding Indebtedness owed to a Person other than the Company or another Restricted Subsidiary; and

•
are subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Company will issue the Exchange Notes in fully registered form in denominations of $1,000 and integral multiples of $1,000, with respect to the exchange dollar notes, and in denominations of €1,000 and integral multiples of €1,000, with respect to the exchange euro notes. The Trustee will initially act as paying agent and registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of the Exchange Notes, or the Holders. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York and, so long as the euro notes are listed on the Luxembourg Stock Exchange, payment of principal (and premium, if any) on the euro notes will be payable at the office of the paying agent in Luxembourg. At the Company's option, interest also may be paid by mailing a check to a Holder's registered address.

Principal, maturity and interest

The Original Notes were, and the Exchange Notes will be, issued with a maximum aggregate principal amount of approximately $405.9 million, consisting of $225.0 million, with respect to the dollar notes, and €150.0 million, with respect to the euro notes. The Notes will mature on May 15, 2012. Subject to the Company's compliance with the "Limitation on incurrence of additional indebtedness" covenant, the Company is permitted to issue Additional Notes. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the exchange notes," references to the Notes include any Additional Notes actually issued. Interest on the dollar notes accrues at the rate of 8.750% per annum and interest on the euro notes accrues at the rate of 8.750% per annum. Interest on the Notes is payable semiannually in cash on each May 15 and November 15, commencing on November 15, 2004 and accruing from the Issue Date. The Company will make interest payments to the persons who are registered Holders at the close of business on May 1 and November 1. Interest on the Notes will accrue from the most recent date on which interest on the Notes was paid.

Additional amounts may accrue on the Original Notes in certain circumstances pursuant to the Registration Rights Agreement.

Redemption

Optional redemption.    The dollar notes and the euro notes, in each case, may be redeemed, in whole or in part, at any time prior to May 15, 2008, at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional amounts, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after May 15, 2008, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 15 of the year set forth below.

Dollar Notes

Year	Percentage

2008	104.375%
2009	102.188%
2010 and thereafter	100.000%

Euro Notes

Year	Percentage

2008	104.375%
2009	102.188%
2010 and thereafter	100.000%

In addition, the Company must pay all accrued and unpaid interest on the Notes redeemed.

Optional redemption upon equity offerings.    Prior to May 15, 2007, the Company may at its option on one or more occasions redeem (x) the dollar notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the dollar notes originally issued at a redemption price (expressed as a percentage of principal amount) of 108.75% and/or (y) the euro notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the euro notes originally issued at a redemption price (expressed as a percentage of principal amount) of 108.75%, in each case, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)
(a) at least 65% of such aggregate principal amount of the dollar notes, in the case of each redemption of dollar notes, and (b) at least 65% of such aggregate principal amount of the euro notes, in the case of each redemption of euro notes, remain outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)
each such redemption occurs within 60 days after the date of the related Equity Offering.

Selection and notice of redemption

In the event that the Company chooses to redeem less than all of the Notes of a particular denomination, selection of such Notes for redemption will be made by the Trustee either:

(1)
in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed; or

(2)
on a pro rata basis among the Notes of such denomination, by lot or by such method as the Trustee shall deem fair and appropriate.

No dollar notes of a principal amount of $1,000 or less shall be redeemed in part. No euro notes of a principal amount of €1,000 or less shall be redeemed in part.

Mandatory redemption; offers to purchase; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption "—Change of control" and "Certain Covenants—Limitation on asset sales". The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

Senior indebtedness versus notes and guarantees

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee are subordinate in right of payment to the prior payment in full of all Senior Debt of the Company or the relevant Guarantor, as the case may be, including, without limitation, the obligations of the Company and such Guarantor under the Credit Facility.

As of July 3, 2004:

(1)
the Company's Senior Debt was $413.8 million of secured indebtedness under the Credit Facility;

(2)
the Senior Debt of the Guarantors was approximately $413.8 million, which consists of their guarantees of the Company's indebtedness under the Credit Facility; and

(3)
the senior indebtedness of the Foreign Subsidiaries was approximately $4.6 million.

As of July 3, 2004, the Company had availability of approximately $90.0 million for borrowing of Senior Debt under the revolving loan facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See "—Certain covenants—Limitation on incurrence of additional indebtedness".

Liabilities of subsidiaries versus notes and guarantees

Not all of our Restricted Subsidiaries will guarantee the Notes. Claims of creditors of Subsidiaries of the Company that are not Guarantors, including trade creditors holding Indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such claims do not constitute Senior Debt. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by the Company's Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "—Certain covenants—Limitation on incurrence of additional indebtedness" and "—Certain covenants—Limitation on preferred stock of restricted subsidiaries".

As of July 3, 2004, the Foreign Subsidiaries, which will not guarantee the Notes, had assets and liabilities of approximately $547.3 million and $199.7 million, respectively.

Other senior subordinated indebtedness versus Notes

Only Indebtedness of the Company or a Guarantor that constitutes Senior Debt ranks senior to the Notes and the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee in all respects rank, in a liquidation, bankruptcy or similar proceeding, pari passu with all other senior subordinated Indebtedness of the Company and the applicable Guarantor, respectively.

The Company and the Guarantors have agreed in the Indenture that it and they will not incur or suffer to exist any Indebtedness that is senior in right of payment to the Notes or the applicable Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. See "—Certain covenants—Prohibition on incurrence of senior subordinated debt". The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Debt merely because it is unsecured.

Subordination; payment of Notes

The Company is not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "—Legal defeasance and covenant defeasance" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):

(1)
any Designated Senior Debt of the Company is not paid in full in cash when due; or

(2)
any other default on any Designated Senior Debt of the Company occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash. Regardless of the foregoing, the Company is permitted to pay the Notes if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Debt with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be necessary to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)
by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2)
because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3)
because such Designated Senior Debt has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Debt or the Representative of such Designated Senior Debt have accelerated the maturity of such Designated Senior Debt, the Company is permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Debt during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Debt (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-day consecutive period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

Upon any payment or distribution of the assets of the Company upon (i) a total or partial liquidation or dissolution of the Company; (ii) reorganization of or similar proceeding relating to the Company or its property; or (iii) an assignment for the benefit of creditors or marshaling of the Company's assets and liabilities:

(1)
the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of such Senior Debt (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed) before the Holders of the Notes are entitled to receive any payment;

(2)
until the Senior Debt of the Company is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Debt as their interests may appear, except that Holders of the Notes may receive and retain Permitted Junior Securities; and

(3)
if a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interest may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Debt or the Representative of such Designated Senior Debt of the acceleration. If any Designated Senior Debt is outstanding, none of the Company or any Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

The obligations of the Guarantors under their Guarantees are senior subordinated obligations. As such, the rights of the Holders of the Notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to each Guarantor and the obligations of such Guarantor under its Guarantee.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Debt of the Company or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Legal defeasance and covenant defeasance," if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.

Guarantees

Under the Indenture, during such time as (i) the Company's Credit Facilities require a guarantee of any of the Domestic Subsidiaries or (ii) the Domestic Subsidiaries of the Company have, in the aggregate, $75 million or more of Indebtedness then outstanding owed to Persons other than the Company or a Restricted Subsidiary, each Domestic Subsidiary (other than a Domestic Subsidiary that has Total Assets of $10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries) will be required to jointly and severally guarantee, on a senior subordinated basis, the Company's obligations under the Notes and the Indenture. On the Issue Date, all of the Company's Domestic Subsidiaries (other than a Domestic Subsidiary that has Total Assets of

$10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries) will be Guarantors. The obligations of each Domestic Subsidiary under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk factors—Risks relating to the exchange notes—Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and if that occurs, you may not receive any payments on the exchange notes".

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including, without limitation, guarantees and other contingent liabilities) of a Guarantor and, depending on the amount of such indebtedness, such Guarantor's liability on its Guarantee could be reduced to zero. See "Risk factors—Risks relating to the exchange notes—Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and if that occurs, you may not receive any payments on the exchange notes".

Pursuant to the Indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "Certain covenants—Merger, consolidation and sale of assets"; provided, however, that if such other Person is not the Company, such Guarantor's obligations under its Guarantee must be expressly assumed by such other Person, subject to the following paragraph.

The Guarantee of a Guarantor will be released:

(1)
upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

(2)
upon the sale or disposition of all or substantially all the assets of a Guarantor;

(3)
upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture;

(4)
if the Company exercises its Legal Defeasance option or Covenant Defeasance option as described under "—Legal defeasance and covenant defeasance" or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under "—Satisfaction and discharge"; or

(5)
at such time, and for so long as, (i) the Company's Credit Facilities do not require any guarantees of the Domestic Subsidiaries and (ii) all of the Domestic Subsidiaries have less than $75 million of Indebtedness then outstanding owed to Persons other than the Company or any Restricted Subsidiary.

In the case of clauses (1) and (2), the release will only be made if the sale or disposition is to a Person other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an officers' certificate to the

Trustee to the effect that the Company will comply with its obligations under the "Limitation on asset sales" covenant in respect of such disposition.

Change of control

If a Change of Control occurs, each Holder will have the right to require the Company to purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Credit Facility prohibits the Company from purchasing any Notes (subject to certain limited exceptions), and also provides that the occurrence of certain Change of Control events with respect to the Company would constitute a default thereunder. Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

(1)
repay in full all Indebtedness under the Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or

(2)
obtain the requisite consents under the Credit Facility and all such other Senior Debt to permit the repurchase of the Notes as provided below.

Polypore's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "—Events of default" below which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions of the Indenture would likely restrict payment to the Holders of the Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to incur additional Indebtedness are contained in the "Limitation on incurrence of additional indebtedness" covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company.

The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the Notes then outstanding.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture.

Certain covenants

The Indenture contains, among others, the following covenants:

Limitation on incurrence of additional indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur"), any Indebtedness (other than

Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries of the Company that are not Guarantors may incur Acquired Indebtedness in an aggregate amount not to exceed $20 million at any time outstanding, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness by the Company and its Restricted Subsidiaries pursuant to this covenant the exchange rate of currencies shall be measured as of the date of such calculation.

Limitation on restricted payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on or in respect of shares of the Company's or any Restricted Subsidiary's Capital Stock to holders of such Capital Stock, including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable in Qualified Capital Stock of the Company or in options, warrants or other rights to purchase such Qualified Capital Stock and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly-Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)
purchase, redeem or otherwise acquire or retire for value any (i) Capital Stock of the Company, (ii) Capital Stock of any direct or indirect parent of the Company held by Persons other than the Company, (iii) Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than a Restricted Subsidiary of the Company) or (iv) warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

(4)
make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)
a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(ii)
The Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant; or

(iii)
the aggregate amount of Restricted Payments (including such proposed Restricted Payment) declared or made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (15) and (16) of the following paragraph) shall exceed the sum of, without duplication:

(v)
50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to April 3, 2004 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period) provided, however, that if, at the time of a proposed Restricted Payment under the first paragraph of this covenant, the Consolidated Leverage Ratio of the Company is less than 4.5 to 1, for purposes of calculating the availability of amounts hereunder for such Restricted Payment only, the reference to 50% in this clause (v) shall be deemed to be 75%; plus

(w)
100% of the aggregate net cash proceeds (including the fair market value of property, other than cash, that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than (1) a Subsidiary of the Company and (2) Excluded Contributions) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(x)
without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to the Issue Date by the Company from a holder of the Company's Capital Stock (other than Excluded Contributions) (excluding, in the case of clauses (iii)(w) above and this (iii)(x), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "—Redemption—Optional redemption upon equity offerings"); plus

(y)
the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however,that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

  (z)
  an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and, provided further, that no amount will be included under this clause (z) to the extent it is already included in Consolidated Net Income.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)
any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the immediately preceding paragraph;

(3)
the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

(4)
if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock), issued after the Issue Date; provided that, at the time of the issuance of such stock, the Company, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0;

(5)
payments to Holdings for the purpose of permitting, and in an amount equal to the amount required to permit, Holdings to redeem or repurchase Holdings' common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed in any fiscal year the sum of (A) $5 million plus (B) any amounts not utilized in any preceding fiscal year following the Issue Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to members of the Company's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any "key-man" life insurance policies which are used to make such redemptions or repurchases) plus (C) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Company or any direct or indirect parent corporation of the Company pursuant to a deferred compensation plan of such corporation; provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Holdings (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;

(6)
the making of distributions, loans or advances to Holdings to be used by Holdings solely (A) to pay its franchise taxes and other fees required to maintain its corporate existence and (B) to pay for operating expenses incurred by Holdings or any indirect parent of the Company in the ordinary course of its business; provided, however, that, in the case of clause (B), such distributions, loans or advances shall not, in the aggregate, exceed $5 million per annum;

(7)
payments to Holdings, without duplication, in respect of Federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Company and its consolidated Subsidiaries and actually used by Holdings to pay such taxes; provided, however, that the amounts of such payments in any fiscal year do not exceed the amount that the Company and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Company to pay such taxes as a stand-alone taxpayer;

(8)
repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(9)
additional Restricted Payments in an aggregate amount not to exceed $30 million;

(10)
Permitted Acquisition Payments;

(11)
payments of dividends on Disqualified Capital Stock issued in compliance with the "Limitation on incurrence of additional indebtedness" covenant;

(12)
if no Default or Event of Default shall have occurred and be continuing, Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the "Limitation on asset sales" covenant (including after the making by the Company of any Net Proceeds Offer required to be made by the Company pursuant to such covenant and the application of the entire Net Proceeds Offer Amount to purchase Notes tendered therein);

(13)
upon the occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to the "Change of Control" covenant (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary;

(14)
so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company's Common Stock (or dividends, distributions or advances to Holdings or any other direct or indirect parent of the Company to allow Holdings or such other direct or indirect parent to pay dividends on its Common Stock), following the first public offering of the Company's Common Stock (or of Holdings' or such other direct or indirect parent's Common Stock, as the case may be) after the date of the Indenture, of, whichever is earlier, (i) in the case of the first public offering of the Company's Common Stock, up to 6% per annum of the Net Cash Proceeds received by the Company in such public offering or (ii) in the case of the first public offering of Holdings' or such other direct or indirect parent's Common Stock, up to 6% per annum of the amount contributed by Holdings (or contributed directly or indirectly by such other direct or indirect parent, as the case may be) to the Company from the Net Cash Proceeds received by Holdings or such other direct or indirect parent in such public offering;

(15)
Investments that are made with Excluded Contributions; and

(16)
payments to Holdings of fees and expenses payable other than to Affiliates of Holdings related to any unsuccessful equity or debt offering not prohibited by the Indenture.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1) and (14) shall be included in such calculation, and (b) amounts expended pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (15) and (16) shall be excluded from such calculation.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of "Unrestricted Subsidiary". For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Limitation on asset sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors, which determination will be conclusive);

(2)
at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided, however, that the amount of:

(a)
any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

(b)
any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c)
any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this covenant; and

(3)
upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof (A) to prepay any Senior Debt, or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)), (B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), or (C) to a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount ") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of any other Senior Subordinated Debt of the Company or a Restricted Subsidiary requiring the making of such an offer, on a pro rata basis, the maximum amount of Notes and such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt); provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $15 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

(1)
at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and

(2)
such Asset Sale is for fair market value; provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in the case of the dollar notes and integral multiples of €1,000 in the case of the euro notes in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes and other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on dividend and other payment restrictions affecting subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)
make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor (it being understood that the subordination of loans or advances made to the Company or any Guarantor to other Indebtedness incurred by the Company or any Guarantor shall not be deemed a restriction on the ability to make loans or advances); or

(3)
transfer any of its property or assets to the Company or any Guarantor,

except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  the Indenture;

  (c)
  non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

  (d)
  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (e)
  the Credit Facility as entered into on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans (under the relevant circumstances), as determined in good faith by the Company's Board of Directors, which determination will be conclusive;

  (f)
  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

  (g)
  restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

  (h)
  restrictions imposed by any agreement to sell assets or Capital Stock of a Restricted Subsidiary permitted under the Indenture to any Person pending the closing of such sale;

  (i)
  any agreement or instrument governing the Capital Stock of any Person that is acquired;

  (j)
  any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transactions, as determined in good faith by the Company's Board of Directors, which determination will be conclusive; provided that such restrictions apply only to such Securitization Entity;

  (k)
  other Indebtedness outstanding on the Issue Date or permitted to be issued or incurred under the Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the circumstances) as determined in good faith by the Company's Board of Directors, which determination will be conclusive;

  (l)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (m)
  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (d) and (f) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on preferred stock of restricted subsidiaries.    The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock. The provisions of this covenant will not apply to (w) any of the Guarantors for so long as such Restricted Subsidiary remains a Guarantor, (x) any transaction as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock (including Disqualified Capital Stock) that is issued in compliance with the "Limitation on incurrence of additional indebtedness" covenant.

Limitation on liens.    The Company will not, and will not cause or permit any Guarantor to, incur any Secured Debt that is not senior debt of such Person, unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Guarantee, as applicable, equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien (the "Initial Lien"). Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing the other Secured Debt and that holders of such other Secured Debt may exclusively control the disposition of property subject to the Initial Lien.

Prohibition on incurrence of senior subordinated debt.    The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be; provided that the foregoing does not prohibit subordination of Liens among holders of Senior Debt.

Merger, consolidation and sale of assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) to any Person unless:

(1)
either:

(a)
the Company shall be the surviving or continuing corporation; or

(b)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

(i)
shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

(ii)
shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant and all obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

(2)
except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on incurrence of additional indebtedness" covenant;

(3)
except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)
the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets (i) between or among the Company and its Restricted Subsidiaries, (ii) between and among Foreign Subsidiaries that are Restricted Subsidiaries or (iii) from Foreign Subsidiaries to the Company or a Guarantor will not be subject to this covenant. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) will be released from the provisions of the Indenture.

The Company will not permit any Guarantor to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1)
(except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an officers' certificate to the Trustee to the effect that the Company will comply with its obligations under the "Limitation on asset sales" covenant in respect of such disposition) the resulting, surviving or transferee Person (if not such Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

(2)
except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)
the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Limitations on transactions with affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $3 million (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company; provided, however,that for a transaction or series of related transactions with an aggregate value of $10 million or more, at the Company's option, either: (1) a majority of the disinterested members of the Board of Directors of the Company shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company, or (2) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company; and provided, further, that for an Affiliate Transaction with an aggregate value of $20 million or more the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a written opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company.

The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1)
reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

(2)
transactions exclusively between or among the Company and any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction (other than a Securitization Entity) or exclusively between or among such Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction; provided that such transactions are not otherwise prohibited by the Indenture;

(3)
any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of the Company;

(4)
Restricted Payments or Permitted Investments permitted by the Indenture;

(5)
transactions effected as part of a Qualified Securitization Transaction;

(6)
the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(7)
payments or loans allowed by law to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(8)
sales of Qualified Capital Stock;

(9)
the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders' agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect;

(10)
transactions permitted by, and complying with, the provisions of the "Merger, consolidation and sale of assets" covenant;

(11)
any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(12)
transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; and

(13)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company, which determinations shall be conclusive, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Future Guarantees by Domestic Subsidiaries.    At any time at which (i) the Company's Credit Facilities require a guarantee of any of the Domestic Subsidiaries or (ii) the Domestic Subsidiaries have aggregate Indebtedness outstanding of $75 million or more owed to Persons other than the Company or any Restricted Subsidiary, the Company will cause each of its Domestic Subsidiaries to execute and deliver a supplemental indenture to the Indenture, providing for a senior subordinated guarantee of payment of the Notes by such Domestic Subsidiary; provided, however, that such Domestic Subsidiary need not execute and deliver such a supplemental indenture for so long as such Domestic Subsidiary has Total Assets of $10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries.

Conduct of business.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (which shall include, without limitation, business or operations of the Company's suppliers and customers). Holdings will not engage in any business other than managing its investment in the Company and any business incidental thereto (including issuing securities to finance such investment).

Reports to holders.    The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, if not filed electronically with the SEC:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's discussion and analysis of financial condition and results of operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's discussion and analysis of financial condition and results of operations, the financial condition and results of operations of the Company and its consolidated Subsidiaries) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

(2)
all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

In addition, following the consummation of the Registered Exchange Offer or the effectiveness of the Shelf Registration Statement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the Shelf Registration Statement by the filing when required with the SEC of the exchange offer registration statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of default

The following events are defined in the Indenture as "Events of Default":

(1)
the failure to pay interest or additional amounts (as required by the Registration Rights Agreement) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

(2)
the failure to pay the principal of or premium, if any, on any Notes, when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

(3)
a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, consolidation and sale of assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)
the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness, whether such Indebtedness now exists, or is created after the date of the Indenture, in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20 million or more at any time;

(5)
one or more judgments in an aggregate amount in excess of $20 million (which are not covered by insurance or indemnity as to which the insurer or a creditworthy indemnitor has not disclaimed coverage) shall have been rendered against the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)
certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(7)
any Guarantee of a Significant Subsidiary, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Guarantee.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

(1)
shall become immediately due and payable or

(2)
if there are any amounts outstanding under the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility and five business days after receipt by the Company and the Representative under the Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)
if the rescission would not conflict with any judgment or decree;

(2)
if all existing Events of Default have been cured or waived except nonpayment of the principal of, premium, if any, and interest on the Notes that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)
if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)
in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, promptly upon officers of the Company obtaining knowledge of certain defaults, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1)
the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)
the Company's obligations with respect to the Notes concerning issuing temporary notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)
the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars or euros, as applicable, non-callable Government Obligations, or a combination of U.S. dollars or euros, as applicable, and Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that:

(a)
the Company has received from, or there has been published by the Internal Revenue Service a ruling; or

(b)
since the date of the Indenture, there has been a change in the applicable federal income tax law,

in
either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)
the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)
the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

(a)
the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture; and

(b)
after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code; and

(9)
certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

(1)
either:

(a)
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2)
the Company has paid all other sums payable under the Indenture by the Company.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture to:

  (a)
  cure any ambiguity, omission, defect or inconsistency;

  (b)
  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code) or to alter the provisions of the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not adversely affect any Holder;

  (c)
  provide for the assumption of the Company's or a Guarantor's obligations to the Holders of the Notes by a successor to the Company or a Guarantor pursuant to the "Merger, consolidation and sale of assets" covenant;

  (d)
  make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder of the Notes;

  (e)
  comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

  (f)
  provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture;

  (g)
  to release any Guarantor from its Guarantee in accordance with the Indenture;

  (h)
  allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes; or

  (i)
  make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt of the Company or a holder of Guarantor Senior Debt (or any Representative thereof) under such subordination provisions.

Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture provided, however, that if any amendment, waiver or other modification will only affect the dollar notes or the euro notes, only the consent of the Holders of a majority in principal amount of the then outstanding dollar notes or euro notes, as the case may be (and not the consent of a majority of all Notes), shall be required. However, without the consent of each Holder affected thereby, no amendment may:

(1)
reduce the amount of Notes whose Holders must consent to an amendment;

(2)
reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)
reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)
make any Notes payable in money other than that stated in the Notes;

(5)
make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on any Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)
after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred; or

(7)
modify or change any provision of the Indenture, including the Guarantees or the related definitions, affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt of the Company or a Guarantor then outstanding unless the holder of such Senior Debt (or its Representative) consents to such change.

Calculations of amounts

The aggregate principal amount of the Notes, at any date of determination, shall be the sum of (1) the principal amount of the dollar notes at such date of determination plus (2) the U.S. Dollar Equivalent, at such date of determination, of the principal amount of the euro notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes (and not solely the dollar notes or the euro notes as provided for in the proviso relating to amendments or modifications with the consent of a majority of the holders of the Notes), such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence. Any such calculation made pursuant to this paragraph shall be made by the Company and delivered to the Trustee pursuant to an officers' certificate.

The maximum amount of Indebtedness, Investments and other threshold amounts that the Company and its Restricted Subsidiaries may incur shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Investments and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness, Investments and other threshold amounts by the Company and its Restricted Subsidiaries, the exchange rate of currencies shall be measured as of the date of such calculation.

Notices

All notices to the Holders will be valid if published in a leading English language daily newspaper published in London and a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, and if, and for so long as, the Notes are listed on the Luxembourg Stock Exchange, in one daily newspaper published in Luxembourg. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. It is expected that publication will normally be made in the Financial Times, the Wall Street Journal and if, and for so long as, the Notes are listed on the Luxembourg Stock Exchange and its rules so require, the Luxembourg Wort. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

Governing law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No personal liability of officers, directors, employees, incorporators or stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary of the Company (other than the Company or any Guarantor) will have any liability for any obligations of the Company or any Subsidiary of the Company under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. You should refer to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or (ii) that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

"Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

"Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

(1)
1% of the then outstanding principal amount of the Note; and

(2)
the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the Note, as applicable, at May 15, 2008 such redemption price being set forth in the table appearing above under the caption "—Optional redemption") plus (ii) all required interest payments due on the Note, as applicable, through May 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate with respect to the dollar notes and a discount rate equal to the German Bund Rate with respect to the euro notes as of such redemption date plus 50 basis points; over

(b)
the then outstanding principal amount of the Note.

"Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment, disposition or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)
any Capital Stock of any Restricted Subsidiary of the Company, or

(2)
any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales or other dispositions shall not include:

  (a)
  a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

  (b)
  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Certain covenants—Merger, consolidation and sale of assets" or any disposition that constitutes a Change of Control;

  (c)
  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

  (d)
  disposals or replacements of obsolete or worn-out equipment in the ordinary course of business of the Company and its Restricted Subsidiaries;

  (e)
  the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under the "Limitation on restricted payments" covenant or pursuant to any Permitted Investment;

  (f)
  sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash);

  (g)
  dispositions of cash or Cash Equivalents;

  (h)
  the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

  (i)
  a disposition of inventory in the ordinary course of business;

  (j)
  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; and

  (k)
  foreclosure on assets.

"Bank Indebtedness" means all Obligations pursuant to the Credit Facility.

"Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

"Capital Stock" means:

(1)
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

(2)
with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

"Capitalized Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Cash Equivalents" means:

(1)
marketable direct obligations issued by or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2)
marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody's;

(3)
commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

(4)
certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America the long-term debt of which is rated at least "A" or the equivalent thereof by S&P, or "A" or the equivalent thereof by Moody's, in each case having at the date of acquisition thereof combined capital and surplus of not less than $500 million (or the foreign currency equivalent thereof);

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)
investments in any investment company or money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7)
other short term investments used by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

"Change of Control" means the occurrence of one or more of the following events:

(1)
any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to the Company (in the case of the assets of Holdings), the Permitted Holders or their Related Parties or any Permitted Group;

(2)
the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)
any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the beneficial owner, directly or indirectly, of shares representing more than 40% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings at a time when the Permitted Holders and their Related Parties in the aggregate own a lesser percentage of the total ordinary voting power represented by such issued and outstanding Capital Stock; or

(4)
the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors.

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's:

(1)
Consolidated Net Income; and

(2)
to the extent Consolidated Net Income has been reduced thereby:

(a)
all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)
Consolidated Interest Expense;

(c)
Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)
any cash charges resulting from the Transactions that are incurred prior to the six month anniversary of the Issue Date;

(e)
restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions; and

(f)
the one-time salary and bonus payment made prior to the Issue Date to certain stockholders as described in this prospectus.

Notwithstanding the preceding sentence:

(1)
amounts under clauses (2)(a)-(f) relating to a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only if (and in the same proportions) that net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income of such Person; and

(2)
to the extent the amounts set forth in clauses (2)(a)-(f) are in excess of those necessary to offset a net loss of such Restricted Subsidiary, such excess will be added to Consolidated Net Income to compute Consolidated EBITDA only if (and in the same proportion that) net income of such Restricted Subsidiary would be included in calculating Consolidated Net Income of such Person if such Restricted Subsidiary had generated net income instead of net loss.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition,

"Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)
the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

(2)
any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

(1)
interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)
notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(3)
interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(4)
for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5)
interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions). In addition, any such pro forma calculation, to reflect operating expense reductions reasonably expected to result from any acquisition or merger, may include adjustments as appropriate, in the reasonable determination of the Company as set forth in an officers' certificate that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X of the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within 12 months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that such adjustments shall be calculated on an annualized basis and will be set forth in an officers' certificate signed by the Company's chief financial officer and another officer which states in detail (i) the amount of such adjustment or adjustments, and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers' certificate at the time of such execution.

"Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication:

(1)
Consolidated Interest Expense; plus

(2)
the product of (x) the amount of all cash dividend payments on any series of Disqualified Capital Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus

(3)
the product of (x) the amount of all dividend payments on any series of Preferred Stock of a Restricted Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (3).

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

(1)
the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

(2)
the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3)
the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(4)
commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

(5)
interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person.

"Consolidated Leverage Ratio" with respect to any Person as of any date of determination means, the ratio of (x) consolidated Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available to (y) the aggregate amount of the Consolidated EBITDA of such Person for the period of the most recent four consecutive quarters for which internal financial statements are available, in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

"Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1)
gains and losses from Assets Sales (without regard to the $1 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2)
gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)
all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

(4)
the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company;

(5)
the net income (but not loss) of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is prohibited by contract, operation of law or otherwise;

  provided, however, that a Foreign Subsidiary may agree to restrict its ability to declare dividends or similar distributions without excluding the net income of such Foreign Subsidiary from Consolidated Net Income if (a) the agreement that restricts such ability relates to Permitted Indebtedness described in clause (15) of that definition, (b) the proceeds thereof are used, directly or indirectly through intercompany transfers, to permanently repay Senior Debt or the Notes of the Company, and (c) the net income of such Foreign Subsidiary, together with the net income of each other Foreign Subsidiary subject to a similar restriction, does not exceed 10% of Consolidated Net Income;

(6)
the net loss of any Person, other than a Restricted Subsidiary of the Company;

(7)
the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person;

(8)
in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9)
any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, including the Transactions; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP;

(10)
inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to the Transactions and other acquisition transactions; and

(11)
unrealized gains and losses due solely to fluctuations in currency values and related tax effects according to GAAP.

"Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)
was a member of such Board of Directors on the Issue Date; or

(2)
was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit or banker's acceptances.

"Credit Facility" means the Credit Agreement dated as of the Issue Date among the Company, Holdings, the lenders party thereto in their capacities as lenders thereunder, JPMorgan Chase Bank, as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent and General Electric Capital Corporation, as documentation agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both, pursuant to the Default provisions, would be, an Event of Default.

"Designated Noncash Consideration" means the fair market value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, the Company shall deliver an officers' certificate to the Trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10 million.

"Designated Preferred Stock" means Preferred Stock that is so designated as Designated Preferred Stock pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(w) of the first paragraph of the "Limitation on restricted payments" covenant.

"Designated Senior Debt" means

(1)
the Bank Indebtedness; and

(2)
any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" by the Company.

"Disqualified Capital Stock" means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)
matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)
is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)
is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to (a) the final maturity date of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

(1)
the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under the "Limitation on asset sales" covenant and "—Change of Control"; and

(2)
any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

"Domestic Subsidiary" means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any offering of Qualified Capital Stock of Holdings or the Company; provided that:

(1)
in the event of an offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under "—Redemption—Optional redemption upon equity offerings" and

(2)
in the event such equity offering is not in the form of a public offering registered under the Securities Act, the proceeds received by the Company directly or indirectly from such offering are not less than $10 million.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"Excluded Contributions" means net cash proceeds, or property other than cash that would constitute Marketable Securities or Permitted Business, in each case received by the Company and its Restricted Subsidiaries from:

(1)
contributions to its common equity capital; and

(2)
the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an officers' certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (4)(iii) of the first paragraph of the covenant contained under the caption "Certain Covenants—Restricted payments."

"EU Government Obligations" means securities that are:

(1)
direct obligations of any member state of the European Union (as it exists on the Issue Date) or issued by any agency or instrumentality thereof for the timely payment of which its full faith and credit is pledged, or

(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of any member state of the European Union (as it exists on the Issue Date) the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such member state of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such EU Government Obligations or a specific payment of principal of or interest on any such EU Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the EU Government Obligations or the specific payment of principal of or interest on the EU Government Obligations evidenced by such depository receipt.

"fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting in good faith, which determination shall be conclusive.

"Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except as expressly provided in the Indenture.

"German Bund Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of German Bundesanleihe securities with a constant maturity (as compiled and published in the most recent financial statistics that have become publicly available at least two business days prior to such redemption date (or, if such financial statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2008; provided, however, that if the period from such redemption date to May 15, 2008 is less than one year, the weekly average yield on actually traded German Bundesanleihe securities adjusted to a constant maturity of one year will be used.

"Government Obligations" means, in the case of the dollar notes, U.S. Government Obligations and, in the case of the euro notes, EU Government Obligations.

"Guarantee" means:

(1)
the guarantee of the Notes by the Domestic Subsidiaries of the Company in accordance with the terms of the Indenture; and

(2)
the guarantee of the Notes by any Subsidiary required under the "Future Guarantees by Subsidiaries" covenant.

"Guarantor" means any Subsidiary that issues a Guarantee; provided, however, that upon the release and discharge of such Subsidiary from its Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

"Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and for bona fide hedging purposes (as determined in good faith by the Board of Directors or senior management of the Company).

"Holdings" means PP Holding Corporation, a Delaware corporation.

"Indebtedness" means with respect to any Person, without duplication:

(1)
all Obligations of such Person for borrowed money;

(2)
all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all Capitalized Lease Obligations of such Person;

(4)
all Obligations of such Person issued or assumed as the deferred and unpaid purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)
all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

(6)
guarantees and other contingent obligations in respect of Indebtedness of other Persons referred to in clauses (1) through (5) above and clause (8) below;

(7)
all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset at such date of determination and the amount of the Obligation so secured;

(8)
all Obligations under Currency Agreements and Interest Swap Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value, as determined in good faith by the Company's Board of Directors, which determination will be conclusive, of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(9)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, accrued dividends, if any).

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Company or any Restricted Subsidiary to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Issue Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

"Intellectual Property" means, collectively, the patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures).

"Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

"Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including, without limitation, a guarantee or similar arrangement but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company (or, in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary of the Company, such Restricted Subsidiary has a minority interest that is held by an Affiliate of the Company that is not a Restricted Subsidiary of the Company), the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary, not sold or disposed of. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value. For purposes of "Certain Covenants—Limitation on restricted payments":

(1)
"Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)
any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

"Issue Date" means May 13, 2004.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange or NASDAQ and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)
reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2)
all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3)
appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(4)
all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(5)
all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Acquisition Payments" means, without duplication, any payments made in connection with the Transactions pursuant to the Stock Purchase Agreement and any other agreements or documents related to the Transactions and set forth on a schedule to the Indenture in effect on the Issue Date (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents) or as otherwise described in the prospectus.

"Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

"Permitted Group" means any group of investors party to the Stockholders' Agreement, as the same may be amended, modified or supplemented from time to time; provided that the Permitted Holders and their Related Parties continue to be the "beneficial owners" (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of the Company or Holdings (as applicable) that is "beneficially owned" (as defined above) by such group of Investors.

"Permitted Holders" means Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and its Affiliates and any general or limited partners of Warburg Pincus Private Equity VIII, L.P. or Warburg Pincus International Partners, L.P. on the Issue Date.

"Permitted Indebtedness" means, without duplication, each of the following:

(1)
Indebtedness under the Notes (other than any Additional Notes) and the incurrence by the Company of Indebtedness represented by the Exchange Notes issued in exchange for the Notes (or in exchange for any Additional Notes issued in accordance with the terms of the Indenture) and the Guarantees thereof;

(2)
Indebtedness of the Company or the Guarantors incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $660 million less:

(A)
the aggregate amount of Indebtedness of Securitization Entities at the time outstanding,

(B)
the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under a credit facility (excluding any such payments to the extent refinanced at the time of payment), and

  (C)
  any repayments of revolving credit borrowings under a credit facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder;

provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (7), (13), (14) and (15) below;

(3)
other indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (and in the case of any line of credit, the unused capacity of such line of credit as of the Issue Date), reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4)
Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; and, provided further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(5)
Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(6)
intercompany Indebtedness between or among the Company and any Restricted Subsidiaries (other than a Securitization Entity); provided, however, that:

(a)
if the Company is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

(b)
(1)   any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Securitization Entity) thereof; and

(2)
any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary (other than a Securitization Entity) thereof (other than by way of granting a Lien permitted under the Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)
Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Guarantors to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (a) $20 million and (b) 1.5% of Total Assets;

(8)
Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of this definition);

(9)
guarantees by the Company and its Restricted Subsidiaries of each other's Indebtedness; provided, however, that such Indebtedness is permitted to be incurred under the Indenture; provided further, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio, such guarantees are by the Company or a Guarantor only;

(10)
Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11)
obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(12)
Indebtedness of a Securitization Entity incurred in a Qualified Securitization Transaction that is non-recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

(13)
Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(14)
additional Indebtedness of the Company and the Guarantors in an aggregate principal amount which does not exceed $50 million at any one time outstanding, which amount may, but need not, be incurred in whole or in part under a credit facility (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (14) shall cease to be deemed incurred or outstanding for purposes of this clause (14) but shall be deemed incurred under the first paragraph of "Limitation on incurrence of additional indebtedness" from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock thereunder without reliance on this clause (14));

(15)
additional Indebtedness of the Foreign Subsidiaries in an aggregate principal amount which does not exceed the greater of (a) $50 million and (b) 3.6% of the Total Assets of the Foreign Subsidiaries at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility);

(16)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(17)
Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business; and

(18)
Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by "Restricted payments."

No Foreign Subsidiary may Incur any Indebtedness (other than pursuant to clause (6) of the definition of Permitted Indebtedness) if the proceeds are used to refinance Indebtedness of the Company; provided, however, that proceeds of Indebtedness incurred pursuant to clause (15) of the definition of Permitted Indebtedness may be used to permanently repay Senior Debt or the Notes of the Company.

For purposes of determining compliance with the "Limitation on incurrence of additional indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on incurrence of additional indebtedness" covenant.

"Permitted Investments" means:

(1)
Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Securitization Entity or Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Securitization Entity or a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company;

(2)
investments in cash and Cash Equivalents;

(3)
loans and advances allowed by law (including payroll, travel and similar advances) to employees of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million at any one time outstanding;

(4)
Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the Indenture;

(5)
Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6)
Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on asset sales" covenant;

(7)
Investments existing on the Issue Date;

(8)
accounts receivable created or acquired in the ordinary course of business;

(9)
guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under the Indenture;

(10)
additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (A) $50 million and (B) 3.5% of the Company's Total Assets; provided that any investments in joint ventures pursuant to this clause (10) will not exceed the greater of (A) $25 million and (B) 1.75% of the Company's Total Assets;

(11)
any Investment by the Company or a Restricted Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transactions; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest or interests in receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transactions or any such Person owning such receivables;

(12)
Investments the payment for which consists exclusively of Qualified Capital Stock of the Company;

(13)
any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business; and

(14)
Investments in Unrestricted Subsidiaries not to exceed $5 million at any one time outstanding.

"Permitted Junior Securities" means unsecured debt or equity securities of the Company or any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company or any Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Debt of the Company or any Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Debt of the Company or any Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Debt of the Company or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

"Permitted Subsidiary Preferred Stock" means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (15) of the definition of Permitted Indebtedness, does not exceed $5 million.

"Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

"PP Acquisition Corporation" means PP Acquisition Corporation, a Delaware corporation.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"Productive Assets" means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

"Purchase Money Note" means a promissory note of a Securitization Entity evidencing the deferred purchase price of receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1)
a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2)
any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

"Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not:

(1)
directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

    (a)   to pay Required Premiums and related fees; or

    (b)   otherwise permitted to be incurred under the Indenture; and

(2)
create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; and

(3)
if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Guarantors and the initial purchasers set forth therein.

"Related Party" with respect to any Permitted Holder means:

(1)
(a)   any controlling stockholder or a majority owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse, sibling, parent or child of such Permitted Holder; or

(b)
the estate of any Permitted Holder during any period in which such estate holds Capital Stock of the Company for the benefit of any Person referred to in clause (1)(a); or

(2)
any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

"Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that when used in connection with the Credit Facility, the term "Representative" shall refer to the administrative agent under the Credit Facility; provided further, that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

"Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Group or any successor thereto.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

"SEC" means the United States Securities and Exchange Commission.

"Secured Debt" means any Indebtedness secured by a Lien.

"Securities Act" means the Securities Act of 1933, as amended.

"Securitization Entity" means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(1)
no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)
is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)
is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

  (c)
  subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)
with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3)
to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with foregoing conditions.

"Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to the Notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(x)
all monetary obligations of every nature of the Company or any Guarantor under the Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(y)
all Interest Swap Obligations (and guarantees thereof); and

(z)
all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" shall not include:

(i)
any Indebtedness of the Company or a Guarantor to the Company or to a Subsidiary of the Company;

(ii)
any Indebtedness of the Company or any Guarantor to, or guaranteed by the Company or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Facility);

(iii)
any amounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations and capitalized lease obligations);

(iv)
Indebtedness represented by Disqualified Capital Stock;

(v)
any liability for Federal, state, local or other taxes owed or owing by the Company or any of the Guarantors;

(vi)
that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Certain covenants—Limitation on incurrence of additional indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(vii)
Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or any of the Guarantors, as applicable; and

(viii)
any Indebtedness which is, by its express terms, subordinated or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, any of the Guarantors, including without limitation any Senior Subordinated Debt.

"Senior Subordinated Debt" means with respect to a Person, the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

"Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.

"Stock Purchase Agreement" means the stock purchase agreement dated as of January 30, 2004, between PP Acquisition Corporation, Polypore, Inc. and the sellers named therein, as such agreement may be further amended so long as such amendments are not adverse to the Holders of the Notes.

"Stockholders' Agreement" means the Stockholders' Agreement, dated as of the Issue Date, among PP Holding II and certain stockholders of PP Holding II as parties thereto, as in effect on the Issue Date and as further amended and modified from time to time, entered into in connection with the Transactions.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or pursuant to the terms thereof.

"Subsidiary" with respect to any Person, means:

(i)
any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustee thereof (or persons performing similar functions) under ordinary circumstances shall at the time be owned, directly or indirectly by (1) such Person, (2) such Person and one or more Subsidiary of such Person or (3) one or more Subsidiaries of such Person; or

(ii)
any partnership, joint venture, limited liability company or similar entity of which at least a majority of the capital accounts, distribution rights, total equity and voting interest or general or limited partnership interests, as applicable, under ordinary circumstances is at the time, directly or indirectly, owned by (1) such Person, (2) such Person and one or more Subsidiary of such Person or (3) one or more Subsidiaries of such Person.

"Total Assets" means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recently available internal consolidated balance sheet as of such date.

"Transactions" means the merger of PP Acquisition Corporation with and into Polypore, Inc. and the transactions related thereto occurring on the Issue Date, the offering of the Notes being offered hereby and issued on the Issue Date and borrowings made on the Issue Date pursuant to the Credit Facility.

"Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2008; provided, however, that if the period from such redemption date to May 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

"U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York City time) on such date of determination (or if no such quote is available on such date, on the immediately preceding business day for which such a quote is available).

"U.S. Government Obligations" means securities that are:

(1)
direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

"U.S. Subsidiary" means any Subsidiary of the Company that is incorporated under the laws of the United States of America or any State thereof or the District of Columbia.

"Unrestricted Subsidiary" of any Person means:

(1)
any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)
any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of or Indebtedness of or have any Investment in, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(1)
the Company certifies to the Trustee that such designation complies with the "Limitation on restricted payments" covenant; and

(2)
each Subsidiary to be so designated and each of its Subsidiaries:

(a)
has not at the time of designation, any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, unless such recourse is Indebtedness or a Lien that is permitted under the Indenture after giving effect to such designation; and

  (b)
  either alone or in the aggregate with all other Unrestricted Subsidiaries does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

"Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the then outstanding aggregate principal amount of such Indebtedness; into

(2)
the sum of the total of the products obtained by multiplying:

(a)
the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)
the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly-Owned Restricted Subsidiary" of any Person means any Wholly-Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

"Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

Book-entry settlement and clearance

General

Each issue of exchange notes issued in exchange for outstanding notes will be represented by a global note in registered form without interest coupons attached (collectively, the "Global Notes"). The Global Notes representing the exchange dollar notes (the "Dollar Global Notes") will be deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. The Global Notes representing the exchange euro notes (the "Euro Global Notes") will be deposited with, or on behalf of, the common depositary (the "Common Depositary") for the accounts of Euroclear and Clearstream Banking and registered in the name of the nominee of the Common Depositary.

The exchange euro notes will not be eligible for clearance through DTC.

Ownership of interests in the Global Notes (the "Book-Entry Interests") will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream Banking, or persons that hold interests through such participants. Euroclear and Clearstream Banking will hold interests in the Euro Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated notes.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC, Euroclear and Clearstream Banking and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the exchange notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of exchange notes for any purpose.

So long as the exchange notes are held in global form, DTC, Euroclear and/or Clearstream Banking, as applicable (or their respective nominees), will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants must rely on the procedures of DTC, Euroclear and/or Clearstream Banking, and indirect participants must rely on the procedures of DTC, Euroclear, Clearstream Banking and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

Neither we nor the Trustee under the Indenture will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of the global notes

In the event any Global Note (or any portion thereof) is redeemed, DTC, Euroclear and/or Clearstream Banking, as applicable (or their respective nominees), will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, Euroclear and Clearstream Banking, as applicable, in connection with the redemption of such

Global Note (or any portion thereof). We understand that, under existing practices of DTC, Euroclear and Clearstream Banking, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear and Clearstream Banking will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 or €1,000, as applicable, principal amount or less may be redeemed in part.

Payments on global notes

We will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest) to DTC or its nominee (in the case of the Dollar Global Notes) and to the Common Depositary or its nominee (in the case of the Euro Global Notes), which will distribute such payments to participants in accordance with their procedures. We will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. We expect that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

Under the terms of the Indenture, we and the Trustee under the Indenture will treat the registered holder of the Global Notes (DTC, Euroclear or Clearstream Banking (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee or any of our or the Trustee's respective agents has or will have any responsibility or liability for:

•
any aspect of the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to payments made on account of a Book-Entry Interest; or

•
DTC, Euroclear, Clearstream Banking or any participant or indirect participant.

Currency of payment for the global notes

Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Dollar Global Notes will be paid to holders of interests in such notes through DTC in dollars. Except as may be otherwise agreed between Euroclear and/or Clearstream Banking and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euro Global Notes will be paid to holders of interests in such notes through Euroclear and/or Clearstream Banking in euros. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable securities clearing system) applicable thereto. None of we, the Trustee, the initial purchasers or any of our or their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action by owners of book-entry interests

DTC, Euroclear and Clearstream Banking will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream Banking will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the exchange notes, each of DTC, Euroclear and Clearstream Banking reserves the right to exchange the Global Notes for definitive registered notes in physical, certificated form ("Definitive Registered Notes"), and to distribute Definitive Registered Notes to its participants.

Transfers

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream Banking and their respective direct or indirect participants, which rules and procedures may change from time to time.

Definitive Registered Notes

Definitive Registered Notes will be issued and delivered to each person that DTC, Euroclear or Clearstream, as applicable, identifies as a beneficial owner of the related notes only if:

•
in the case of a dollar global note, DTC notifies us at any time that it is unwilling or unable to continue as depositary for the dollar global notes and a successor depositary is not appointed within 90 days;

•
in the case of a euro global note, the Common Depository notifies us at any time that it is unwilling or unable to continue as depositary for the euro global notes and a successor depositary is not appointed within 90 days;

•
DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•
in the case of a euro global note, Euroclear and Clearstream notifies us at any time that it is unwilling or unable to continue as a clearing agency for the euro global notes and a successor clearing agency is not appointed within 90 days;

•
we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•
certain other events provided in the indenture should occur.

Information concerning DTC, Euroclear and Clearstream Banking

DTC. DTC is:

•
a limited purpose trust company organized under the New York Banking Law;

•
a "banking organization" under New York Banking Law;

•
a member of the Federal Reserve System;

•
a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

•
a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Euroclear and Clearstream Banking.    Like DTC, Euroclear and Clearstream Banking hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream Banking provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking interface with domestic securities markets. Euroclear and Clearstream Banking participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream Banking is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream Banking participant, either directly or indirectly.

Global clearance and settlement under the book-entry system

Although we have applied to list the euro exchange notes on the Luxembourg Stock Exchange, we do not intend to apply for listing of the dollar exchange notes on any securities exchange or market quotation system. The dollar exchange notes will trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream Banking by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking will, if the transaction meets its settlement requirements, deliver instructions to the Common Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the Common Depositary.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream Banking as a result of a sale of an interest in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear or Clearstream Banking, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee, nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Material United States federal income tax considerations

The exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for United States federal income tax purposes. The exchange notes received by a holder of original notes should be treated as a continuation of such holder's investment in the original notes; thus there should be no material United States federal income tax consequences to holders exchanging original notes for exchange notes. As a result:

•
a holder of original notes will not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer;

•
a holder's holding period with respect to the exchange notes will include the holder's holding period of the original notes surrendered in exchange therefor; and

•
a holder's adjusted tax basis in the exchange notes will be the same as such holder's adjusted tax basis in the original notes surrendered in exchange therefor.

Plan of distribution

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of the notes who is an "affiliate" (within the meaning of the Securities Act) of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a Participating Broker-Dealer who acquired original notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until February 1, 2004, all Participating Broker-Dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by Participating Broker-Dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain partners of Willkie Farr & Gallagher LLP own in the aggregate less than 1% of the limited partnership interests of Warburg Pincus.

Experts

The consolidated financial statements of Polypore, Inc. at January 3, 2004 and December 28, 2002, and for each of the three years in the period ended January 3, 2004, appearing in this prospectus and registration statement of which this prospectus is a part have been audited by Ernst & Young, LLP ("E&Y"), our independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our independent registered public accountant, E&Y, has recently notified the SEC, the Public Company Accounting Oversight Board and Polypore's board of directors that certain non-audit work it has performed in China has raised questions regarding E&Y's independence with respect to its performance of audit services to some of its clients, including an affiliate (the "affiliate") of the former principal stockholder of Polypore which stockholder completely divested its ownership interest in Polypore in connection with the Transactions.

During fiscal years 2002 and 2003, and through June 2004, E&Y performed tax calculation and return preparation services for the affiliate. E&Y's affiliated firm in China made payment of the relevant taxes on behalf of the affiliate. The payment of those taxes involved the handling of the affiliate's tax related funds.

Polypore, its board of directors and E&Y have considered the impact the providing of these services may have had on E&Y's independence with respect to Polypore and concluded there has been no impairment of E&Y's independence. The services were provided to the affiliate not to Polypore or any subsidiary of Polypore, were administrative in nature and the associated fees over the period the services were provided (fiscal year 2002 through 2004) were insignificant. The services have been discontinued.

Where you can find more information

This prospectus forms a part of a registration statement that we filed with the SEC on Form S-4 under the Securities Act in connection with the offering of the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the exchange notes. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Under the terms of the Indenture that governs the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, we will furnish to the Trustee and the holders of the original notes or exchange notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and those of our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing and make such information available to securities analysts and prospective investors upon request. In addition, following the consummation of the exchange offer, we have agreed that, for so long as any original notes or exchange notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms.

Our SEC filings are also available at the SEC's web site at http://www.sec.gov and at our own web site at http://www.polypore.net. You can also obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

Polypore, Inc.
13800 South Lakes Drive
Charlotte, NC 28273
(704) 587-8409

Index to financial statements

Report of Independent Registered Public Accounting Firm	F-2
Audited consolidated balance sheets of Polypore, Inc. as of January 3, 2004 and December 28, 2002	F-3
Audited consolidated statements of income of Polypore, Inc. for the fiscal years ended January 3, 2004, December 28, 2002 and December 29, 2001	F-4
Audited consolidated statements of shareholders' equity of Polypore, Inc. for the fiscal years ended January 3, 2004, December 28, 2002, December 29, 2001 and December 31, 2000	F-5
Audited consolidated statements of cash flows of Polypore, Inc. for the fiscal years ended January 3, 2004, December 28, 2002 and December 29, 2001	F-6
Notes to audited consolidated financial statements	F-7
Unaudited condensed consolidated balance sheets of Polypore, Inc. as of July 3, 2004 and January 3, 2004	F-43
Unaudited condensed consolidated statements of income of Polypore, Inc. for the six months ended July 3, 2004 and June 28, 2003	F-44
Unaudited condensed consolidated statements of cash flows of Polypore, Inc. for the six months ended July 3, 2004 and June 28, 2003	F-45
Notes to unaudited condensed consolidated financial statements	F-46

Report of Independent Registered Public Accounting Firm

The Board of Directors
Polypore, Inc.

We have audited the accompanying consolidated balance sheets of Polypore, Inc., as of January 3, 2004 and December 28, 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended January 3, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Polypore, Inc. at January 3, 2004 and December 28, 2002 and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 3, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 2002, the Company changed its method of accounting for goodwill and other intangible assets and in 2001, the Company changed its method of accounting for derivative financial instruments.

/s/ ERNST & YOUNG LLP

February 25, 2004, except for Note 18
as to which the date is May 13, 2004
Greenville, South Carolina

Polypore, Inc.
Consolidated balance sheets

(in thousands, except share data)	January 3, 2004	December 28, 2002

Assets
Current assets:
Cash and equivalents	$ 20,063	$ 24,606
Accounts receivable, net	89,471	67,647
Inventories	60,941	47,533
Prepaid and other	6,251	6,173
Due from affiliate	5,212	4,711

Total current assets	181,938	150,670
Property, plant and equipment, net	480,602	424,082
Intangibles, loan acquisition and other costs, net	17,735	21,797
Goodwill	32,200	31,622
Environmental indemnification receivable	17,183	3,878
Other	984	1,096

Total assets	$730,642	$633,145

Liabilities and shareholders' equity
Current liabilities:
Revolving credit obligations	$ 10,000	$ —
Accounts payable	20,966	23,349
Accrued liabilities	40,644	35,623
Income taxes payable	5,769	3,744
Current portion of debt	23,609	34,978

Total current liabilities	100,988	97,694
Debt, less current portion	250,519	276,070
Pension and postretirement benefits	37,209	28,519
Post employment benefits	13,808	7,408
Environmental reserve—non-current	22,661	14,941
Deferred income taxes and other	99,479	95,967
Commitments and contingencies
Redeemable Preferred Stock:
Class A, 8% Senior Cumulative, non-voting, $.01 par value (liquidation value of $1,000 per share)—authorized 20,000 shares, 14,000 shares issued and outstanding	—	—
Class B-1, 8% Junior Cumulative Convertible Preferred Stock, $.01 par value (liquidation value of $100 per share)—authorized 10,000 shares, no shares issued and outstanding	—	—
Class B-2, 8% Junior Cumulative Convertible Preferred Stock, $.01 par value (liquidation value of $100 per share)—authorized 5,000 shares, no shares issued and outstanding	—	—
Class C, 13% Senior Cumulative Redeemable Preferred Stock, $.01 par value (liquidation value of $1,000 per share)—authorized 40,000 shares, no shares issued and outstanding	—	—
Paid-in capital	14,000	14,000
Cumulative dividends payable	2,221	961

	16,221	14,961
Shareholders' equity:
Class A Common Stock, $.01 par value—authorized 250,000 shares, 141,292 shares issued and outstanding	1	1
Class B Non-Voting Common Stock, $.01 par value—authorized 50,000 shares, 6,040 shares issued and outstanding	—	—
Class C Non-Voting Common Stock, $.01 par value—authorized 25,000 shares, 7,754 shares issued and outstanding	1	1
Paid-in capital	1,718	1,718
Retained earnings	124,519	80,466
Accumulated other comprehensive income	63,518	15,399

	189,757	97,585

Total liabilities and shareholders' equity	$730,642	$633,145

See accompanying notes.

Polypore, Inc.
Consolidated statements of income

(In thousands, except per share data)	Year ended January 3, 2004	Year ended December 28, 2002	Year ended December 29, 2001

Net sales	$441,076	$345,432	$245,718
Cost of goods sold	285,631	243,383	154,415

Gross profit	155,445	102,049	91,303
Selling, general and administrative expenses	69,684	48,866	33,482

Operating income	85,761	53,183	57,821
Other (income) expense:
Interest expense, net	21,521	20,862	14,125
Foreign currency and other	2,433	1,545	965
Unrealized (gain) loss on derivative instrument	(2,287)	2,542	3,099

	21,667	24,949	18,189

Income before income taxes and cumulative effect of change in accounting principle	64,094	28,234	39,632
Income taxes	18,781	11,388	16,003

Income before cumulative effect of change in accounting principle	45,313	16,846	23,629
Cumulative effect of change in accounting principle, net of income taxes	—	—	(1,199)

Net income	45,313	16,846	22,430
Redeemable preferred stock dividends	(1,260)	(1,735)	(4,528)
Redemption premium on Class C preferred stock	—	(2,600)	—

Net income applicable to common stock	$44,053	$12,511	$17,902

Net income per common share—basic:
Income before cumulative effect of change in accounting principle	$284.06	$84.19	$162.61
Cumulative effect of change in accounting principle, net of income taxes	—	—	(10.21)

Net income per common share—basic	$284.06	$84.19	$152.40

Net income per common share—diluted:
Income before cumulative effect of change in accounting principle	$284.06	$80.67	$123.39
Cumulative effect of change in accounting principle, net of income taxes	—	—	(7.73)

Net income per common share—diluted	$284.06	$80.67	$115.66

See accompanying notes.

Polypore, Inc.
Consolidated statements of shareholders' equity

(in thousands, except per share data)	Common stock	Paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total	Comprehensive income (loss)

Balance at December 31, 2000	$—	$719	$50,053	$(6,104)	$44,668
Net income for the year ended December 29, 2001	—	—	22,430	—	22,430	$22,430
Foreign currency translation adjustment, net of income tax benefit of $1,486	—	—	—	(3,018)	(3,018)	(3,018)
Conversion of Class B-1 & Class B-2 Preferred Stock to Class A Common Stock and Class B Non-Voting Common Stock, respectively	1	999	—	—	1,000	—
Cumulative dividends on Class A Preferred Stock—$122.04 per share	—	—	(1,709)	—	(1,709)	—
Cumulative dividends on Class B-1 Preferred Stock—$3.62 per share	—	—	(27)	—	(27)	—
Cumulative dividends on Class B-2 Preferred Stock—$3.62 per share	—	—	(9)	—	(9)	—
Cumulative dividends on Class C Preferred Stock—$139.15 per share	—	—	(2,783)	—	(2,783)	—

Balance at December 29, 2001	1	1,718	67,955	(9,122)	60,552
Comprehensive income for the year ended December 29, 2001						$19,412

Net income for the year ended December 28, 2002	—	—	16,846	—	16,846	$16,846
Foreign currency translation adjustment, net of income tax benefit of $7,585	—	—	—	24,521	24,521	24,521
Issuance of Class C Non-Voting Common Stock in connection with exercise of stock purchase warrant	1	—	—	—	1	—
Redemption premium on Class C Preferred Stock	—	—	(2,600)	—	(2,600)	—
Cumulative dividends on Class A Preferred Stock—$89.68 per share	—	—	(1,256)	—	(1,256)	—
Cumulative dividends on Class C Preferred Stock—$23.96 per share	—	—	(479)	—	(479)	—

Balance at December 28, 2002	2	1,718	80,466	15,399	97,585
Comprehensive income for the year ended December 28, 2002						$41,367

Net income for the year ended January 3, 2004	—	—	45,313	—	45,313	$45,313
Foreign currency translation adjustment, net of income tax expense of $520	—	—	—	49,914	49,914	49,914
Foreign currency translation gains reclassified into earnings from other comprehensive income, net of income tax benefit of $524	—	—	—	(1,456)	(1,456)	(1,456)
Additional minimum pension liability, net of income tax benefit of $225	—	—	—	(339)	(339)	(339)
Cumulative dividends on Class A Preferred Stock—$90.01 per share	—	—	(1,260)	—	(1,260)	—

Balance at January 3, 2004	$2	$1,718	$124,519	$63,518	$189,757

Comprehensive income for the year ended at January 3, 2004						$93,432

See accompanying notes.

Polypore, Inc.
Consolidated statements of cash flows

(in thousands)	Year ended January 3, 2004	Year ended December 28, 2002	Year ended December 29, 2001

Operating activities
Net income	$45,313	$16,846	$22,430
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	1,199
Depreciation expense	36,222	28,098	12,562
Amortization expense	2,471	2,669	4,169
Foreign currency and other	1,265	1,545	(34)
Unrealized (gain) loss on derivative instrument	(2,287)	2,542	3,099
Deferred income taxes	(2,711)	773	5,119
Changes in operating assets and liabilities:
Accounts receivable	(14,528)	9,790	(14,893)
Inventories	(6,790)	(6,432)	(8,745)
Prepaid and other current assets	(293)	(1,543)	4,598
Accounts payable and accrued liabilities	(1,185)	24,108	(2,054)
Other, net	(1,006)	5,074	1,953

Net cash provided by operating activities	56,471	83,470	29,403
Investing activities
Purchases of property, plant and equipment	(33,797)	(28,785)	(26,318)
Acquisitions, net of cash acquired	—	(112,624)	(10,199)

Net cash used in investing activities	(33,797)	(141,409)	(36,517)
Financing activities
Proceeds from debt	1,738	161,896	1,160
Principal payments on debt	(39,756)	(18,543)	(15,442)
Payments on the revolving credit agreement	(5,500)	(21,500)	(3,000)
Borrowings on the revolving credit agreement	15,500	1,500	23,000
Loan acquisition costs	(311)	(4,139)	—
Redemption of redeemable preferred stock	—	(22,600)	—
Payment of dividends	—	(13,563)	(1,801)

Net cash (used in) provided by financing activities	(28,329)	83,051	3,917
Effect of exchange rate changes on cash and cash equivalents	1,112	(14,046)	215

Net (decrease) increase in cash and equivalents	(4,543)	11,066	(2,982)
Cash and equivalents at beginning of year	24,606	13,540	16,522

Cash and equivalents at end of year	$20,063	$24,606	$13,540

Supplemental cash flow information
Cash paid for interest	$26,931	$18,046	$12,112
Cash paid for income taxes	21,852	10,817	10,322
Supplemental non-cash financing activities
Unpaid dividends on preferred stock	1,260	961	2,727
Accrued interest converted to debt	592	683	1,072
Acquisitions
Fair value of assets acquired	—	217,800	20,772
Liabilities assumed and incurred	—	100,794	10,573
Cash paid	—	117,006	10,199

See accompanying notes.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

1. Accounting policies

Description of business

Polypore, Inc. (the "Company") is a leading worldwide manufacturer and marketer of microporous membranes for use in energy storage and separations applications. The Company has a global presence in the major geographic markets of North America, Western Europe and Asia.

Refer to Note 18 for a discussion of changes to the Company's capital and debt structure.

Basis of presentation and use of estimates

The accompanying consolidated financial statements of the Company are prepared on the basis of generally accepted accounting principles in the United States and include the accounts of the Company and its subsidiaries. All material intercompany accounts are eliminated in consolidation. Certain amounts previously presented in the consolidated financial statements for prior periods have been reclassified to conform to current classifications. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounting period

The Company's fiscal year is the 52 or 53-week period ending the Saturday nearest to December 31. The fiscal year ending January 3, 2004 included 53 weeks and the fiscal years ending December 28, 2002 and December 29, 2001 included 52 weeks.

Revenue recognition

Revenue from product sales is recognized at the time ownership of goods transfers to the customer and the earning process is complete. Amounts billed to customers for shipping and handling are recorded in "Net sales" in the accompanying statement of income. Shipping and handling costs incurred by the Company for the delivery of goods to customers are included in "Cost of goods sold" in the accompanying statement of income. Sales returns and allowances are recorded as a reduction of revenue at the time such returns and allowances are identified. Product returns and warranty expenses for the fiscal year ending January 3, 2004 were not material.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

Inventories

Inventories are carried at the lower of cost or market using the first-in, first-out ("FIFO") method of accounting. As of January 3, 2004 and December 28, 2002, inventories consist of the following:

(in thousands)	2003	2002

Raw materials	$20,179	$15,526
Work-in-process	9,230	7,161
Finished goods	31,532	24,846

Total	$60,941	$47,533

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives established for buildings and land improvements range from 20 to 39.5 years and the estimated useful lives established for machinery and equipment range from 5 to 15 years.

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted FAS 144 as of December 30, 2001. The adoption of FAS 144 did not have an impact on the Company's financial statements.

Goodwill and other intangible assets

In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"), effective for fiscal years beginning after December 15, 2001. Under FAS 142, goodwill is no longer amortized, but is subject to an annual impairment test. Other intangible assets continue to be amortized over their estimated useful lives.

The Company applied the FAS 142 rules in accounting for goodwill and other intangible assets in the first quarter of 2002. The application of the non-amortization provisions of FAS 142 resulted in a decrease in amortization expense of approximately $1,487,000 in 2003 and 2002.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

The effect of not amortizing goodwill on net income is as follows:

	For the year ended
(in thousands, except per share data)	2003	2002	2001

Reported net income	$45,313	$16,846	$22,430
Add back: Goodwill amortization, net of applicable income taxes	—	—	918

Adjusted net income	$45,313	$16,846	$23,348

Basic earnings per share:
Reported net income	$284.06	$84.19	$152.40
Goodwill amortization, net of applicable income taxes	—	—	7.81

Adjusted net income	$284.06	$84.19	$160.21

Diluted earnings per share:
Reported net income	$284.06	$80.67	$115.66
Goodwill amortization, net of applicable income taxes	—	—	5.92

Adjusted net income	$284.06	$80.67	$121.58

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test consists of a comparison of the fair value of goodwill with its carrying amount. If the carrying amount of goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. The Company performed its annual impairment test in 2003 and concluded that none of its goodwill was impaired.

Other intangible assets include a supply agreement and loan acquisition costs. In connection with the acquisition of a manufacturing facility in 1999, the Company entered into a 10-year supply agreement with the seller. The amount assigned to the supply agreement represents the estimated fair value which is amortized over the life of the supply agreement. The carrying value of the supply agreement is reviewed on a regular basis for the existence of facts or circumstances, both internal and external, that suggest impairment. The Company determines if the carrying amount of the supply agreement is impaired based on anticipated undiscounted cash flows before interest and income taxes. In the event of an impairment, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows before interest and income taxes, discounted at a rate commensurate with the risk involved.

Loan acquisition costs are amortized over the term of the related debt. Amortization expense for loan acquisition costs is classified as interest expense.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

Research and development

The cost of research and development by the Company is charged to expense as incurred and is included in selling, general and administrative expenses in the consolidated statements of income. The Company incurred approximately $13,397,000, $10,709,000 and $6,912,000 of research and development expense during 2003, 2002, and 2001, respectively.

Income taxes

The provision for income taxes and corresponding balance sheet accounts are determined in accordance with Statement No. 109, Accounting for Income Taxes ("FAS 109"). Under FAS 109, the deferred tax liabilities and assets are determined based on temporary differences between the basis of certain assets and liabilities for income taxes and financial reporting purposes. A valuation allowance is recognized if it is more likely than not that a portion of the deferred tax assets will not be realized in the future.

Foreign currency translation

The local currencies of the Company's foreign subsidiaries are the functional currencies in accordance with FASB Statement No. 52, Foreign Currency Translation ("FAS 52"). Assets and liabilities of the Company's foreign subsidiaries are translated into United States dollars at current exchange rates and resulting translation adjustments are reported in accumulated other comprehensive income. Income statement amounts are translated at weighted average exchange rates prevailing during the period. Transaction gains and losses are included in the determination of net income.

The Company's credit facility provides for revolving credit borrowings of up to $15,000,000 by its French subsidiaries, of which $10,000,000 was outstanding at January 3, 2004. Accordingly, the Company is exposed to foreign currency rate fluctuations for the U.S. dollar denominated borrowings. The Company also has intercompany debt with foreign subsidiaries. Prior to December 30, 2003, the intercompany U.S. dollar denominated debt with the Company's French subsidiary was considered permanently invested in accordance with FAS 52. On December 30, 2003, the French subsidiary repaid the intercompany U.S. dollar denominated debt in accordance with an internal French tax reorganization. Prior to settlement of the permanently invested intercompany debt, re-measurement gains and losses, net of income taxes, were reported in accumulated other comprehensive income (loss), as permitted by FAS 52. Upon settlement, the Company recognized approximately $1,456,000, net of applicable income taxes, of foreign currency gains that were previously recorded in other comprehensive income.

Net income per share

Basic earnings per common share are based on the weighted-average number of common shares outstanding in each year and after preferred stock dividend requirements. Diluted earnings per common share assume that any dilutive convertible preferred shares outstanding at the beginning of each year were converted at those dates, with preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable by exercise of stock warrants.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

Accounts receivable and concentrations of credit risk

Accounts receivable potentially expose the Company to concentrations of credit risk, as defined by Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk. The Company provides credit in the normal course of business and performs ongoing credit evaluations on certain of its customers' financial condition, but generally does not require collateral to support such receivables. Accounts receivable, net of allowance for doubtful accounts, are carried at cost, which approximates fair value. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The allowance for doubtful accounts was $5,324,000 and $3,059,000 at January 3, 2004 and December 28, 2002, respectively, which management believes is adequate to provide for credit losses in the normal course of business, as well as losses for customers who filed for protection under bankruptcy law. The Company charges accounts receivables off against its allowance for doubtful accounts when it deems them to be uncollectible on a specific identification basis. Exide Corporation ("Exide"), a customer of the Company's energy storage segment, accounted for approximately 16%, 19%, and 29% of the Company's sales in 2003, 2002 and 2001, respectively. During 2002, Exide filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code and began operating their business as debtors-in-possession. The Company collected all pre-petition amounts due from Exide in 2003.

Derivatives

The Company accounts for derivative instruments in accordance with FASB Statement No. 133, as amended, Accounting for Derivatives and Hedging Activity ("FAS 133"). Under FAS 133, all derivative instruments are recorded at fair value on the balance sheet and all changes in fair value are recorded to earnings or to shareholders' equity through other comprehensive income.

The Company uses derivative financial instruments to manage interest rate risk and does not use derivatives for trading purposes. The Company enters into derivative financial instruments with high credit quality counterparties and has not experienced any credit losses on derivatives during the three-year period ended January 3, 2004.

In March 2000, the Company entered into an interest rate hedge agreement with a major U.S. bank as required under the Company's credit facilities. The hedge agreement contained a collar that provided a ceiling and a floor interest rate above or below which the Company's interest rate on the hedged portion of the term debt would not vary. Upon adoption of FAS 133 in 2001, the Company determined the interest rate hedge agreement did not qualify for hedge accounting treatment as defined in FAS 133. Accordingly, the fair value of the financial instrument was recorded in the financial statements and subsequent changes in fair value were recorded in earnings in the period of change. As a result of the adoption of FAS 133, the Company recorded a charge to earnings for the cumulative effect of a change in accounting principle, net of applicable income taxes, of approximately $1,199,000. At December 28, 2002, the fair value of the interest rate hedge agreement was approximately $7,639,000 and was included in accrued liabilities. During 2002 and 2001, the three-month LIBOR rate fell below

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

the floor rate in the collar agreement and the Company made payments (recorded as incremental interest expense) to the bank of approximately $2,639,000 and $1,100,000, respectively.

On December 31, 2002, the interest rate hedge agreement expired and the bank exercised its option to enter into a swap agreement. The swap agreement effectively converts the Company's variable interest rate on $57,225,000 of its term debt to a fixed rate of 6.55% until December 29, 2006. The swap agreement does not qualify for hedge accounting treatment as defined in FAS 133. Accordingly, the fair value of the financial instrument is recorded as a liability in the financial statements and subsequent changes in fair value are recorded in earnings in the period of change. At January 3, 2004, the fair value of the swap agreement was approximately $5,351,000 and is included in accrued liabilities. During 2003, the Company made payments (recorded as incremental interest expense) to the bank of $4,028,000 representing the difference between the fixed interest rate on the swap and the variable interest rate paid on the debt.

Refer to Note 18 for a discussion of changes to the Company's debt structure.

Fair value of financial instruments

The carrying values of all of the Company's financial instruments approximate their fair values. Fair value of the Company's long-term debt was estimated using a discounted cash flow analysis considering interest rates at those dates for issuance of financial instruments with similar terms and remaining maturities.

Other accounting pronouncements

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("FAS 150"). FAS 150 clarifies the definition of a liability, as currently defined under FASB Concepts Statement No. 6, Elements of Financial Statements, as well as other items. The statement requires that financial instruments that embody an obligation of an issuer be classified as a liability. Furthermore, the standard provides guidance for the initial and subsequent measurement as well as disclosure requirements of these financial instruments. FAS 150 is effective for financial instruments entered into after May 31, 2003. The adoption of this statement did not have a material effect on the Company's financial position or results from operations. The Company's current capital structure includes redeemable preferred stock that is not classified as a component of shareholders' equity in the accompanying consolidated balance sheet. Refer to Note 13 for a discussion of the Company's current capital structure and Note 18 for a discussion of the changes to the current capital structure.

In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("FAS 149"). This statement amends and clarifies the financial accounting and reporting requirements, as were originally established in FAS 133, for derivative instruments and hedging activities. FAS 149 provides greater clarification of the characteristics of a derivative instrument so that contracts with similar characteristics will be

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

accounted for consistently. This statement is effective for contracts entered into or modified after June 30, 2003, as well as for hedging relationships designated after June 30, 2003, excluding certain implementation issues that were effective prior to this date under FAS 133. The adoption of this statement did not have an impact on the Company's financial position or results from operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). This interpretation defines when a business enterprise must consolidate a variable interest entity. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to entities in which an enterprise holds a variable interest that was acquired before February 1, 2003. The adoption of this interpretation did not have an impact on the Company's financial position or results of operations as the Company does not have any variable interest entities.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). This interpretation requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also enhances a guarantor's disclosure requirements to be made in its interim and annual financial statements about its obligations under certain guarantees it has issued. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have an impact on the Company's financial position or results of operations.

In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("FAS 145"), effective for fiscal years beginning or transactions occurring after May 15, 2002. This statement clarifies several accounting issues including the classification of gains and losses from the early extinguishment of debt and lease modifications that should be accounted for in a manner similar to a sales-leaseback transaction. The adoption of this statement did not have an impact on the Company's financial position or results of operations.

In June 2001, the FASB issued Statement No. 141, Business Combinations ("FAS 141"). FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. The application of FAS 141 did not have an impact on the Company's financial position or the results of operations.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

2. Acquisitions

On February 28, 2002, the Company acquired 100% of the outstanding shares of Membrana GmbH ("Membrana") from Acordis A.G. The results of Membrana's operations have been included in the consolidated financial statements since that date. The purchase of Membrana supports the Company's strategy of building its technology base and expanding its market position in the separations media segment.

The aggregate purchase price, including acquisition related costs, was approximately $117,006,000 in cash. The acquisition was accounted for by the purchase method. The purchase price was allocated to the underlying assets based on tentative estimates of their respective fair values at the date of acquisition during 2002. During 2003, the purchase price allocation was finalized and the fair value of assets purchased, as adjusted, exceeded the purchase price by approximately $9,868,000. Such amount has been allocated as an adjustment to property, plant and equipment.

In connection with the acquisition of Membrana, the Company established a headcount reduction plan of 57 corporate and manufacturing employees at Membrana ("Social Plan"). During 2003, the Social Plan was approved by the appropriate employee representatives, as required by German law. The total cost of the Social Plan at the acquisition date was $3,163,000, of which $1,099,000 was outstanding at January 3, 2004. The Company currently expects that remaining payments under the Social Plan will be made during 2004.

The following table summarizes the unaudited, consolidated pro forma results of operations of the Company, as if the Membrana acquisition had occurred on the first day of each period presented. The information provided in this table does not include the results of a business acquired during 2001 for approximately $10,200,000 and the assumption of approximately $5,900,000 in debt. The pro forma effects of this acquisition are not considered material to the consolidated pro forma results of operations for 2001 as provided in the table below.

(in thousands, except per share data)	2002	2001

Net sales	$362,832	$343,798
Operating income	54,922	71,820
Net income	16,970	31,499
Net income per common share—basic	85.02	229.60
Net income per common share—diluted	81.47	174.14

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

3. Property, plant and equipment

Property, plant and equipment consists of:

(in thousands)	2003	2002

Cost:
Land	$15,005	$12,895
Buildings and land improvements	121,194	108,838
Machinery and equipment	449,408	362,474
Construction in progress	29,764	27,142

	615,371	511,349
Less accumulated depreciation	(134,769)	(87,267)

	$480,602	$424,082

4. Intangibles, loan acquisition and other costs

Intangibles, loan acquisition and other costs at January 3, 2004 and December 28, 2002 are as follows:

	2003		2002
(in thousands)	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization

Supply agreement	$19,818	$8,067	$19,818	$6,056
Loan acquisition costs and other	13,858	7,874	13,057	5,022

Total	$33,676	$15,941	$32,875	$11,078

Amortization expense, including amortization of loan acquisition costs classified as interest expense, was $4,162,000, $4,034,000 and $3,625,000 in 2003, 2002 and 2001, respectively. The Company's estimate of amortization expense for the five succeeding years is as follows: 2004—$4,347,000; 2005—$4,235,000; 2006—$2,926,000; 2007—$2,756,000; and 2008—$2,456,000.

Refer to Note 18 for a discussion of changes to the Company's debt structure.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

5. Goodwill

Goodwill is included in the Company's energy storage segment. The changes in carrying amount of goodwill for the year ended January 3, 2004 are as follows (in thousands):

(in thousands)

Balance as of December 30, 2001	$35,016
Foreign currency translation adjustment	930
Deferred tax adjustment	(4,324)

Balance as of December 28, 2002	31,622
Foreign currency translation adjustment	578

Balance as of January 3, 2004	$32,200

During 2002, goodwill and deferred taxes were adjusted by $4,324,000 to reflect the final adjustment of the tax basis of acquired assets and liabilities from the 1997 acquisition. The adjustment was recorded in accordance with FAS 109.

During 2001, amortization expense related to goodwill was $1,487,000. As discussed in Note 1, the Company ceased amortization of goodwill at the beginning of fiscal 2002 in accordance with FAS 142.

6. Accrued liabilities

Accrued liabilities consist of:

(in thousands)	2003	2002

Salaries, wages and other fringe benefits	$16,154	$11,699
Fair value of financial instrument	5,351	7,639
Current portion of social plan	1,099	2,761
Current portion of environmental reserve	4,873	2,045
Taxes other than income	3,465	1,433
Other	9,702	10,046

	$40,644	$35,623

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

7. Debt

Debt, in order of priority, consists of:

(in thousands)	2003	2002

Senior credit facilities:
Revolving credit facility	$10,000	$—
Term loans	266,645	287,035
Seller note	—	18,024
Other	7,483	5,989

	284,128	311,048
Less current maturities	33,609	34,978

Long-term debt	$250,519	$276,070

The Company's Credit Agreement, as amended, provides for revolving credit loans of up to $40,000,000, of which $10,000,000 was outstanding at January 3, 2004. Commitment fees are generally equal to a percentage of the daily unused amount of such commitment and are payable on a quarterly basis. Interest rates on the revolving credit loans are determined by the type of loan issued, either the agent's base rate or Eurodollar base rate plus a margin, as specified in the Credit Agreement. Interest rates on the revolving credit facility were approximately 4.4% at January 3, 2004. Subject to certain terms and conditions, $7,500,000 of the credit facility may be used for letters of credit. The Company had $30,000,000 of unused commitments under the credit facility and no letters of credit outstanding at January 3, 2004. The revolving credit facility expires December 31, 2005.

The Credit Agreement provides for Tranche A Term Loans of $80,000,000, Tranche B Term Loans of $80,000,000 and Tranche C Loans of $160,000,000 (collectively "Term Loans"). Quarterly repayments of the Term Loans began on September 30, 2000 and will continue until December 30, 2005 for Tranche A, December 30, 2006 for Tranche B and December 31, 2007 for Tranche C. The Term Loans bear interest at either the agent's base rate or Eurodollar base rate plus a margin, as specified in the amended Credit Agreement. At January 3, 2004, interest rates applicable to the Term Loans ranged from approximately 4.4% to 5.4%.

On February 28, 2002, the Credit Agreement was amended for the issuance of $160,000,000 in Tranche C Term Loans to consummate the acquisition of Membrana, redeem Class C Preferred Stock, pay accrued dividends and reduce outstanding indebtedness under the revolving credit facility.

The Company has the right to prepay any borrowings in whole or in part, subject to certain requirements. In addition, the Company is subject to mandatory prepayment requirements based upon certain events. The Company is also required to make an additional principal payment from its excess cash flow, as defined in the Credit Agreement, when financial results exceed defined levels. At January 3, 2004, the Company is not required to make an excess cash flow payment.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

All indebtedness under the Credit Agreement is guaranteed by the Company and its subsidiaries and secured by substantially all assets. Borrowings under the Credit Agreement are subject to covenants customary for financings of this type to include maximum leverage, interest coverage, and limitations on capital spending. The Company may not pay dividends on its common stock. The Company was in compliance with all financial covenants as of January 3, 2004.

Minimum scheduled principal repayments of debt are as follows:

(in thousands)

2004	$33,609
2005	22,145
2006	74,528
2007	153,271
2008	575

$284,128

In connection with an acquisition in 1999, the seller provided $15,000,000 in the form of a note ("Seller Note") to the Company. Interest on the Seller Note accrued at the lesser of 9% per annum or a rate which approximates the LIBOR rate plus a margin; however, cash payments of interest were not required and interest was converted to principal. The Seller Note balance, including unpaid interest converted to principal, of approximately $18,616,000 was paid in full on December 15, 2003.

Refer to Note 18 for a discussion of changes to the Company's debt structure.

8. Commitments and contingencies

Leases

The Company leases certain equipment and facilities under operating leases. Rent expense was $3,962,000, $3,331,000 and $3,859,000 in 2003, 2002, and 2001, respectively. The approximate gross minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at January 3, 2004 are:

(in thousands)

2004	$5,593
2005	5,154
2006	2,248
2007	2,152
2008	2,002
Thereafter	3,082

$20,231

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Property

The Company purchased the assets of the Grace Battery Separators Business of W. R. Grace ("Grace") pursuant to an agreement dated November 18, 1994 (the "Sale Agreement"). The Company may be obligated to purchase the facilities retained by Grace in Germany under a put option agreement ancillary to the Sale Agreement. The put option is exercisable through November 18, 2004. Before exercising its put, Grace must market the property for a period of at least one year but fail to produce an acceptable buyer. The price at which the balance of the property may be put to the Company will be the net book value determined in accordance with accounting principles generally accepted in the United States, but stated in Deutsche Marks ("DM"). The net book value of such property at January 3, 2004 was not determinable by the Company. The net book value at November 18, 1994 (date of the sale agreement) was 13,156,000 DM, which is equivalent to approximately $8,496,000 U.S. dollars at January 3, 2004.

Raw materials

The Company employs a global purchasing strategy to achieve pricing leverage on its purchases of major raw materials. Accordingly, the Company purchases the majority of each type of raw material from one primary supplier with additional suppliers having been qualified to supply the Company if an interruption in supply were to occur. The Company believes that alternative sources of raw materials are readily available and the loss of any particular supplier would not have a material impact on the results of the Company's operations. However, the loss of raw material supply sources could, in the short term, adversely affect the Company's business until alternative supply arrangements were secured.

Collective bargaining agreements

At January 3, 2004, the Company had approximately 2,000 employees worldwide. Approximately 250 employees are represented by labor unions in the United States, which have entered into separate collective bargaining agreements with the Company. None of the Company's labor force is covered by collective bargaining agreements that will expire within one year.

Other

The Company is from time to time subject to various claims and other matters arising out of the normal conduct of the Company's business. Management believes that based on present information, it is unlikely that a liability, if any, exists that would have a materially adverse effect on the consolidated operating results or financial position of the Company.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

9. Income taxes

Significant components of deferred tax assets and liabilities as of January 3, 2004 and December 28, 2002 are as follows:

(in thousands)	2003	2002

Deferred tax assets:
Pension and postretirement benefits	$10,972	$6,611
Vacation pay	556	542
Unrealized loss on derivative instrument	2,035	2,904
Foreign tax credits	—	1,395
Net operating loss carryforwards	470	2,107
Environmental reserve	3,681	4,723
Other	4,779	3,723

Total deferred tax assets	22,493	22,005
Valuation allowance	(484)	(3,519)

Net deferred tax assets	22,009	18,486
Deferred tax liabilities:
Property, plant and equipment	(113,181)	(99,245)
Foreign currency translation	—	(4,585)
Other	(6,647)	(7,880)

Total deferred tax liabilities	(119,828)	(111,710)

Net deferred taxes	$(97,819)	$(93,224)

The valuation allowance decreased $3,035,000 in 2003 due to the utilization and expiration of foreign tax credits that were previously considered to be unrealizable and the utilization of foreign net operating losses.

Deferred taxes are reflected in the balance sheet as follows:

(in thousands)	2003	2002

Current deferred tax asset	$298	$448
Non-current deferred tax liability	(98,117)	(93,672)

Net deferred taxes	$(97,819)	$(93,224)

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

For financial reporting purposes, income before income taxes and cumulative effect of change in accounting principal includes the following components:

(in thousands)	2003	2002	2001

Pretax income:
United States	$27,918	$6,004	$29,805
Foreign	36,176	22,230	9,827

	$64,094	$28,234	$39,632

Income tax expense consisted of the following:

(in thousands)	2003	2002	2001

Current:
U.S. taxes on domestic income	$4,854	$1,792	$7,630
Foreign taxes on U.S. income	104	93	78
Foreign taxes	15,665	8,770	3,176

Total current	20,623	10,655	10,884
Deferred:
U.S. taxes on domestic income	2,777	2,963	4,247
Foreign taxes	(4,619)	(2,230)	872

Total deferred	(1,842)	733	5,119

Income tax expense before cumulative effect of change in accounting principle	18,781	11,388	16,003
Income tax benefit related to cumulative effect of change in accounting principle	—	—	(800)

	$18,781	$11,388	$15,203

The Company has German net operating loss carryforwards of approximately $1,712,000 expiring in 2005.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

The provision for income taxes at the Company's effective tax rate differed from the provisions for income taxes at the statutory rate as follows:

(in thousands)	2003	2002	2001

Computed tax expense at the expected statutory rate	$22,433	$9,882	$13,871
State and local taxes	756	(67)	565
Foreign taxes	(1,030)	(841)	583
Valuation allowance	—	2,487	1,698
Foreign sales corporation benefit	—	—	(500)
Extraterritorial income exclusion	(1,607)	—	—
Tax credits	(1,076)	(386)	—
Foreign net operating losses	(586)	—	—
Other	(109)	313	(214)

Provision for income taxes before cumulative effect of change in accounting principle	18,781	11,388	16,003
Income tax benefit related to cumulative effect of change in accounting principle	—	—	(800)

Provision for income taxes	$18,781	$11,388	$15,203

Taxes have been provided on earnings distributed and expected to be distributed by the Company's foreign subsidiaries. All other foreign earnings are undistributed and considered to be indefinitely reinvested and, accordingly, no provision for U.S. Federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculations; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability.

10. Employee benefit plans

Pension and other postretirement benefits

The Company and its subsidiaries sponsor multiple defined benefit pension plans, which are substantially based at subsidiaries outside of the U.S., and an other postretirement benefit plan based in the U.S..

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

	Pension plans		Other postretirement benefits
	2003	2002	2003	2002

Change in benefit obligation
Benefit obligation at beginning of year	$(43,366)	$(9,646)	$(1,428)	$(1,479)
Acquisition	—	(22,450)	—	—
Service cost	(1,824)	(1,400)	—	—
Interest cost	(2,607)	(2,113)	(122)	(104)
Plan amendments	(370)	—	(657)	—
Participant contributions	—	—	(28)	(17)
Actuarial gain/(loss)	(1,845)	(1,779)	259	(15)
Foreign currency translation	(9,292)	(6,579)	—	—
Benefit payments	1,128	601	125	187
Curtailments	154	—	—	—

Benefit obligation at end of year	(58,022)	(43,366)	(1,851)	(1,428)
Change in plan assets
Fair value of plan assets at beginning of year	13,771	811	—	—
Acquisition	—	11,170	—	—
Actual return on plan assets	701	(336)	—	—
Company contributions	815	152	97	170
Participant contributions	—	—	28	17
Benefit payments	(302)	(196)	(125)	(187)
Foreign currency translation	2,738	2,170	—	—

Fair value of plan assets at end of year	17,723	13,771	—	—
Funded status
Funded status at end of year	(40,299)	(29,595)	(1,851)	(1,428)
Unrecognized net actuarial loss	214	(512)	—	—
Foreign currency translation	494	281	286	—
Unrecognized prior service cost	(499)	—	138	(418)
Unrecognized net gain	4,308	3,015	—	138

Net amount recognized	$(35,782)	$(26,811)	$(1,427)	$(1,708)

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Amounts recognized in the consolidated balance sheet consist of:

	Pension plans		Other postretirement benefits
(in thousands)	2003	2002	2003	2002

Accrued benefit cost	$(35,218)	$(26,811)	$(1,427)	$(1,708)
Accumulated other comprehensive income	(564)	—	—	—

Net amount recognized	$(35,782)	$(26,811)	$(1,427)	$(1,708)

The increase in minimum pension liability included in other comprehensive income was $564,000 in 2003.

In 2003, benefits under the U.S. defined benefit plan were curtailed pursuant to a collective bargaining agreement.

In 2004, the Company expects to contribute $900,000 and $150,000 to its pension and other postretirement benefit plans, respectively.

The following table provides the components of net periodic benefit cost:

	Pension plans			Other postretirement benefits
(in thousands)	2003	2002	2001	2003	2002	2001

Service cost	$1,824	$1,400	$528	$—	$—	$—
Interest cost	2,607	2,113	502	122	104	107
Expected return on plan assets	(866)	(824)	(53)	—	—	—
Amortization of prior service cost	178	109	6	(6)	(80)	(80)
Recognized net actuarial loss (gain)	273	(64)	—	(261)	—	—

Net periodic benefit cost	$4,016	$2,734	$983	$(145)	$24	$27

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Weighted average assumptions used to determine the benefit obligation and net periodic benefit costs consists of:

	Pension plans		Other postretirement benefits
	2003	2002	2003	2002

Weighted average assumptions as of end of year
Discount rate	2.19% - 6.50%	5.00% - 6.50%	6.50%	6.50%
Expected return on plan assets	6.00% - 8.00%	6.50% - 9.00%	N/A	N/A
Rate of compensation increase	2.00% - 4.00%	2.50% - 4.00%	N/A	N/A
Increase in pension payments	2.00%	1.75% - 2.00%	N/A	N/A
Weighted average discount rate	4.92%	5.00%	N/A	N/A

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate for the medical plan) is 10% for 2003, and is assumed to trend down to 6% by 2007 and thereafter. The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported.

Assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A one-percentage-point change in the health care trend rates would have the following effects:

(in thousands)	1% Increase	1% Decrease

Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$ 1	$ (1)
Effect on the health care component of the accumulated postretirement benefit obligation	12	(12)

The Company sponsors a 401(k) plan for U.S. salaried employees. Salaried employees are eligible to participate in the plan on January 1, April 1, July 1 or October 1 after their date of employment. Under the plan, employer contributions are defined as 5% of a participant's base salary plus a matching of employee contributions allowing for a maximum matching contribution of 3% of a participant's earnings. The cost of the plan recognized as expense was approximately $1,647,000, $1,536,000 and $1,697,000 during 2003, 2002, and 2001, respectively.

In accordance with collective bargaining agreements, the Company sponsors a 401(k) plan for U.S. hourly employees subject to such agreements. Depending on the applicable collective bargaining agreement, employer basic contributions are defined as 2% or 3.25% of a participant's base earnings plus a matching of employee contributions allowing for a maximum matching contribution of 2.25% or 2.5% of a participant's earnings. The Company also makes a separate contribution for employees hired prior to January 1, 2000 and who are not eligible for the postretirement benefit plan. The cost of the plan recognized as expense was approximately $535,000, $439,000, and $237,000 in 2003, 2002 and 2001, respectively.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

The information presented in this footnote does not reflect the Medicare Prescription Drug Improvement and Modernization Act of 2003 signed into law December 8, 2003. Specifically, the measures of the Accumulated Postretirement Benefit Obligation and the Net Periodic Postretirement Benefit cost shown do not reflect this Act. Specific authoritative guidance on the accounting treatment of the Act is pending and upon issuance, may require a change in previously reported information.

Post employment benefits

The Company provides post employment benefits at its German subsidiary under the Altersteilzeitgesetz ("ATZ") 1996 Act. The ATZ program allows older workers to stop working before they reach retirement age and receive a reduced salary and certain benefits until they reach retirement age. The Company accounts for benefits provided under the ATZ program in accordance with FASB Statement No. 112, Employers' Accounting for Post Employment Benefits ("FAS 112").

11. Segment information

The Company's operations are principally managed on a products basis and are comprised of two reportable segments: energy storage and separations media. The energy storage segment produces and markets membranes that provide the critical function of separating the cathode and anode in a variety of battery markets, including lithium, industrial and transportation applications. The separations media segment produces and markets membranes used as the high technology filtration element in various medical and industrial applications.

The Company evaluates the performance of segments and allocates resources to segments based on operating income before interest, income taxes, depreciation and amortization. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Financial information relating to the reportable operating segments is presented below:

	Year ended
(in thousands)	January 3, 2004	December 28, 2002	December 29, 2001

Net sales to external customers:
Energy storage	$295,256	$235,776	$229,861
Separations media	145,820	109,656	15,857

Total net sales from external customers	$441,076	$345,432	$245,718

Operating income:
Energy storage	$64,490	$37,967	$52,425
Separations media	21,271	15,216	5,396

Total operating income	85,761	53,183	57,821
Reconciling items:
Interest expense	21,521	20,862	14,125
Other	146	4,087	4,064

Total consolidated income before income taxes and cumulative effect of change in accounting principle	$64,094	$28,234	$39,632

Assets:
Energy storage	$343,503	$321,775	$329,930
Separations media	371,662	293,605	23,456
Corporate assets	15,477	17,765	7,027

Total assets	$730,642	$633,145	$360,413

Depreciation and amortization:
Energy storage	$18,616	$16,869	$15,531
Separations media	20,077	13,898	1,200

Total depreciation and amortization	$38,693	$30,767	$16,731

Capital expenditures:
Energy storage	$14,434	$11,506	$22,961
Separations media	19,363	17,279	3,357

Total capital expenditures	$33,797	$28,785	$26,318

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Information regarding geographic areas is as follows:

(in thousands)	2003	2002	2001

Net sales to unaffiliated customers:
United States	$181,655	$146,303	$162,891
Germany	145,820	107,911	14,191
France	53,402	47,044	41,206
Italy	30,918	27,137	24,054
Other	29,281	17,037	3,376

Total	$441,076	$345,432	$245,718

Net sales by geographic location are based on the country from which the product is shipped.

(in thousands)	2003	2002	2001

Long-lived assets:
United States	$146,295	$148,352	$170,727
Germany	288,655	241,580	7,845
France	20,211	18,344	16,596
Italy	33,530	29,130	29,252
Other	41,846	40,095	16,025

Total	$530,537	$477,501	$240,445

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

12. Net income per share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)	2003	2002	2001

Numerator:
Income before cumulative effect of change in accounting principle	$45,313	$16,846	$23,629
Less redeemable preferred stock dividends:
Class A, 8% Senior Cumulative	(1,260)	(1,256)	(1,709)
Class B-1, 8% Junior Cumulative Convertible	—	—	(27)
Class B-2, 8% Junior Cumulative Convertible	—	—	(9)
Class C, 13% Senior Cumulative	—	(479)	(2,783)
Less redemption premium on Class C preferred stock	—	(2,600)	—

Numerator for basic earnings per share—income available to common stockholders before cumulative effect of change in accounting principle	44,053	12,511	19,101
Effect of dilutive securities:
Class B-1, 8% Junior Cumulative Convertible	—	—	27
Class B-2, 8% Junior Cumulative Convertible	—	—	9

	—	—	36

Numerator for diluted earnings per share—income available to common stockholders before cumulative effect of change in accounting principle, after assumed conversions	$44,053	$12,511	$19,137

Denominator:
Denominator for basic earnings per share—weighted-average share	155,086	148,607	117,468
Effect of dilutive shares:
Warrants	—	6,479	7,754
Class B-1, 8% Junior Cumulative Convertible	—	—	22,892
Class B-2, 8% Junior Cumulative Convertible	—	—	6,972

	—	6,479	37,618

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	155,086	155,086	155,086

Basic earnings per common share before cumulative effect of change in accounting principle	$284.06	$84.19	$162.61

Diluted earnings per common share before cumulative effect of change in accounting principle	$284.06	$80.67	$123.39

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

13.    Redeemable preferred stock and common stock

The Company has the following classes of redeemable preferred stock:

        Class A, 8% Senior Cumulative Preferred Stock ("Class A Preferred Stock")

        Class B-1, 8% Junior Cumulative Convertible Preferred Stock ("Class B-1 Preferred Stock")

        Class B-2, 8% Junior Cumulative Convertible Preferred Stock ("Class B-2 Preferred Stock")

        Class C, 13% Senior Cumulative Redeemable Preferred Stock ("Class C Preferred Stock")

If a change in ownership, or certain other events occur, the preferred shareholders can require the Company to redeem their shares. Holders of Class A Preferred and Class C Preferred Stock have preference over holders of Class B-1 and Class B-2 Preferred Stock. In addition, the Class A Preferred and Class C Preferred shareholders can require the Company to redeem their shares upon the occurrence of an initial public equity offering absent certain conditions.

In connection with the Tranche C Term Loan obtained on February 28, 2002, the Company redeemed the Class C Preferred Stock for $20,000,000 plus a redemption premium of $2,600,000. In addition, the Company paid outstanding dividends on all classes of redeemable preferred stock of approximately $13,563,000 on February 28, 2002.

In April 2001, the Class B-1 and Class B-2 Preferred shareholders (pursuant to an agreement amongst the shareholders) exercised their right to convert each of their shares into 10 shares of Class A Common Stock and Class B Non-Voting Common Stock, respectively. Additionally, there was a reallocation of share ownership amongst the shareholders such that 93,960 shares of Class A Common Stock and 6,040 shares of Class B Non-Voting Common Stock were issued pursuant to the conversion of the Class B-1 and Class B-2 Preferred shares.

Class A Preferred and Class B-1 and B-2 Preferred Stock accrue dividends on a daily basis at the rate of 8% per annum of the liquidation value plus all accumulated and unpaid dividends from the date of issuance until such amounts are paid or, in the case of the Class B-1 and B-2 Preferred Stock, the date on which the shares were converted (April 19, 2001). Class C Preferred accrues dividends on a daily basis at the rate of 13% per annum of the liquidation value plus all accumulated and unpaid dividends from the date of issuance until such amounts are paid or the date the shares were redeemed (February 28, 2002). All shares of preferred stock continue to accrue dividends regardless of the Company's ability to pay such dividends. At January 4, 2004, the Company has cumulative dividends payable on the Class A Preferred Stock of $2,221,000 ($158.62 per share).

Upon liquidation, dissolution, or winding up of the Company, preferred shareholders shall be paid before any other equity security distributions. Additionally, so long as any preferred stock remains outstanding, no other junior equity securities can be acquired by the Company, except as specifically allowed in certain of the related purchase agreements.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Redeemable preferred stock activity during 2003, 2002 and 2001 consists of the following:

(in thousands)	2003	2002	2001

Balance at beginning of period	$14,961	$46,789	$45,062
Redemption of redeemable preferred stock	—	(20,000)	—
Conversion of preferred to common stock	—	—	(1,000)
Dividends earned	1,260	1,735	4,528
Dividends paid	—	(13,563)	(1,801)

Balance at end of period	$16,221	$14,961	$46,789

Class A, Class B and Class C common shareholders participate in dividends on a pro-rata basis subject to the preferred stock preferences. The Class B Non-Voting Common Stock shareholders are entitled to convert each of their shares into one share of Class A Common Stock in connection with a conversion event, such as liquidation, dissolution, or certain other events. The Class C Non-Voting Common Stock shareholders can convert each of their shares into one share of Class A Common Stock at any time.

Voting rights are as follows:

Class A Common	One vote per share
Class A Redeemable Preferred	None
Class B-1 Redeemable Preferred	Vote as Class A Common
Class B-2 Redeemable Preferred	None
Class B Non-Voting Common	None, except relative to mergers or consolidations
Class C Redeemable Preferred	None
Class C Non-Voting Common	None, except relative to mergers or consolidations

On November 18, 1994, the Company issued Senior Subordinated Notes ("Sub Notes") with Warrants through a private placement offering. The Sub Notes were offered with detachable warrants to purchase 7,754 shares of Class C Non-Voting Common Stock of the Company. The warrants were exercised on October 28, 2002 at $.01 per share. The Sub Notes were repaid on December 15, 1999.

Refer to Note 18 for a discussion of changes to the Company's capital structure.

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

14. Other comprehensive income (loss)

At January 3, 2004, ending accumulated balances in other comprehensive income (loss) consists of foreign currency translation adjustments of $63,857,000 and additional minimum pension liability of $(339,000). At December 28, 2002 and December 29, 2001, ending accumulated balances in other comprehensive income (loss) consists of foreign currency translation adjustments of $15,399,000 and $(9,122,000), respectively.

15. Quarterly results of operations (unaudited)

(in thousands, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter

Fiscal year ended January 3, 2004
Net sales	$102,502	$107,516	$108,996	$122,062
Gross profit	34,166	36,967	37,155	47,157
Net income	8,529	7,858	11,313	17,613
Net income applicable to common stock	8,228	7,559	10,995	17,271
Net income applicable to common stock per share:
Basic	$53.06	$48.74	$70.89	$111.37
Diluted	$53.06	$48.74	$70.89	$111.37

The Company's 2003 effective tax rate was reduced for events that occurred in the fourth quarter, resulting in an increase in fourth quarter net income of approximately $4,937,000, or $31.83 per share. The 2003 effective tax rate was favorably impacted in the fourth quarter by refunds generated from amending federal and certain state income tax returns, completion of necessary documentation to claim certain tax credits, increased export sales which generated additional exclusions from taxable income and a reduction in the Italian statutory tax rate. Quarterly results for the previous quarters of 2003 were not restated to reflect this adjustment.

(in thousands, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter

Fiscal year ended December 28, 2002
Net sales	$65,056	$94,765	$90,816	$94,795
Gross profit	21,753	28,707	25,949	25,640
Net income	4,711	5,186	4,715	2,234
Net income applicable to common stock	1,241	4,902	4,428	1,940
Net income applicable to common stock per share:
Basic	$8.43	$33.29	$30.03	$12.71
Diluted	$8.01	$31.63	$28.53	$12.50

In connection with the allocation of the purchase price for the Membrana acquisition, the Company recorded increased depreciation expense in the fourth quarter of 2002 of

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

approximately $4,300.000. This adjustment resulted in a decrease in fourth quarter net income of approximately $1,720,000, or $11.28 per common share (basic). Quarterly results for the previous quarters of 2002 were not restated to reflect this adjustment.

16.    Affiliate transactions

The Company's corporate headquarters are housed in space leased by a shareholder of the Company from an affiliate of the shareholder. A portion of the lease payments and other expenses, primarily insurance and allocated other direct costs, are charged to the Company. Such amounts approximated $2,267,000, $1,864,000, and $1,035,000 in 2003, 2002 and 2001, respectively. At January 3, 2004 and December 28, 2002, the Company has amounts due from the affiliate of approximately $5,212,000 and $4,711,000, respectively. The amounts due from affiliate will be settled in connection with the transactions discussed in Note 18.

17.    Environmental matters

The Company accrues for environmental obligations when such expenditures are probable and reasonably estimable. Accruals for estimated losses from environmental obligations are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are not discounted to their present value. Recoveries of environmental costs from other parties are recognized as assets when their receipt is deemed probable.

In connection with the acquisition of Membrana in 2002, the Company recorded a reserve for environmental obligations which was finalized in 2003. The reserve provides for costs to remediate known environmental issues and operational upgrades which are required in order for the Company to remain in compliance with local regulations. The Company anticipates that expenditures will be made over the next seven to ten years. The initial estimate and subsequent finalization of the reserve was included in the allocation of purchase price at the date of acquisition.

The Company has indemnification agreements for certain environmental matters from Acordis A.G. ("Acordis") and Akzo Nobel ("Akzo"), the prior owner of Membrana. Akzo originally provided broad environmental protections to Acordis with the right to assign such indemnities to Acordis's successors. Akzo's indemnifications relate to conditions existing prior to December 1999, which is the date that Membrana was sold to Acordis. The Akzo agreement provides indemnification of claims through December 2007, with the indemnification percentage decreasing each year during the coverage period. Until December 2003, Akzo pays 75% of any approved claim. After that, Akzo pays 65% of claims reported through December 2006 and 50% of claims reported through December 2007. Claims indemnified through the Akzo agreement are subject to an aggregate 2,000,000 Euro deductible ($2,526,000 U.S. dollars at January 3, 2004). In addition to the Akzo indemnification, Acordis provides separate indemnification of claims incurred from December 1999 through

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

February 2002, the acquisition date. The Company recorded a non-current receivable, based on the estimated recovery from the indemnification agreements.

18.    Subsequent event

On January 30, 2004, the Company and its shareholders entered into a Stock Purchase Agreement with PP Acquisition Corporation ("PP Acquisition"), pursuant to which PP Acquisition would purchase all of Polypore's outstanding capital stock. At the time of closing of the acquisition, May 13, 2004, PP Acquisition was merged with and into the Company, with the Company as the surviving corporation. In connection with the acquisition, the Company obtained borrowings under a new senior secured credit facility and the issuance of senior subordinated notes, the proceeds of which were used to purchase the Company's capital stock and repay existing indebtedness under the Credit Agreement.

Payment of the senior subordinated notes is fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis without restrictions on funds transfer by certain of the Company's subsidiaries ("Guarantor"). Each Guarantor is 100% owned by the Company. Management has determined that separate complete financial statements of the Guarantor would not be material to users of the financial statements. The following sets forth condensed consolidating financial statements of the Guarantor and Non-Guarantor subsidiaries:

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Condensed consolidating balance sheet
as of January 3, 2004

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Assets
Cash and cash equivalents	$1,531	$13,762	$4,770	$—	$20,063
Accounts receivable, net	36,826	52,645	—	—	89,471
Inventories	16,586	44,355	—	—	60,941
Other	1,355	4,594	5,514	—	11,463

Total current assets	56,298	115,356	10,284	—	181,938
Due from affiliates	125,042	231,007	317,246	(673,295)	—
Investment in subsidiaries	171,890	225,627	248,512	(646,029)	—
Property, plant and equipment, net	105,565	375,037	—	—	480,602
Other	35,974	26,693	5,435	—	68,102

Total assets	$494,769	$973,720	$581,477	$(1,319,324)	$730,642

Liabilities and shareholders' equity
Revolving credit obligations	$—	$10,000	$—	$—	$10,000
Accounts payable, accrued liabilities and other	10,797	47,445	9,137	—	67,379
Current portion of debt	16	7,015	16,578	—	23,609

Total current liabilities	10,813	64,460	25,715	—	100,988
Due to affiliates	324,035	260,933	88,327	(673,295)	—
Debt, less current portion	78	5,267	245,174	—	250,519
Pension and postretirement benefits	1,648	35,561	—	—	37,209
Post employment obligations	—	13,808	—	—	13,808
Environmental reserve— non-current	—	22,661	—	—	22,661
Deferred income taxes and other	1,325	81,871	16,283	—	99,479
Redeemable preferred stock	—	—	16,221	—	16,221
Shareholders' equity	156,870	489,159	189,757	(646,029)	189,757

Total liabilities and shareholders' equity	$494,769	$973,720	$581,477	$(1,319,324)	$730,642

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

Condensed consolidating balance sheet
as of December 28, 2002

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Assets
Cash and cash equivalents	$3,708	$12,456	$8,442	$—	$24,606
Accounts receivable, net	30,290	37,357	—	—	67,647
Inventories	16,143	31,390	—	—	47,533
Other	4,106	4,677	2,101	—	10,884

Total current assets	54,247	85,880	10,543	—	150,670

Due from affiliates	98,208	30,645	325,688	(454,541)	—
Investment in subsidiaries	171,890	40,787	148,086	(360,763)	—
Property, plant and equipment, net	103,564	320,235	283	—	424,082
Other	38,499	12,955	6,939	—	58,393

Total assets	$466,408	$490,502	$491,539	$(815,304)	$633,145

Liabilities and shareholders' equity
Revolving credit obligations	$—	$—	$—	$—	$—
Accounts payable, accrued liabilities and other	8,966	43,678	10,072	—	62,716
Current portion of debt	—	2,215	32,763	—	34,978

Total current liabilities	8,966	45,893	42,835	—	97,694

Due to affiliates	322,380	77,719	54,442	(454,541)	—
Debt, less current portion	83	10,554	265,433	—	276,070
Pension and postretirement benefits	2,463	26,056	—	—	28,519
Post employment obligations	—	7,408	—	—	7,408
Environmental reserve—non-current	—	14,941	—	—	14,941
Deferred income taxes and other	3,431	76,253	16,283	—	95,967
Redeemable preferred stock	—	—	14,961	—	14,961
Shareholders' equity	129,085	231,678	97,585	(360,763)	97,585

Total liabilities and shareholders' equity	$466,408	$490,502	$491,539	$(815,304)	$633,145

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Condensed consolidating statements of income
for the fiscal year ended January 3, 2004

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Net sales	$181,655	$259,421	$—	$—	$441,076
Cost of goods sold	97,306	188,325	—	—	285,631

Gross profit	84,349	71,096	—	—	155,445
Selling, general and administrative expenses	38,028	31,656	—	—	69,684

Operating income	46,321	39,440	—	—	85,761
Other expense, net	(158)	3,441	18,384	—	21,667
Equity in earnings of subsidiaries	—	—	50,467	(50,467)	—

Income before income taxes	46,479	35,999	32,083	(50,467)	64,094
Income taxes	21,036	10,975	(13,230)	—	18,781

Net income	25,443	25,024	45,313	(50,467)	45,313
Redeemable preferred stock dividends	—	—	(1,260)	—	(1,260)
Redemption premium on Class C preferred stock	—	—	—	—	—

Net income applicable to common stock	$25,443	$25,024	$44,053	$(50,467)	$44,053

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

Condensed consolidating statements of income
for the fiscal year ended December 28, 2002

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Net sales	$146,304	$199,128	$—	$—	$345,432
Cost of goods sold	90,994	152,389	—	—	243,383

Gross profit	55,310	46,739	—	—	102,049
Selling, general and administrative expenses	29,428	19,438	—	—	48,866

Operating income	25,882	27,301	—	—	53,183
Other expense, net	11,334	5,071	8,544	—	24,949
Equity in earnings of subsidiaries	—	—	24,711	(24,711)	—

Income before income taxes	14,548	22,230	16,167	(24,711)	28,234
Income taxes	5,546	6,521	(679)	—	11,388

Net income	9,002	15,709	16,846	(24,711)	16,846
Redeemable preferred stock dividends	—	—	(1,735)	—	(1,735)
Redemption premium on Class C preferred stock	—	—	(2,600)	—	(2,600)

Net income applicable to common stock	$9,002	$15,709	$12,511	$(24,711)	$12,511

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Condensed consolidating statements of income
for the fiscal year ended December 29, 2001

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Net sales	$164,167	$82,827	$—	$(1,276)	$245,718
Cost of goods sold	94,087	61,315	—	(987)	154,415

Gross profit	70,080	21,512	—	(289)	91,303
Selling, general and administrative expenses	27,928	5,843	—	(289)	33,482

Operating income	42,152	15,669	—	—	57,821
Other expense, net	11,502	5,642	1,045	—	18,189
Equity in earnings of subsidiaries	—	—	24,256	(24,256)	—

Income before income taxes and cumulative effect of change in accounting principle	30,650	10,027	23,211	(24,256)	39,632
Income taxes	12,385	4,036	(418)	—	16,003

Income before cumulative effect of change in accounting principle	18,265	5,991	23,629	(24,256)	23,629
Cumulative effect of change in accounting principle, net of income taxes	—	—	1,199	—	(1,199)

Net income	18,265	5,991	22,430	(24,256)	22,430
Redeemable preferred stock dividends	—	—	(4,528)	—	(4,528)

Net income applicable to common stock	$18,265	$5,991	$17,902	$(24,256)	$17,902

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

Condensed consolidating statement of cash flows
for the fiscal year ended January 3, 2004

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Net cash provided by operating activities	$32,066	$28,849	$—	$(4,444)	$56,471
Investing activities
Purchase of property, plant and equipment	(10,988)	(22,809)	—	—	(33,797)

Net cash used in investing activities	(10,988)	(22,809)	—	—	(33,797)
Financing activities
Proceeds from debt	—	1,738	—	—	1,738
Principal payments on debt	—	(3,312)	(36,444)	—	(39,756)
Payments on the revolving credit agreement	—	—	(5,500)	—	(5,500)
Borrowings on the revolving credit agreement	—	10,000	5,500	—	15,500
Loan acquisition costs	—	(3)	(308)	—	(311)
Intercompany transactions, net	(23,255)	(14,269)	33,080	4,444	—

Net cash (used in) provided by financing activities	(23,255)	(5,846)	(3,672)	4,444	(28,329)
Effect of exchange rate changes on cash and cash equivalents	—	1,112	—	—	1,112

Net increase (decrease) in cash and cash equivalents	(2,177)	1,306	(3,672)	—	(4,543)
Cash and cash equivalents at beginning of year	3,708	12,456	8,442	—	24,606

Cash and cash equivalents at end of year	$1,531	$13,762	$4,770	$—	$20,063

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004

Condensed consolidating statement of cash flows
for the fiscal year ended December 28, 2002

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Net cash provided by operating activities	$32,313	$43,089	$—	$8,068	$83,470
Investing activities
Purchase of property, plant and equipment	(8,900)	(19,602)	(283)	—	(28,785)
Acquisitions, net of cash acquired	—	(112,624)	—	—	(112,624)

Net cash used in investing activities	(8,900)	(132,226)	(283)	—	(141,409)
Financing activities
Proceeds from debt	—	1,213	160,683	—	161,896
Principal payments on debt	—	(4,353)	(14,190)	—	(18,543)
Payments on the revolving credit agreement	—	—	(21,500)	—	(21,500)
Borrowings on the revolving credit agreement	—	—	1,500	—	1,500
Loan acquisition costs	—	—	(4,139)	—	(4,139)
Redemption of redeemable preferred stock	—	—	(22,600)	—	(22,600)
Payments of dividends	—	—	(13,563)	—	(13,563)
Intercompany transactions, net	(28,392)	114,466	(77,466)	(8,068)	—

Net cash (used in) provided by financing activities	(28,392)	111,376	8,725	(8,068)	83,051
Effect of exchange rate changes on cash and cash equivalents	—	(14,046)	—	—	(14,046)

Net increase (decrease) in cash and cash equivalents	(5,519)	8,143	8,442	—	11,066
Cash and cash equivalents at beginning of year	9,227	4,313	—	—	13,540

Cash and cash equivalents at end of year	$3,708	$12,456	$8,442	$—	$24,606

Polypore, Inc.
Notes to consolidated financial statements
January 3, 2004 (continued)

Condensed consolidating statement of cash flows
for the fiscal year ended December 29, 2001

(in thousands)	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	The Company	Reclassifications and eliminations	Consolidated

Net cash provided by operating activities	$13,941	$5,319	$—	$10,143	$29,403
Investing activities
Purchase of property, plant and equipment	(24,945)	(1,373)	—	—	(26,318)
Acquisitions, net of cash acquired	—	(10,199)	—	—	(10,199)

Net cash used in investing activities	(24,945)	(11,572)	—	—	(36,517)
Financing activities
Proceeds from debt	—	88	1,072	—	1,160
Principal payments on debt	—	(2,016)	(13,426)	—	(15,442)
Payments on the revolving credit agreement	—	—	(3,000)	—	(3,000)
Borrowings on the revolving credit agreement	—	—	23,000	—	23,000
Payments of dividends	—	—	(1,801)	—	(1,801)
Intercompany transactions, net	11,315	4,673	(5,845)	(10,143)	—

Net cash (used in) provided by financing activities	11,315	2,745	—	(10,143)	3,917
Effect of exchange rate changes on cash and cash equivalents	—	215	—	—	215

Net increase (decrease) in cash and cash equivalents	311	(3,293)	—	—	(2,982)
Cash and cash equivalents at beginning of year	8,916	7,606	—	—	16,522

Cash and cash equivalents at end of year	$9,227	$4,313	$—	$—	$13,540

Polypore, Inc.

Condensed consolidated balance sheets (unaudited)

	Post-Transaction	Pre-Transaction
(in thousands)	As of July 3, 2004	As of January 3, 2004

Assets
Current assets:
Cash and equivalents	$20,826	$20,063
Accounts receivable, net	106,530	89,471
Inventories	74,057	60,941
Prepaid and other	6,009	6,251
Due from affiliate	—	5,212

Total current assets	207,422	181,938
Property, plant and equipment, net	483,740	480,602
Intangibles, loan acquisition and other costs, net	248,368	17,735
Goodwill	518,456	32,200
Environmental indemnification receivable	18,131	17,183
Other	977	984

Total assets	$1,477,094	$730,642

Liabilities and shareholders' equity
Current liabilities:
Revolving credit obligations	$—	$10,000
Accounts payable	24,121	20,966
Accrued liabilities	38,319	40,644
Income taxes payable	8,452	5,769
Current portion of debt	4,333	23,609

Total current liabilities	75,225	100,988
Debt, less current portion	821,439	250,519
Pension and postretirement benefits	37,416	37,209
Post employment benefits	13,060	13,808
Environmental reserve—non-current	21,687	22,661
Deferred income taxes and other	179,305	99,479
Commitments and contingencies
Redeemable preferred stock and cumulative dividends payable	—	16,221
Shareholders' equity:
Common stock	2	2
Paid-in capital	321,444	1,718
Retained earnings	2,641	124,519
Accumulated other comprehensive income	4,875	63,518

	328,962	189,757

Total liabilities and shareholders' equity	$1,477,094	$730,642

See notes to condensed consolidated financial statement

Polypore, Inc.

Condensed consolidated statements of income (unaudited)

	Post-Transaction	Pre-Transaction
(in thousands, except per share data)	May 2, 2004 through July 3, 2004	January 4, 2004 through May 1, 2004	Six Months Ended June 28, 2003

Net sales	$88,729	$179,273	$210,018
Cost of goods sold	58,150	110,084	138,885

Gross profit	30,579	69,189	71,133
Selling, general and administrative expenses	12,614	24,895	32,854
In process research and development	5,280	—	—

Operating income	12,685	44,294	38,279
Other (income) expense:
Interest expense, net	8,372	6,048	10,618
Foreign currency and other	370	(951)	513
Unrealized (gain) loss on derivative instrument	—	(1,321)	(163)

	8,742	3,776	10,968

Income before income taxes	3,943	40,518	27,311
Income taxes	1,302	13,685	10,924

Net income	2,641	26,833	16,387
Redeemable preferred stock dividends	—	(424)	(418)

Net income applicable to common stock	$2,641	$26,409	$15,969

Net income per common share—basic	$17.03	$170.29	$102.97
Net income per common share—diluted	$17.03	$170.29	$102.97

See notes to condensed consolidated financial statements

Polypore, Inc.

Condensed consolidated statements of cash flows (unaudited)

	Post-Transaction	Pre-Transaction
(in thousands, except per share data)	May 2, 2004 through July 3, 2004	January 4, 2004 through May 1, 2004	Six Months Ended June 28, 2003

Operating activities:
Net income	$2,641	$26,833	$16,387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,224	14,409	18,423
Amortization expense	2,908	808	1,214
(Gain) loss on disposal of property, plant and equipment, net	—	(1,432)	—
Foreign currency and other	594	334	698
Unrealized gain on derivative instrument	—	(1,321)	(163)
Deferred income taxes	(6,702)	(59)	(281)
Changes in operating assets and liabilities:
Accounts receivable	(6,423)	(13,189)	(16,019)
Inventories	5,144	(1,434)	(7,232)
Prepaid and other current assets	(89)	(107)	169
Accounts payable and accrued liabilities	1,340	4,160	7,108
Other, net	575	(209)	132

Net cash provided by operating activities	4,212	28,911	20,436
Investing activities:
Purchases of property, plant and equipment	(2,187)	(5,497)	(24,898)
Proceeds from sale of property, plant and equipment	—	1,923	—

Net cash used in investing activities	(2,187)	(3,574)	(24,898)
Financing activities:
Principal payments on debt	(262,015)	(7,923)	(6,798)
Proceeds from debt	819,335	610	—
Borrowings on revolving credit agreement	1,500	—	—
Payments on revolving credit agreement	(10,000)	—	—
Loan acquisition costs	(19,405)	(59)	—
Payments made in connection with change in ownership	(867,369)	—	—
Proceeds from equity investment	321,446	—	—

Net cash used in financing activities	(16,508)	(7,372)	(6,798)
Effect of exchange rate changes on cash and cash equivalents	(563)	(2,156)	1,017

Net (decrease) increase in cash and cash equivalents	(15,046)	15,809	(10,243)
Cash and cash equivalents at beginning of period	35,872	20,063	24,606

Cash and cash equivalents at end of the period	$20,826	$35,872	$14,363

Supplemental cash flow information:
Cash paid for interest	$9	$5,143	$22,163
Cash paid for income taxes	5,207	7,607	5,615
Supplemental non-cash financing activities:
Unpaid dividends on preferred stock	$—	$424	$418

See notes to condensed consolidated financial statements

Polypore, Inc.
Notes to condensed consolidated financial statements
Six months ended July 3, 2004
(unaudited)

1.    Description of Business and Transaction

 Description of Business—Polypore, Inc. (the "Company") is a leading worldwide manufacturer and marketer of microporous membranes for use in energy storage and separations media applications. The Company has a global presence in the major geographic markets of North America, South America, Western Europe and the Asia-Pacific region.

Change in Ownership—On January 30, 2004, the Company and its shareholders entered into a Stock Purchase Agreement with PP Acquisition Corporation ("PP Acquisition"). On May 13, 2004, the Company and its stockholders consummated the stock purchase agreement with PP Acquisition, pursuant to which PP Acquisition purchased all of the outstanding shares of the Company's capital stock (the "Transaction"). The aggregate purchase price, including acquisition related costs, was approximately $1,150,073,000 in cash. In connection with the Transaction, PP Acquisition obtained a new credit facility with initial borrowings of approximately $414,920,000, issued 8.75% senior subordinated notes with a face amount of $405,915,000 and received equity contributions from its shareholders of $320,385,000. PP Acquisition used the net proceeds from the new credit facility, the issuance of senior subordinated debt and equity contributions to pay the net purchase price to the existing shareholders, repay all outstanding indebtedness under the Company's existing credit facility and pay transaction related fees and expenses. At the time of closing of the acquisition, PP Acquisition merged with and into the Company, with the Company as the surviving corporation.

The acquisition of the Company by PP Acquisition was accounted for as a purchase in conformity with FASB Statement No. 141, Business Combinations ("FAS 141") and FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"). The total cost of the merger of PP Acquisition with and into the Company has been recorded as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of May 13, 2004, the date of the merger. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of independent appraisals and certain accruals to be recorded in connection with the Transaction. The excess of the purchase price over the fair value of the net assets purchased was approximately $518,456,000 and was allocated to goodwill. The goodwill is not deductible for income tax purposes. For accounting purposes, the Transaction was accounted for as if it had occurred on the last day of the Company's fiscal month ended May 2, 2004, which is the closest fiscal month end to May 13, 2004, the closing date of the Transaction.

1. Description of Business and Transaction (continued)

 The following table summarizes the purchase price allocation based upon the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

(in thousands)

Current assets	$194,747
Property, plant and equipment	479,051
Intangible assets	256,435
Goodwill	518,456
Other assets	18,683

Total assets acquired	1,467,372
Current liabilities	74,754
Debt, less current portion	819,790
Pension, postretirement and post employment benefits	48,356
Deferred income taxes	181,926
Other	22,464

Total liabilities assumed	1,147,290

Net assets acquired	$320,082

The following unaudited pro forma financial data summarizes the results of operations for the six-month periods ended July 3, 2004 and June 28, 2003 as if the transaction had occurred as of the beginning of each individual period. Unaudited pro forma results below are based on historical results of operations and include adjustments for depreciation, amortization and interest expense associated with the Transaction and the related income tax effects of these adjustments. The pro forma amounts do not necessarily reflect actual results that would have occurred:

	July 3, 2004	June 28, 2003
(in thousands, except per share data)	Six Months ended

Net sales	$268,002	$210,018
Net income	$19,954	$5,492
Net income per common share-basic and diluted	$128.66	$35.41

2.    Basis of Presentation

 For purposes of presentation, the accompanying unaudited condensed statements of operations and cash flows for the period from January 4, 2004 through May 1, 2004 and the six months ended June 28, 2003 reflect the operating results and cash flows of the Company prior to the Transaction. The unaudited condensed statement of operations and cash flows for the period from May 2, 2004 through July 3, 2004 reflects the operating results and cash flows of the Company subsequent to the Transaction.

The accompanying unaudited condensed consolidated financial statements of Polypore, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the unaudited condensed consolidated financial statements and notes do not contain certain information included in the Company's annual financial statements. In the opinion of management, all normal and recurring adjustments that are considered necessary for a fair presentation have been made. Operating results for the period from January 4, 2004 through May 1, 2004 and the period from May 2, 2004 through July 3, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended January 1, 2005. The consolidated financial statements should be read in conjunction with the annual audited financial statements for the year ended January 3, 2004 included in this registration statement.

3.    Inventories

 Inventories are carried at the lower of cost or market using the first-in, first-out ("FIFO") method of accounting. For purchase accounting, the value of inventory on hand at May 2, 2004 was increased by $18,505,000 to reflect the fair value of such inventory, less cost to sell. Operating results for the period from May 2, 2004 through July 3, 2004 include an $8,490,000 increase in cost of goods sold representing the write-off of the inventory purchase accounting adjustment for inventory that was sold during this period. The Company believes that the remaining inventory purchase accounting adjustment will be charged to costs of goods sold in the third quarter.

Inventories consist of the following:

(in thousands)	July 3, 2004	January 3, 2004

Raw materials	$20,409	$20,179
Work-in-process	11,401	9,230
Finished goods	42,247	31,532

Total	$74,057	$60,941

4.    Property, Plant and Equipment

 Property, plant and equipment consists of:

(in thousands)	July 3, 2004	January 3, 2004

Cost:
Land	$24,580	$15,005
Buildings and land improvements	103,982	121,194
Machinery and equipment	321,432	449,408
Construction in progress	37,999	29,764

	487,993	615,371
Less accumulated depreciation	(4,253)	(134,769)

	$483,740	$480,602

5.    Intangibles, Loan Acquisition and Other Costs

 Intangibles, loan acquisition and other costs are as follows:

	July 3, 2004		January 3, 2004
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible assets subject to amortization:
Supply agreement	$9,070	$317	$19,818	$8,067
Customer relationships	177,414	1,816	—	—
Technology and patents	34,984	728	1,165	661
Loan acquisition costs and other	20,256	476	12,693	7,213
Intangible assets not subject to amortization:
Trade names	9,981	—	—	—

Total	$251,705	$3,337	$33,676	$15,941

Operating results for the period from May 2, 2004 through July 3, 2004 include a one-time charge for purchased IPR&D of $5,280,000.

6.    Goodwill

 The changes in carrying amount of goodwill are as follows (in thousands):

Balance as of January 3, 2003	$32,200
Foreign currency translation adjustment	(748)

Balance as of May 2, 2004	31,452
Purchase accounting adjustment	487,004

Balance as of July 3, 2004	$518,456

Goodwill recorded in purchase accounting will be allocated to segments upon the finalization of independent appraisals and certain accruals to be recorded in connection with the Transaction.

7.    Debt

 Debt, in order of priority, consists of:

(in thousands)	July 3, 2004	January 3, 2004

Senior credit facilities:
Revolving credit facility	$—	$10,000
Term loan facility	413,772	266,645
8.75% senior subordinated notes	407,385	—
Other	4,615	7,483

	825,772	284,128
Less current maturities	4,333	33,609

Long-term debt	$821,439	$250,519

As discussed in Note 1, on May 13, 2004 all indebtedness under the Company's former revolving credit facility and term loans was paid. In connection with the Transaction, PP Acquisition obtained a new senior secured credit agreement. The new senior secured credit facilities provide for senior secured financing of up to approximately $503,420,000, consisting of a $370,000,000 million term loan facility, €36,000,000 term loan facility ($43,772,400 at July 3, 2004) and a $90,000,000 revolving loan facility. The term loan facilities mature in November 2011 and the revolving loan facility matures in May 2010. Interest rates under the new senior secured credit facilities are, at the Company's option, equal to either an alternate base rate or an adjusted LIBO rate, plus an applicable margin percentage. The applicable margin percentage is initially equal to 1.50% for alternate base rate loans or 2.50% for adjusted LIBO rate revolving loans. The new senior secured credit facilities will require scheduled quarterly payments of principal on the term loans at the end of each fiscal quarter beginning on October 2, 2004 in aggregate annual amounts equal to 1% of the original aggregate principal amount of the term loans. The Company and its domestic subsidiaries guarantee indebtedness under the credit facility. Substantially all assets of the Company and its domestic subsidiaries and a first priority pledge of 66% of the voting capital stock of its foreign subsidiaries secure indebtedness under the credit facility. The senior secured credit facility is subject to covenants customary for financings of this type, and includes maximum leverage ratio, minimum interest coverage ratio, and limitations on capital spending. On July 31, 2004, the credit agreement was amended. The applicable margin percentage under the amended credit agreement will be equal to 1.25% for alternate base rate loans or 2.25% for adjusted LIBO rate loans.

In connection with the Transaction, the Company issued $225,000,000 8.75% senior subordinated dollar notes due 2012 and €150,000,000 ($182,385,000 at July 3, 2004) 8.75% senior subordinated euro notes due 2012 (collectively, the "Notes"). The Notes mature on May 15, 2012. Interest on the Notes accrues from the issue date, and the first interest payment is due on November 15, 2004. The Notes are subordinated to all our existing and future senior debt, rank equally with all our other senior subordinated debt and rank senior to all our existing and future subordinated debt. The Company and its domestic subsidiaries, subject to certain exceptions, guarantee the Notes.

8.    Pension and Other Postretirement Benefits

 FASB Statement of Financial Accounting Standards (SFAS) 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits(Statement 132R), became effective for us on January 4, 2004. Under SFAS 132R, certain disclosures in interim financial statements are required.

The Company and its subsidiaries sponsor multiple defined benefit pension plans, which are substantially located at subsidiaries outside of the U.S., and an other postretirement benefit plan located in the U.S.

The following tables provides the components of net periodic benefit cost:

	Pension Plans
	Post-Transaction	Pre-Transaction
(in thousands)	May 2, 2004 through July 3, 2004	January 4, 2004 through May 1, 2004	Six Months Ended June 28, 2003

Service cost	$302	$604	$912
Interest cost	445	891	1,304
Expected return on plan assets	(131)	(261)	(434)
Amortization of prior service cost	—	57	90
Recognized net actuarial loss	24	48	136

Net periodic benefit cost (income)	$640	$1,339	$2,008

	Other Postretirement Benefits
	Post-Transaction	Pre-Transaction
	May 2, 2004 through July 3, 2004	January 4, 2004 through May 1, 2004	Six Months Ended June 28, 2003

Service cost	$5	$9	$—
Interest cost	19	39	62
Expected return on plan assets	—	—	—
Amortization of prior service cost	—	(16)	(4)
Recognized net actuarial loss (gain)	1	1	(130)

Net periodic benefit cost (income)	$25	$33	$(72)

The information presented in this footnote does not reflect the Medicare Prescription Drug Improvement and Modernization Act of 2003 signed into law December 8, 2003. Specifically, the measures of the Accumulated Postretirement Benefit Obligation and the Net Periodic Postretirement Benefit cost shown do not reflect this Act. Specific authoritative guidance on the accounting treatment of the Act is pending and upon issuance, may require a change in previously reported information.

Polypore, Inc.
Notes to condensed consolidated financial statements
Six months ended July 3, 2004
(unaudited)

9. Income Taxes

Income tax expense as a percentage of income before income taxes was 34% for the periods from January 4, 2004 through May 1, 2004 and May 2, 2004 through July 3, 2004, as compared to the 40% effective tax rate for the six months ended June 28, 2003. The reduction in the effective tax rate was due primarily to lower foreign income taxes due to the benefit of a tax restructuring and increased tax benefits generated by higher foreign sales.

10. Segment Information

The Company's operations are principally managed on a products basis and are comprised of two reportable segments: energy storage and separations media. The energy storage segment produces and markets membranes that provide the critical function of separating the cathode and anode in a variety of battery markets, including lithium, industrial and transportation applications. The separations media segment produces and markets membranes used as the high technology filtration element in various medical and industrial applications.

The Company evaluates the performance of segments and allocates resources to segments based on operating income before interest, income taxes, depreciation and amortization.

10. Segment Information (continued)

Financial information relating to the reportable operating segments is presented below:

	Post-Transaction	Pre-Transaction
(In thousands)	May 2, 2004 through July 3, 2004	January 4, 2004 through May 1, 2004	Six Months Ended June 28, 2003

Net sales to external customers:
Energy storage	$60,204	$119,436	$134,751
Separations media	28,525	59,837	75,267

Total net sales to external customers	$88,729	$179,273	$210,018

Operating income:
Energy storage	$6,217	$33,714	$27,006
Separations media	6,468	10,580	11,273

Total operating income	12,685	44,294	38,279
Reconciling items:
Interest expense	8,372	6,048	10,618
Other	370	(2,272)	350

Total consolidated income before income taxes	$3,943	$40,518	$27,311

Depreciation and amortization:
Energy storage	$4,338	$7,208	$9,715
Separations media	2,794	8,009	9,922

Total depreciation and amortization	$7,132	$15,217	$19,637

Capital expenditures:
Energy storage	$1,683	$3,289	$12,192
Separations media	503	2,208	12,706

Total capital expenditures	$2,186	$5,497	$24,898

(in thousands)	July 3, 2004	January 3, 2004

Assets:
Energy storage	$524,919	$343,503
Separations media	407,878	371,662
Corporate assets	544,297	15,477

Total assets	$1,477,094	$730,642

11. Net Income Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Post-Transaction	Pre-Transaction
(in thousands except share and per share data)	May 2, 2004 through July 3, 2004	January 4, 2004 through May 1, 2004	Six Months Ended June 28, 2003

Numerator:
Net income	$2,641	$26,833	$16,387
Less redeemable preferred stock dividends	—	(424)	(418)

Numerator for net income per share—income available to common shareholders	$2,641	$26,409	$15,969

Denominator for net income per share—weighted average shares	155,086	155,086	155,086

Basic earnings per common share	$17.03	$170.29	$102.97

Diluted earnings per common share	$17.03	$170.29	$102.97

12. Affiliate Transactions

The Company's corporate headquarters were housed in space leased by a former shareholder of the Company from an affiliate of the former shareholder. A portion of the lease payments and other expenses, primarily insurance and allocated other direct costs, were charged to the Company. Such amounts approximated $165,000 for the period from January 4, 2004 through May 1, 2004, $160,000 for the period from May 2, 2004 through July 3, 2004 and $1,769,000 for the six months ended June 28, 2003. At January 3, 2004, the Company had amounts due from the affiliate of approximately $5,212,000. The amounts due from affiliate were paid to the Company in connection with the Transaction described in Note 1.

13. Comprehensive Income

Total comprehensive income was $7,516,000 for the period from January 4, 2004 through May 1, 2004, $7,819,000 for the period from May 2, 2004 through July 3, 2004, and $44,189,000 for the six months ended June 28, 2003. The difference between net income and total comprehensive income primarily results from foreign currency translation adjustments.

14. Environmental Matters

The Company accrues for environmental obligations when such expenditures are probable and reasonably estimable. Accruals for estimated losses from environmental obligations are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are not discounted to their present value. Recoveries of environmental costs from other parties are recognized as assets when their receipt is deemed probable.

14. Environmental Matters (continued)

In connection with the acquisition of Membrana in 2002, the Company recorded a reserve for environmental obligations that was finalized in 2003. The reserve provides for costs to remediate known environmental issues and operational upgrades which are required in order for the Company to remain in compliance with local regulations. The Company anticipates that expenditures will be completed within the next seven to ten years. The initial estimate and subsequent finalization of the reserve was included in the allocation of purchase price at the date of acquisition.

The Company has indemnification agreements for certain environmental matters from Acordis A.G. ("Acordis") and Akzo Nobel ("Akzo"), the prior owners of Membrana. Akzo originally provided broad environmental protections to Acordis with the right to assign such indemnities to Acordis's successors. Akzo's indemnifications relate to conditions existing prior to December 1999, which is the date that Membrana was sold to Acordis. The Akzo agreement provides indemnification of claims through December 2007, with the indemnification percentage decreasing each year during the coverage period. Through December 2003, Akzo pays 75% of any approved claim. After that, Akzo pays 65% of claims reported through December 2006 and 50% of claims reported through December 2007. Claims indemnified through the Akzo agreement are subject to an aggregate €2,000,000 Euro deductible ($2,417,000 U.S. dollars at June 3, 2004). In addition to the Akzo indemnification, Acordis provides separate indemnification of claims incurred from December 1999 through February 2002, the acquisition date. The Company recorded a non-current receivable, based on the estimated recovery from the indemnification agreements.

15. Subsequent Event

 In connection with our continued efforts to manage costs and in response to the decision of one of our customers to outsource its dialyzer production, we are currently evaluating a number of cost reduction measures relating to our separations media segment. Once finalized, these measures are expected to include employee layoffs, the relocation of certain research and development operations formerly conducted in a leased facility in Europe to facilities where the related manufacturing operation are conducted and other cost reductions. The timing and scope of these restructuring measures are subject to change as we further evaluate our business needs and costs. As a first step in these cost reduction efforts, on September 3, 2004, we announced a layoff of approximately 230 employees at our Wuppertal, Germany facility. We currently expect to record a charge to earnings relating to these layoffs in the third quarter of fiscal 2004 and to realize the related costs savings during fiscal 2005. In connection with our customer's outsourcing of its dialyzer production, we expect to record a loss on raw material purchase commitments in the third quarter of fiscal 2004. Finally, in connection with the relocation of our research and development operations, we expect to record a charge to earnings in the fourth quarter of fiscal 2004 or the first quarter of fiscal 2005. We do not expect to record any impairment to long-lived assets in connection with the relocation. While we cannot predict the exact timing or scope of these restructuring measures with certainty, we currently expect to record losses and charges to earnings relating to the restructuring of approximately €14.0 million (or $16.9 million, based on the U.S. dollar exchange rate in effect on July 3, 2004) in the third quarter of fiscal 2004 and of approximately €3.0 million to €5.0 million (or $3.6 million to $6.0 million, based on the U.S. dollar exchange rate in effect on July 3, 2004) in either the fourth quarter of fiscal 2004 or the first quarter of fiscal 2005.

16. Financial Statements of Guarantors

As noted in Note 1, on May 13, 2004, Polypore and its stockholders consummated a stock purchase agreement with PP Acquisition, pursuant to which PP Acquisition purchased all the outstanding shares of Polypore's capital stock. In connection with the acquisition, the Company obtained borrowings under a new senior secured credit facility and through the issuance of senior subordinated notes, the proceeds of which were used to purchase the Company's capital stock and repay existing indebtedness under the Credit Agreement.

Payment of the senior subordinated notes is unconditionally guaranteed, jointly and severally, on a senior basis by certain of the Company's wholly owned subsidiaries ("Guarantor"). Management has determined that separate complete financial statements of the Guarantor would not be material to users of the financial statements.

The following sets forth condensed consolidating financial statements of the Guarantor and Non-Guarantor subsidiaries (in thousands).

Polypore, Inc.
Notes to condensed consolidated financial statements
Six months ended July 3, 2004
(unaudited)

16. Financial Statements of Guarantors (continued)

Condensed Consolidating Balance Sheet
As of July 3, 2004

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Assets
Cash and cash equivalents	$1,267	$12,018	$7,541	$—	$20,826
Accounts receivable, net	45,580	60,950	—	—	106,530
Inventories	27,582	46,475	—	—	74,057
Other	2,102	3,467	440	—	6,009

Total current assets	76,531	122,910	7,981	—	207,422
Due from affiliates	138,605	333,993	306,965	(779,563)	—
Investment in subsidiaries	172,090	242,549	171,613	(586,252)	—
Property, plant and equipment, net	103,891	379,849	—	—	483,740
Other	203,942	44,553	537,437	—	785,932

Total assets	$695,059	$1,123,854	$1,023,996	$(1,365,815)	$1,477,094

Liabilities and shareholders' equity
Accounts payable, accrued liabilities and other	$13,366	$46,921	$10,605	$—	$70,892
Current portion of debt	15	1,202	3,116	—	4,333

Total current liabilities	13,381	48,123	13,721	—	75,225
Due to affiliates	313,142	365,300	101,121	(779,563)	—
Debt, less current portion	78	3,320	818,041	—	821,439
Pension and postretirement benefits	1,545	35,871	—	—	37,416
Post employment benefits	—	13,060	—	—	13,060
Environmental reserve— non-current	—	21,687	—	—	21,687
Deferred income taxes and other	3,399	77,593	98,313	—	179,305
Shareholders' equity	363,514	558,900	(7,200)	(586,252)	328,962

Total liabilities and shareholder's equity	$695,059	$1,123,854	$1,023,996	$(1,365,815)	$1,477,094

Condensed Consolidating Balance Sheet
As of January 3, 2004

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Assets
Cash and cash equivalents	$1,531	$13,762	$4,770	$—	$20,063
Accounts receivable, net	36,826	52,645	—	—	89,471
Inventories	16,586	44,355	—	—	60,941
Other	1,355	4,594	5,514	—	11,463

Total current assets	56,298	115,356	10,284	—	181,938
Due from affiliates	125,042	231,007	317,246	(673,295)	—
Investment in subsidiaries	171,890	225,627	248,512	(646,029)	—
Property, plant and equipment, net	105,565	375,037	—	—	480,602
Other	35,974	26,693	5,435	—	68,102

Total assets	$494,769	$973,720	$581,477	$(1,319,324)	$730,642

Liabilities and shareholders' equity
Revolving credit obligations	$—	$10,000	$—	$—	$10,000
Accounts payable, accrued liabilities and other	10,797	47,445	9,137	—	67,379
Current portion of debt	16	7,015	16,578	—	23,609

Total current liabilities	10,813	64,460	25,715	—	100,988
Due to affiliates	324,035	260,933	88,327	(673,295)	—
Debt, less current portion	78	5,267	245,174	—	250,519
Pension and postretirement benefits	1,648	35,561	—	—	37,209
Post employment benefits	—	13,808	—	—	13,808
Environmental reserve— non-current	—	22,661	—	—	22,661
Deferred income taxes and other	1,325	81,871	16,283	—	99,479
Redeemable preferred stock	—	—	16,221	—	16,221
Shareholders' equity	156,870	489,159	189,757	(646,029)	189,757

Total liabilities and shareholder's equity	$494,769	$973,720	$581,477	$(1,319,524)	$730,642

Condensed Consolidating Statement of Income
For the period May 2, 2004 through July 3, 2004

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Net sales	$38,359	$50,370	$—	$—	$88,729
Cost of goods sold	23,371	34,779	—	—	58,150

Gross profit	14,988	15,591	—	—	30,579
Selling, general and administrative expenses	7,264	5,350	—	—	12,614
In process research and development	5,280	—	—	—	5,280

Operating income	2,444	10,241	—	—	12,685
Other expense, net	(230)	749	8,223	—	8,742
Equity in earnings of subsidiaries	—	—	(8,034)	8,034	—

Income before income taxes	2,674	9,492	(189)	(8,034)	3,943
Income taxes	1,048	3,084	(2,830)	—	1,302

Net income	1,626	6,408	2,641	(8,034)	2,641
Redeemable preferred stock dividends	—	—	—	—	—

Net income applicable to common stock	$1,626	$6,408	$2,641	$(8,034)	$2,641

Condensed Consolidating Statement of Income
For the period January 4, 2004 through May 1, 2004

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Net sales	$76,282	$102,991	$—	$—	$179,273
Cost of goods sold	34,714	75,370	—	—	110,084

Gross profit	41,568	27,621	—	—	69,189
Selling, general and administrative expenses	13,105	11,790	—	—	24,895

Operating income	28,463	15,831	—	—	44,294
Other expense, net	(285)	(543)	4,604	—	3,776
Equity in earnings of subsidiaries	—	—	(30,056)	30,056	—

Income before income taxes	9,779	16,374	25,452	(30,056)	40,518
Income taxes	9,779	5,291	(1,381)	—	13,685

Net income	18,973	11,083	26,833	(30,056)	26,833
Redeemable preferred stock dividends	—	—	(424)	—	(424)

Net income applicable to common stock	$18,973	$11,083	$26,409	$(30,056)	$26,409

Condensed Consolidating Statement of Income
For the six months ended June 28, 2003

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Net sales	$83,700	$126,318	$—	$—	$210,018
Cost of goods sold	46,922	91,963	—	—	138,885

Gross profit	36,778	34,355	—	—	71,133
Selling, general and administrative expenses	17,050	15,804	—	—	32,854

Operating income	19,728	18,551	—	—	38,279
Other expense, net	(165)	2,118	9,015	—	10,968
Equity in earnings of subsidiaries	—	—	(22,748)	22,748	—

Income before income taxes	19,893	16,433	13,733	(22,748)	27,311
Income taxes	8,287	5,291	(2,654)	—	10,924

Net income	11,606	11,142	16,387	(22,748)	16,387
Redeemable preferred stock dividends	—	—	(418)	—	(418)

Net income applicable to common stock	$11,606	$11,142	$15,969	$(22,748)	$15,969

Condensed Consolidating Statement of Cash Flows
For the period May 2, 2004 through July 3, 2004

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Net cash provided by operating activities	$(1,147)	$4,082	$—	$1,277	$4,212
Investing activities
Purchases of property, plant and equipment	(1,000)	(1,187)	—	—	(2,187)

Net cash used in investing activities	(1,000)	(1,187)	—	—	(2,187)
Financing activities
Principal payments on debt	—	(81)	(261,934)	—	(262,015)
Proceeds from debt	—	—	819,335	—	819,335
Payments on revolving credit agreement	—	—	(10,000)	—	(10,000)
Borrowings on the revolving credit agreement	—	—	1,500	—	1,500
Loan acquisition costs	—	—	(19,405)	—	(19,405)
Payments made in connection with change in ownership	—	—	(867,369)	—	(867,369)
Proceeds from equity investment	—	—	321,446	—	321,446
Payment of dividends	4,140	(4,140)	—	—	—
Intercompany transactions, net	(8,397)	(10,178)	19,852	(1,277)	—

Net cash provided by (used in) financing activities	(4,257)	(14,399)	(3,425)	(1,277)	(16,508)
Effect of exchange rate changes on cash and cash equivalents	—	(563)	—	—	(563)

Net decrease in cash and cash equivalents	(6,404)	(12,067)	(3,425)	—	(15,046)
Cash and cash equivalents at beginning of period	11,788	24,084	—	—	35,872

Cash and cash equivalents at end of period of year	$5,384	$12,017	$3,425	$—	$20,826

Condensed Consolidating Statement of Cash Flows
For the period January 4, 2004 through May 1, 2004

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Net cash provided by operating activities	$14,891	$16,640	$—	$(2,620)	$28,911
Investing activities
Purchases of property, plant and equipment	(2,958)	(2,539)	—	—	(5,497)
Proceeds from sale of property, plant and equipment	—	1,923	—	—	1,923

Net cash used in investing activities	(2,958)	(616)	—	—	(3,574)
Financing activities
Principal payments on debt	—	(3,778)	(4,145)	—	(7,923)
Proceeds from debt	—	610	—	—	610
Loan acquisition costs	—	—	(59)	—	(59)
Intercompany transactions, net	(6,028)	(141)	3,549	2,620	—

Net cash provided by (used in) financing activities	(6,028)	(3,309)	(655)	2,620	(7,372)
Effect of exchange rate changes on cash and cash equivalents	237	(2,393)	—	—	(2,156)

Net increase in cash and cash equivalents	6,142	10,322	(655)	—	15,809
Cash and cash equivalents at beginning of period	1,531	13,762	4,770	—	20,063

Cash and cash equivalents at end of period	$7,673	$24,084	$4,115	$—	$35,872

Condensed Consolidating Statement of Cash Flows
For the six months ended June 28, 2003

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated

Net cash provided by operating activities	$15,231	$17,726	$(2,594)	$(9,927)	$20,436
Investing activities
Purchase of property, plant and equipment	(11,936)	(12,962)	—	—	(24,898)

Net cash used in investing activities	(11,936)	(12,962)	—	—	(24,898)
Financing activities
Principal payments on debt	—	—	(6,798)	—	(6,798)
Intercompany transactions, net	(5,350)	(9,841)	5,264	9,927	—

Net cash provided by (used in) financing activities	(5,350)	(9,841)	(1,534)	9,927	(6,798)
Effect of exchange rate changes on cash and cash equivalents	—	1,017	—	—	1,017

Net decrease in cash and cash equivalents	(2,055)	(4,060)	(4,128)	—	(10,243)
Cash and cash equivalents at beginning of period	3,708	12,456	8,442	—	24,606

Cash and cash equivalents at end of period	$1,653	$8,396	$4,314	$—	$14,363

All tendered original senior subordinated notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

Exchange Agent:

The Bank of New York

FOR THE 8 3/4% SENIOR SUBORDINATED DOLLAR NOTES DUE 2012	FOR THE 8 3/4% SENIOR SUBORDINATED EURO NOTES DUE 2012
By Mail, Hand or Courier: The Bank of New York Corporate Trust Department Reorganization Unit 101 Barclay Street Floor 7 East New York, New York 10286 Attention: Carolle Montreuil	By Mail, Hand or Courier: The Bank of New York, London Branch Corporate Trust Department Reorganization Unit 30 Cannon Street London EC4 M6XH England Attention: Julie McCarthy
By Facsimile: (212) 298-1915	By Facsimile: 44 207 964 7294
Confirm By Telephone: (212) 815-5920	Confirm By Telephone: 44 207 964 6513

Dealer Prospectus Delivery Obligation

Until February 1, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

OFFERS TO EXCHANGE

$225.0 million aggregate principal amount of its 8 3/4% senior subordinated dollar notes due 2012 and €150.0 million aggregate principal amount of its 8 3/4% senior subordinated euro notes due 2012 registered under the Securities Act of 1933 for any and all outstanding 8 3/4% senior subordinated dollar notes due 2012 and any and all outstanding 8 3/4% senior subordinated euro notes due 2012

PROSPECTUS

                      , 2004

Part II
Information not required in Prospectus

Item 20. Indemnification of Directors and Officers.

We, Daramic, LLC, Celgard, LLC and Daramic International, Inc. are incorporated or formed, as the case may be, under the laws of the State of Delaware. Section 145 of the Delaware General Corporate Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, penalties, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before they can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions as are set forth in the limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Our bylaws and the bylaws of Daramic International, Inc. and Polypore Holdings, Inc. generally provide for the indemnification of our and their respective officers and directors to the fullest extent permitted under Delaware law. The limited liability company agreements of Daramic, LLC and Celgard, LLC do not impose any standards or restrictions on the ability of these limited liability companies to indemnify any member or managers or other persons.

We have entered into Director and Officer Indemnification Agreements with certain of our directors and officers. The indemnification agreements provide that we will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of Polypore or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at the request of Polypore, (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of Polypore or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee's status as a current or former director, officer, employee or agent of Polypore or as a current or former director, officer, employee, member, manager, trustee or agent of Polypore or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by Polypore prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee's service as a director and/or officer of Polypore and for a reasonable period of time thereafter, which such period may be determined by Polypore in its sole discretion, Polypore is obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of Polypore that is substantially comparable in scope and amount to that provided by Polypore's current policies of directors' and officers' liability insurance.

We maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (A)
  Exhibits.

A list of exhibits filed with this Registration Statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21(a) by reference.

  (B)
  Financial Statement Schedule.

See Financial Statement Schedule attached hereto.

Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in he opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (a)
  The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Polypore, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of November, 2004.

POLYPORE, INC.
By:	/s/ FRANK NASISI Name: Frank Nasisi Title: President, Chief Executive Officer and Director

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK NASISI Frank Nasisi	President, Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2004
* Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 1, 2004
* David Barr	Director	November 1, 2004
* Michael Graff	Director	November 1, 2004
* Kevin Kruse	Director	November 1, 2004

Frank Nasisi, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant's Registration Statement on September 23, 2004.

Signature	Title

/s/ FRANK NASISI Frank Nasisi	Attorney-in-Fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Daramic, LLC has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of November, 2004.

DARAMIC, LLC
By:	Polypore, Inc., as sole member
By:	/s/ FRANK NASISI Name: Frank Nasisi Title: President, Chief Executive Officer and Director

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK NASISI Frank Nasisi	President, Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2004
* Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 1, 2004

Frank Nasisi, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant's Registration Statement on September 23, 2004.

Signature	Title

/s/ FRANK NASISI Frank Nasisi	Attorney-in-Fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Celgard, LLC has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of November, 2004.

CELGARD, LLC
By:	Polypore, Inc., as sole member
By:	/s/ FRANK NASISI Name: Frank Nasisi Title: President, Chief Executive Officer and Director

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK NASISI Frank Nasisi	President, Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2004
* Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 1, 2004

Frank Nasisi, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant's Registration Statement on September 23, 2004.

Signature	Title

/s/ FRANK NASISI Frank Nasisi	Attorney-in-Fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Daramic International, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of November, 2004.

DARAMIC INTERNATIONAL, INC.
By:	/s/ FRANK NASISI Name: Frank Nasisi Title: President, Chief Executive Officer and Director

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK NASISI Frank Nasisi	President, Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2004
* Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 1, 2004
* David Barr	Director	November 1, 2004
* Michael Graff	Director	November 1, 2004
* Kevin Kruse	Director	November 1, 2004

Frank Nasisi, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant's Registration Statement on September 23, 2004.

Signature	Title

/s/ FRANK NASISI Frank Nasisi	Attorney-in-Fact

Exhibit Index

Exhibit No.	Description of Exhibit

3.1	Certificate of Incorporation of Polypore, Inc.*
3.2	Bylaws of Polypore, Inc.*
3.3	Certificate of Formation of Celgard, LLC (f/k/a Celgard, Inc.)*
3.4	Limited Liability Company Agreement of Celgard, LLC (f/k/a Celgard, Inc.)*
3.5	Certificate of Formation of Daramic, LLC*
3.6	Limited Liability Company Agreement of Daramic, LLC (f/k/a Daramic, Inc.)*
3.7	Certificate of Incorporation of Daramic International, Inc.*
3.8	Bylaws of Daramic International, Inc., as amended*
4.1	Indenture, dated as of May 13, 2004, by and among PP Acquisition Corporation (merged with and into Polypore, Inc.), the Guarantors (as defined therein) and The Bank of New York, as Trustee*
4.2	Form of 8 3/4% senior subordinated dollar notes due 2012*
4.3	Form of 8 3/4% senior subordinated euro notes due 2012*
4.4
Registration Rights Agreement, dated as of May 13, 2004, by and among PP Acquisition (merged with and into Polypore, Inc.), the Guarantors (as defined therein), J.P. Morgan Securities Inc. acting as representative of the Dollar Initial Purchasers (as defined therein) and J.P. Morgan Securities Ltd. acting as representative of the Euro Initial Purchasers (as defined therein)*
5.1	Opinion of Willkie Farr & Gallagher LLP
8.1	Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters
10.1	Stock Purchase Agreement, dated as of January 30, 2004, by and among Polypore, Inc., PP Acquisition Corporation and the stockholders of Polypore, Inc.*
10.2
Credit Agreement, dated as of May 13, 2004, by and among PP Holdings Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent*
10.3
Amendment to Credit Agreement, dated as of May 13, 2004, by and among PP Holdings Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent*
10.4	Guarantee and Collateral Agreement, dated as of May 13, 2004, by and among PP Holdings Corporation, PP Acquisition Corporation and the subsidiaries of PP Acquisition Corporation identified therein*
10.5	Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, dated as of May 13, 2004, made by Daramic, LLC (f/k/a Daramic, Inc.) to JPMorgan Chase Bank, as Administrative Agent*

10.6	Mortgage, Fixture Filing and Assignment of Leases and Rents, dated as of May 13, 2004, made by Daramic, LLC (f/k/a Daramic, Inc.) to JPMorgan Chase Bank, as Administrative Agent*
10.7
Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rent with Provision for Future Advances, dated as of May 13, 2004, made by Celgard, LLC (f/k/a Celgard, Inc.) to JPMorgan Chase Bank, as Administrative Agent*
10.8	Tax Sharing Agreement, dated as of May 13, 2004, by and among Polypore International, Inc., PP Holding Corporation and Polypore, Inc.*
10.9	Stockholders' Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC and Polypore International, Inc.*
10.10
Registration Rights Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC, Polypore International, Inc. and certain other persons a party thereto*
10.11	Polypore International, Inc. 2004 Stock Option Plan*
10.12	Polypore International, Inc. 2004 Stock Incentive Plan*
10.13	Severance Agreement, dated as of December 10, 2003, by and among Polypore, Inc. and Frank Nasisi*
10.14	Severance Agreement, dated as of December 8, 2003, by and among Polypore, Inc. and Lynn Amos*
10.15	Severance Agreement, dated as of December 10, 2003, by and among Polypore, Inc. and Brad Reed*
10.16	Severance Agreement, dated as of December 19, 2003, by and among Polypore, Inc. and Stefan Geyler*
10.17	Term Sheet regarding Employment Agreement between Polypore, Inc. and Frank Nasisi*
10.18	Form of Indemnification Agreement entered into between Polypore, Inc. and certain employees of Polypore, Inc.*
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Polypore, Inc.*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Willkie Farr & Gallagher LLP (included as part of its opinion filed as Exhibit 5.1 hereto)*
24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in the signature pages to the Registration Statement)*
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Bank of New York, as Trustee, with respect to the Indenture*
99.1	Form of Letter of Transmittal*
99.2	Form of Letter to Nominees*
99.3	Form of Letter to Clients*
99.4	Form of Notice of Guaranteed Delivery*

*
Previously filed.

Report of Independent Registered Public Accounting Firm on Financial Schedule

The Board of Directors
Polypore, Inc.

We have audited the consolidated financial statements of Polypore, Inc., as of January 3, 2004 and December 31, 2002, and for each of the three years in the period ended January 3, 2004, and have issued our report thereon dated February 25, 2004, except for Note 18 as to which the date is May 13, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

May 13, 2004
Greenville, South Carolina

S-1

Polypore, Inc.

Financial statement schedule—Valuation and qualifying accounts

For the years ended January 3, 2004, December 28, 2002 and December 29, 2001

		Additions
(in thousands)	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts- describe		Deductions- describe		Balance at end of period

Year ended January 3, 2004:
Allowance for doubtful accounts	$3,059	$1,985	$666	(1)	$(386	)(2)	$5,324
Valuation allowance of deferred tax asset	3,519	—	—		(3,035	)(3)	484

	$6,578	$1,985	$666		$(3,421)		$5,808

Year ended December 28, 2002:
Allowance for doubtful accounts	$808	$989	$1,372	(4)	$(110	)(2)	$3,059
Valuation allowance of deferred tax asset	2,392	1,987	—		(860	)(3)	3,519

	$3,200	$2,976	$1,372		$970		$6,578

Year ended December 29, 2001:
Allowance for doubtful accounts	$763	$99	$(27	)(1)	$(27	)(2)	$808
Valuation allowance of deferred tax asset	727	1,665	—		—		2,392

	$1,490	$1,764	$(27)		$(27)		$3,200

(1) Foreign currency translation adjustment.

(2) The amount represents charge-offs net of recoveries.

(3) Utilization and expiration of foreign tax credits that were previously considered to be unrealizable and the utilization of foreign net operating losses.

(4) Allowance for doubtful accounts recorded in purchase accounting, net of foreign currency translation adjustment.

S-2

QuickLinks

Schedule A Subsidiary Guarantors
Table of contents
Forward-looking statements
Selling Restrictions
Prospectus summary
The exchange offer
Summary of the terms of the exchange notes
Regulatory approvals
Appraisal rights
Risk factors
Summary historical and pro forma consolidated financial data
Risk factors
Use of proceeds
The exchange offer
Capitalization
Unaudited pro forma consolidated financial information
Polypore, Inc. Unaudited pro forma consolidated statement of operations Six months ended July 3, 2004
Polypore, Inc. Notes to unaudited pro forma consolidated statement of operations Six months ended July 3, 2004
Polypore, Inc. Unaudited pro forma consolidated statement of operations Year ended January 3, 2004
Polypore, Inc. Notes to unaudited pro forma consolidated statement of operations Year ended January 3, 2004
Selected historical consolidated financial data
Management's discussion and analysis of financial condition and results of operations
Business
Management
Summary compensation table
Pension table
Principal stockholders
Certain relationships
Description of other indebtedness
Description of the exchange notes
Book-entry settlement and clearance
Material United States federal income tax considerations
Plan of distribution
Legal matters
Experts
Where you can find more information
Index to financial statements
Report of Independent Registered Public Accounting Firm
Polypore, Inc. Consolidated balance sheets
Polypore, Inc. Consolidated statements of income
Polypore, Inc. Consolidated statements of shareholders' equity
Polypore, Inc. Consolidated statements of cash flows
Polypore, Inc. Notes to consolidated financial statements January 3, 2004
Condensed consolidating balance sheet as of January 3, 2004
Condensed consolidating balance sheet as of December 28, 2002
Condensed consolidating statements of income for the fiscal year ended January 3, 2004
Condensed consolidating statements of income for the fiscal year ended December 28, 2002
Condensed consolidating statements of income for the fiscal year ended December 29, 2001
Condensed consolidating statement of cash flows for the fiscal year ended January 3, 2004
Condensed consolidating statement of cash flows for the fiscal year ended December 28, 2002
Condensed consolidating statement of cash flows for the fiscal year ended December 29, 2001
Polypore, Inc. Condensed consolidated balance sheets (unaudited)
Polypore, Inc. Condensed consolidated statements of income (unaudited)
Polypore, Inc. Condensed consolidated statements of cash flows (unaudited)
Polypore, Inc. Notes to condensed consolidated financial statements Six months ended July 3, 2004 (unaudited)
Exchange Agent: The Bank of New York
Dealer Prospectus Delivery Obligation
Part II Information not required in Prospectus
Signatures
Power of Attorney
Signatures
Power of Attorney
Signatures
Power of Attorney
Signatures
Power of Attorney
Exhibit Index
Report of Independent Registered Public Accounting Firm on Financial Schedule
Polypore, Inc. Financial statement schedule—Valuation and qualifying accounts For the years ended January 3, 2004, December 28, 2002 and December 29, 2001